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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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Clear Channel Outdoor Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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Clear Channel Outdoor Holdings, Inc.
P.O. Box 659512
San Antonio, Texas 78265-9512
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 25, 2007
          As a stockholder of Clear Channel Outdoor Holdings, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of stockholders of Clear Channel Outdoor Holdings, Inc. to be held at The Airport Doubletree Hotel, 37 NE Loop 410, San Antonio, Texas 78216, on April 25, 2007, at 8:00 a.m. local time, for the following purposes:
1.	to elect two directors to serve for a three year term;

2.	to approve the adoption of the Clear Channel Outdoor Holdings, Inc. 2006 Annual Incentive Plan. A copy of the 2006 Annual Incentive Plan is attached to this document as Appendix A;

3	to approve the adoption of the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated. A copy of the 2005 Stock Incentive Plan, as amended and restated, is attached to this document as Appendix B; and

4.	to transact any other business which may properly come before the meeting or any adjournment thereof.
          Only stockholders of record at the close of business on March 16, 2007 are entitled to notice of and to vote at the meeting.
          Two cut-out admission tickets are included on the back cover of this document and are required for admission to the meeting. Please contact Clear Channel Outdoor’s Secretary at Clear Channel Outdoor’s corporate headquarters if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 8:00 a.m. local time.
          Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.
By Order of the Board of Directors
Andrew W. Levin
Executive Vice President, Chief Legal Officer and Secretary
San Antonio, Texas
April 13, 2007

2007 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT
          This proxy statement contains information related to the annual meeting of stockholders of Clear Channel Outdoor Holdings, Inc. (referred to herein as “Clear Channel Outdoor,” “Company,” “we,” “our” or “us”) to be held on Wednesday, April 25, 2007, beginning at 8:00 a.m. local time, at the Airport Doubletree Hotel, 37 NE Loop 410, San Antonio, Texas, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about April 13, 2007.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Clear Channel Outdoor’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with Clear Channel Outdoor’s annual meeting of stockholders (the “annual meeting”), which will take place on April 25, 2007. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. Following this proxy statement are excerpts from Clear Channel Outdoor’s 2006 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis. A proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are three proposals scheduled to be voted on at the annual meeting: the election of directors, the approval of the adoption of the Clear Channel Outdoor Holdings, Inc. 2006 Annual Incentive Plan, and the approval of the adoption of the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated.

Q:	Which of my shares may I vote?

A:	All shares of Class A common stock owned by you as of the close of business on March 16, 2007 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Clear Channel Outdoor hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

STOCKHOLDERS OF RECORD: If your shares are registered directly in your name with Clear Channel Outdoor’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by The Bank of New York on behalf of Clear Channel Outdoor. As the stockholder of record, you have the right to grant your voting proxy directly to Clear Channel Outdoor or to vote in person at the annual meeting. Clear Channel Outdoor has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. The election of directors is a routine matter and the approval of the Clear Channel Outdoor Holdings, Inc. 2006 Annual Incentive Plan and the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated, are non-routine matters. Your broker will send you directions on how you can instruct your broker to vote.

If you do not provide instructions to your broker on how to vote your shares on the routine matters, they may either vote your shares on these matters in their discretion or leave your shares unvoted.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Clear Channel Outdoor recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change my vote?

A:	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel Outdoor a proxy card dated later than your last submitted proxy card, notifying the Secretary of Clear Channel Outdoor in writing, or voting at the annual meeting.

Q	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum?

A:	The holders of a majority of the total voting power of the Company’s Class A and Class B common stock entitled to vote and represented in person or by proxy will constitute a quorum at the annual meeting. Broker non-votes (as further described below) and abstentions are both counted toward a quorum.

Under NYSE rules, the proposal to elect directors is considered a “routine matter.” This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not timely furnished voting instructions. In contrast, the proposals to approve the Clear Channel Outdoor Holdings, Inc. 2006 Annual Incentive Plan and the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated, are considered “non-routine matters.” This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them (referred to as “broker non-votes”) and they will not be counted as being present for purposes of determining a quorum for Proposals 2 and 3. See Proposals 2 and 3 set forth in this proxy statement for the effect of broker non-votes on the approval of the Clear Channel Outdoor Holdings, Inc. 2006 Annual Incentive Plan and the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated, respectively.

Q:	What are Clear Channel Outdoor’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the adoption of the Clear Channel Outdoor Holdings, Inc. 2006 Annual Incentive Plan, and “FOR” the adoption of the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated.

Q:	Where can I find the voting results of the annual meeting?

A:	Clear Channel Outdoor will announce preliminary voting results at the annual meeting and publish final results in Clear Channel Outdoor’s quarterly report on Form 10-Q for the second quarter of 2007, which will be filed with the Securities and Exchange Commission (the “SEC”) by August 9, 2007.
THE BOARD OF DIRECTORS
          The Board is responsible for the management and direction of Clear Channel Outdoor and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel Outdoor’s business through discussions with the Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and other executive officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.
COMPOSITION OF THE BOARD OF DIRECTORS
          Our directors are divided into three classes serving staggered three-year terms. At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired. For so long as Clear Channel Communications, Inc. is the owner of such number of shares representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our Board of Directors, the composition of our Board Committee and the size of the Board.
          Because more than fifty percent (50%) of the voting power of Clear Channel Outdoor is controlled by Clear Channel Communications, Inc., Clear Channel Outdoor has elected to be treated as a “controlled company” under the Corporate Governance Listing Standards of the New York Stock Exchange. Accordingly, Clear Channel Outdoor is exempt from the provisions of the Corporate Governance Listing Standards requiring: (i) that the majority of the Board of Directors consists of independent directors, (ii) that we have a Nominating and Governance Committee and that it be composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities, (iii) that we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities and (iv) an annual performance evaluation of the Compensation Committee. However, notwithstanding this exemption, as described more fully below, a majority of the Board of Directors consists of independent directors and we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities.
          Set forth below are the names and ages of our directors as of March 15, 2007.

Name	Age	Position	Term as Director
L. Lowry Mays	71	Chairman of the Board and Director	Expires 2007
William D. Parker	45	Director	Expires 2009
James M. Raines	67	Director	Expires 2007
Marsha M. Shields	52	Director	Expires 2008
Dale W. Tremblay	48	Director	Expires 2009
Mark P. Mays	43	Chief Executive Officer and Director	Expires 2009
Randall T. Mays	41	Chief Financial Officer and Director	Expires 2008
BOARD MEETINGS
          The Board held five meetings during 2006. Each board member attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served.
STOCKHOLDER MEETING ATTENDANCE
          Clear Channel Outdoor encourages, but does not require, directors to attend the annual meetings of stockholders.
INDEPENDENCE OF DIRECTORS
          The Board has adopted a set of Corporate Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel Outdoor’s directors. The full text of the guidelines can be found on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com. A copy may also be obtained upon request from the Secretary of Clear Channel Outdoor. The Board has adopted the following standards for determining the independence of its members:
1.	A director must not be, or have been within the last three years, an employee of Clear Channel Outdoor. In addition, a director’s immediate family member (“immediate family member” is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel Outdoor.

2.	A director or immediate family member must not have received, during any twelve month period within the last three years, more than $100,000 per year in direct compensation from Clear Channel Outdoor, other than as director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.	A director must not be a current partner of a firm that is Clear Channel Outdoor’s internal or external auditor or a current employee of such a firm. In addition, a director must not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice. Finally, a director or immediate family member must not have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel Outdoor’s audit within that time.

4.	A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel Outdoor’s present executive officers at the same time serve or served on that company’s compensation committee.

5.	A director must not (a) be a current employee, and no director’s immediate family member may be a current executive officer, of any company that has made payments to, or received payments from, Clear Channel Outdoor (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of any company that has made payments to, or received payments from, Clear Channel Outdoor (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

7.	A director or immediate family member must not be or have been during the last three years, a director, trustee or officer of a charitable organization (or hold a similar position), to which Clear Channel Outdoor (together with its consolidated subsidiaries) makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $50,000, or 5% of such organization’s consolidated gross revenues.
          Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2007. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Clear Channel Outdoor and its subsidiaries, affiliates and investors, including those reported under “Certain Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
          Our board currently consists of seven directors, four of whom are independent (as defined by our Governance Guidelines and NYSE listing standards) and one of whom is our Chief Executive Officer. Our Governance Guidelines, which include guidelines for determining director independence, are published in the investor relations section of our website at www.clearchanneloutdoor.com. For a director to be independent, the board must determine the director does not have any direct or indirect material relationship with Clear Channel Outdoor. The board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Appendix A of the Governance Guidelines. The board has determined Mr. Parker, Mr. Raines, Mrs. Shields and Mr. Tremblay satisfy the NYSE’s independence requirements and our board’s independence guidelines.
          As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, William D. Parker, James M. Raines, Marsha M. Shields and Dale W. Tremblay are independent of Clear Channel Outdoor and its management under the listing standards of the NYSE and the standards set forth in the Corporate Governance Guidelines, including those standards enumerated in paragraphs 1-7 above. In addition, the Board has determined that every member of the Audit Committee and the Compensation Committee is independent. While in its review the Board noted certain longtime business and personal relationships between certain of the members of the Board that are not required to be described under the heading “Compensation Committee Interlocks And Insider Participation” or under the heading “Certain Transactions” found on page 21 of this document, it concluded that none of business or personal relationships impaired any of the above-named Board members’ independence.

          The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions. Clear Channel Outdoor’s non-management directors have met separately in executive sessions without management present.
          The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The Board has established that the office of the Presiding Director shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Corporate Governance Guidelines. The Presiding Director has the power and authority to do the following:
•	to preside at all meetings of non-management directors when they meet in executive session without management participation;

•	to set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;

•	to generally assist the Chairman of the Board;

•	to add agenda items to the established agenda for meetings of the Board;

•	to request access to Clear Channel Outdoor’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and

•	to retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel Outdoor, on behalf of any committee or subcommittee of the Board.
          The independent directors shall each take turns serving as the Presiding Director on a rotating basis, each such rotation to take place effective the first day of each calendar quarter. Currently, Mr. Parker is serving as the Presiding Director. As part of the standard rotation established by the Board, Mr. Raines will begin his service as the Presiding Director on April 1, 2007.
COMMITTEES OF THE BOARD
          The Board has two committees: the Compensation Committee and the Audit Committee. The Compensation Committee has established an Executive Performance Subcommittee. Each committee has a written charter which guides its operations. The written charters are all available on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com, or a copy may be obtained upon request from the Secretary of Clear Channel Outdoor. The table below sets forth members of each committee.
BOARD COMMITTEE MEMBERSHIP

Executive
	Compensation	Performance	Audit
Name	Committee	Subcommittee	Committee
William D. Parker	X	X
James M. Raines			X*
Marsha M. Shields			X
Dale W. Tremblay	X*	X*	X

X = Committee member; * = Chairperson
The Compensation Committee
          The Compensation Committee administers Clear Channel Outdoor’s stock option plans and performance-based compensation plans, determines compensation arrangements for all officers and makes recommendations to the Board concerning directors of Clear Channel Outdoor and its subsidiaries. See the Report of the Compensation Committee later in this document, which details the basis on which the Compensation Committee determines executive compensation. The Compensation Committee met one time during 2006. All members of the

Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards.
          The Compensation Committee has the ability, under its charter, to select and retain, at the expense of the Clear Channel Outdoor, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel Outdoor’s industry and to provide advice so that Clear Channel Outdoor can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants. Hewitt Associates serves as the Compensation Committee’s compensation consultant, and works directly for the Compensation Committee. Hewitt Associates does not perform any other services for Clear Channel Outdoor.
          The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:
•	assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel Outdoor;

•	review and approve corporate goals and objectives relevant to the compensation of Clear Channel Outdoor’s Chief Operating Officer and to evaluate the COO’s performance in light of those goals and objectives, and to determine and approve the COO’s compensation level based on this evaluation; and

•	make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.
          The compensation of our CEO is set by the Compensation Committee of Clear Channel Communications, Inc. See the discussion of CEO and CFO compensation on page 11 under the heading “Overview and Opjectives of our Compensation Program.” The Compensation Committee has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if the Compensation Committee determines such delegation would be in the best interest of Clear Channel Outdoor.
The Audit Committee
          The Audit Committee is responsible for reviewing Clear Channel’s accounting practices and audit procedures. James M. Raines has been designated by our Board of Directors as the Audit Committee financial expert (as defined in the applicable regulations of the SEC). See the Audit Committee Report later in this document, which details the duties and performance of the Committee. The Audit Committee met eight times during 2006. All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards. The Audit Committee operates under a written charter adopted by the Board of Directors which reflects standards set forth in SEC regulations and NYSE rules. The composition and responsibilities of the Audit Committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate Audit Committees. The charter is reviewed, and amended if necessary, on an annual basis. The full text of the Audit Committee’s charter can be found on our website at www.clearchanneloutdoor.com or may be obtained upon request from our Secretary.
DIRECTOR NOMINATING PROCEDURES
          The Board oversees the identification and consideration of candidates for membership on the Board, and each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for Clear Channel Outdoor not to have a separate nominating committee or charter for this purpose.
          The Board is responsible for developing and reviewing background information for candidates for the Board of Directors, including those recommended by stockholders. Our directors play a critical role in guiding Clear Channel Outdoor’s strategic direction and oversee the management of Clear Channel Outdoor. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, global business and social perspectives, concern for the long-term interests of the stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the industries in which Clear Channel Outdoor operates.
          Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Clear Channel Outdoor. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.
          The Board will consider director candidates recommended by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Presiding Director of Clear Channel Outdoor at least 90 days in advance of the annual meeting, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. Stockholders should direct such proposals to: Board of Directors — Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.
STOCKHOLDER COMMUNICATION WITH THE BOARD
          Stockholders desiring to communicate with the Board should do so by sending regular mail to Board of Directors — Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.
PROPOSAL 1: ELECTION OF DIRECTORS
          The Board intends to nominate, at the annual meeting of stockholders, the two persons listed as nominees below. Each of the directors elected at the annual meeting will serve a three year term or until his or her successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a plurality of the votes cast by the holders of the shares of Clear Channel Outdoor Class A common stock represented and entitled to be voted at the annual meeting. Unless authority to vote for directors is “withheld” in the proxy, the persons named therein intend to vote “FOR” the election of the two nominees listed. Each of the nominees listed below is currently a director and is standing for re-election. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.
NOMINEES FOR DIRECTOR
          The nominees for director are L. Lowry Mays, and James M. Raines.
          L. Lowry Mays, age 71, has served as a member of our Board since April 1997 and has been our Chairman of the Board since October 2005. Mr. Mays is Chairman of the Board of Directors of Clear Channel Communications, Inc., and prior to October 2004 he was the company’s Chief Executive Officer. Mr. Mays has been a member of the Board of Directors of Clear Channel Communications, Inc. since its inception and has served on the Board of Directors of Live Nation, Inc. since August 2005. Mr. Mays is the father of Mark P. Mays and Randall T. Mays, both of whom are members of our Board and executive officers of us.
          James M. Raines, age 67, has served as the President of James M. Raines & Co., an investment banking company, since 1988. Mr. Raines has been a member of the Board since November 2005. Since 1998, Mr. Raines has served on the Board of Directors of Waddell & Reed Financial, Inc., a financial services corporation.
MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

CODE OF BUSINESS CONDUCT AND ETHICS
          Clear Channel Outdoor adopted a Code of Business Conduct and Ethics applicable to all its directors and employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is publicly available on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com. A copy may also be obtained upon request from the Secretary of Clear Channel Outdoor. If Clear Channel Outdoor makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to Clear Channel Outdoor’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer and relates to an element of the SEC’s “code of ethics” definition, Clear Channel Outdoor will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
          The table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor common shares as of March 16, 2007, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel Outdoor to own beneficially more than 5% of outstanding Class A common stock. At the close of business on March 16, 2007, there were 39,786,864 shares of Clear Channel Outdoor Class A common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

			Percent of
			Class A
	Amount and Nature of		Common
Name	Beneficial Ownership		Stock
L. Lowry Mays	—		—
Mark P. Mays	—		—
Randall T. Mays	—		—
William D. Parker	6,500	(1)	*
James M. Raines	6,500	(2)	*
Marsha M. Shields	6,500	(3)	*
Dale W. Tremblay	6,500	(4)	*
Paul J. Meyer	261,365	(5)	*
Franklin G. Sisson, Jr.	109,187	(6)	*
Kurt A. Tingey	66,221	(7)	*
Clear Channel Communications, Inc.	315,000,000		— (8)
T. Rowe Price Associates, Inc. (9)	5,176,457		13.0%
Arnhold & S Bleichroeder Advisers. (10)	4,000,000		10.1%
Tracer Capital Management (11)	3,958,120		9.9%
Artisan Partners Limited Partnership (12)	3,582,000		9.0%
All Directors and Executive Officers as a Group (14 persons).	578,682	(13)	1.4%

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)	Includes 1,500 shares subject to options held by Mr. Parker.

(2)	Includes 1,500 shares subject to options held by Mr. Raines.

(3)	Includes 1,500 shares subject to options held by Mrs. Shields.

(4)	Includes 1,500 shares subject to options held by Mr. Tremblay.

(5)	Includes 261,365 shares subject to options held by Mr. Meyer.

(6)	Includes 107,682 shares subject to options held by Mr. Sisson.

(7)	Includes 58,321 shares subject to options held by Mr. Tingey.

(8)	Clear Channel Communications, Inc. does not own any of our Class A common stock. The 315.0 million shares owned by Clear Channel Communications, Inc. represent 100% of the shares of our Class B common stock. Class B common stock are convertible on a one for one basis into shares of Class A common stock and entitle the holder to twenty votes per share upon all matters on which stockholders are entitled to vote.

(9)	Address: 100 R. Pratt Street, Baltimore, MD 21202

(10)	Address: 1345 Avenue of the Americas, New York, NY 10105.

(11)	Address: 540 Madison Avenue, 33rd Floor, New York, NY 10022.

(12)	Address: 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202

(13)	Includes 515,402 shares subject to options held by such persons.
COMPENSATION COMMITTEE REPORT
          The Compensation Committee of the Board has reviewed and discussed the Executive Compensation Discussion and Analysis included in this document with management. Based on such review and discussion, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.
Respectfully submitted,
THE COMPENSATION COMMITTEE
Dale W. Tremblay — Chairman,
William D. Parker
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM
          Clear Channel Outdoor believes that compensation of its executive and other officers and senior managers should be directly and materially linked to operating performance. The fundamental objective of Clear Channel Outdoor’s compensation program is to attract, retain and motivate top quality executive and other officers through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of Clear Channel Outdoor’s officers and senior management with the interests of Clear Channel Outdoor’s stockholders.
          Overall, Clear Channel Outdoor has designed its compensation program to:
•	support its business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	create a strong performance alignment with stockholders.

          Clear Channel seeks to achieve these objectives through a variety of compensation elements:
•	annual base salary;

•	an annual incentive bonus, the amount of which is dependent on the performance of Clear Channel Outdoor and, for most executives, individual performance during the prior fiscal year;

•	long-term incentive compensation, delivered in the form of stock options grants and restricted stock awards that are awarded based on the prior year’s performance and other factors described below, and that are designed to align executive officers’ interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

•	other executive benefits and perquisites.
          Our Chief Executive Officer, Mr. Mark Mays, simultaneously serves as the Chief Executive Officer of our parent, Clear Channel Communications, Inc. Our Chief Financial Officer, Mr. Randall Mays, simultaneously serves as the Chief Financial Officer of our parent, Clear Channel Communications, Inc. Messrs. Mark and Randall Mays are compensated by Clear Channel Communications, Inc., and we reimburse Clear Channel Communications, Inc. for their services pursuant to a Corporate Services Agreement between the Company and Clear Channel Management Services, L.P. The compensation for Messrs. Mark and Randall Mays is set by the Compensation Committee of the Board of Directors of Clear Channel Communications, Inc. All references in this Executive Compensation Discussion and Analysis to compensation policies and practices for the Company’s executive officers should be read to exclude the compensation policies and practices applicable to our Chief Executive Officer and Chief Financial Officer.
COMPENSATION PRACTICES
          The Compensation Committee of the Board of Directors (the “Committee”) engages a leading national executive compensation consulting firm to develop and provide market pay data (including base salary, bonus, long-term incentive compensation and all other compensation) to better evaluate the appropriateness and competitiveness of overall compensation paid to Clear Channel Outdoor’s executive officers. Compensation objectives are developed based on market pay data from proxy statements and other sources, when available, of leading media companies identified as key competitors for business and/or executive talent (“Media Peers”) (including Belo Corp., Dow Jones & Co. Inc., Interpublic Group, JC Decaux, Lamar Advertising Company, New York Times, Reader’s Digest, Scholastic Corp, , Tribune Company, Washington Post and Yahoo! Inc.). In addition, the Committee reviews Clear Channel Outdoor’s compensation practices against a group of general industry companies operating in the United States (“General Industry Peers”) selected on the basis of criteria that are deemed to be comparable with Clear Channel Outdoor in terms of market capitalization, exchange traded, scope of operations, revenue, free cash flow, total assets, total capital and number of employees.
          In making decisions with respect to any element of executive compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation (the sum of base salary, annual incentive bonus and long-term compensation delivered through stock option grants and restricted stock awards) to award to executive officers each year. Among these factors are:
•	how proposed amounts of total compensation to Clear Channel Outdoor’s executives compare to amounts paid to similar executives by Media Peers both for the prior year and over a multi-year period;

•	the value of stock options awarded in prior years;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.
          In addition, in reviewing and approving employment agreements for named executive officers, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION
          The Committee and the Executive Performance Subcommittee of the Committee (the “Subcommittee”) believe that a combination of various elements of compensation best serves the interests of Clear Channel Outdoor and its stockholders. Having a variety of compensation elements enables Clear Channel Outdoor to meet the requirements of the highly competitive environment in which Clear Channel Outdoor operates while ensuring that executive officers and senior managers are compensated in a way that advances the interests of all stockholders. Under this approach, compensation of these officers and senior managers involves a high proportion of pay that is “at risk,” namely, the annual incentive bonus, stock options and restricted stock awards. The annual incentive bonus is also based entirely on Clear Channel Outdoor’s financial performance. Stock options and restricted stock awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation that benefits all of Clear Channel Outdoor’s stockholders.
          Clear Channel Outdoor’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.
          Base Salary
          Purpose. The objective of base salary is to reflect job responsibilities, value to Clear Channel Outdoor and individual performance with respect to market competitiveness.
          Administration. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives, and competitive pay levels.
          Base salaries of executive officers are set at levels comparable to salaries paid by Clear Channel Outdoor’s Industry Peers. The salaries of all executive officers are determined through mutual negotiations between the executive and the Committee. We may enter into employment agreements with executive officers in which case Clear Channel Outdoor is required to compensate those executive officers in accordance with their employment agreements. Clear Channel Outdoor currently has an employment agreement with its President and Chief Operating Officer. Clear Channel Outdoor believes that employment agreements with key executives are in the best interests of Clear Channel Outdoor to assure continuity of management.
          Considerations. The minimum base salary for one of the five executive officers named in the Summary Compensation Table is determined by an employment agreement for such officer with Clear Channel Outdoor. This minimum salary, the amount of any increase over this minimum and base salaries for the executive officers whose salaries are not specified in an agreement, are determined by the Committee based on a variety of factors, including:
•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at Industry Peers;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the Chief Executive Officer (except in the case of his own compensation).
Where not specified by contract, salaries are generally reviewed annually.
          In setting base salaries, the Committee considers the importance of linking a high proportion of named executive officers’ compensation to performance in the form of the annual incentive bonus, which is tied to both Clear Channel Outdoor’s financial performance measures and individual performance, as well as long-term stock-based compensation, which is tied to Clear Channel Outdoor’s stock price performance and performance compared to Industry Peers.

          Annual Incentive Bonus
          Purpose. Clear Channel Outdoor’s executive compensation program provides for an annual incentive bonus that is performance-linked. The objective of the annual incentive bonus compensation element is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with growth of long-term stockholder value.
          Administration. The President and Chief Operating Officer participates in the Clear Channel Outdoor 2006 Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is administered by the Subcommittee and provides for performance-based bonuses for executives who were “covered employees” pursuant to Section 162(m) of the Internal Revenue Code. Under the Annual Incentive Plan, the Subcommittee establishes specific company “performance-based goals” applicable to each covered executive officer for the ensuing fiscal year performance period. The performance goals for corporate-level executive officers are based on Clear Channel Outdoor’s year-over-year improvements in financial results using a combination of metrics which may include earnings per share, free cash flow per share, operating income before depreciation, amortization and non-cash compensation expense, and other financial measures which best reflect the officer’s contribution to outstanding corporate performance. Performance goals for each executive officer are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with the Chief Financial Officer and other senior executive officers. The Chief Executive Officer makes recommendations as to the compensation levels and performance goals of Clear Channel Outdoor’s executive officers to the Subcommittee for its review, consideration and approval.
          The total annual incentive bonus award is determined according to the level of achievement of both the objective performance and individual performance goals. Below a minimum threshold level of performance, no awards may be granted pursuant to the objective performance goal, and the Subcommittee may, in its discretion, reduce the awards pursuant to either objective or individual performance goals. For example, in 2006 the Subcommittee established an objective formula for calculating the maximum bonus payable to each participating executive officer. These maximum bonus amounts were set above Clear Channel’s historical bonus levels for executives, because the Section 162(m) regulations allow only “negative discretion” in respect of this type of plan, and the Subcommittee desired flexibility to recognize exceptional individual performance when warranted.
          Considerations. The annual bonus process for named executive officers involves four basic steps pursuant to the Annual Incentive Plan:
•	At the outset of the fiscal year:
1.	Set performance goals for the year for Clear Channel Outdoor and each participant

2.	Set a target bonus for each individual
•	After the end of the fiscal year:
3.	Measure actual performance (individual and company-wide) against the predetermined Clear Channel Outdoor and individual performance goals to determine the preliminary bonus

4.	Make adjustments to the resulting preliminary bonus calculation to reflect Clear Channel Outdoor’s performance relative to the performance of the Industry Peers.
     These four steps are described below:
(1)	Setting performance goals. Early in each fiscal year, the Subcommittee, working with senior management and the Committee’s compensation consultant, sets performance goals for Clear Channel Outdoor and each participant.

(2)	Setting a target bonus. The Subcommittee establishes a target bonus amount for each participant.
          For each of the performance goals, there is a formula that establishes a payout range around the target bonus allocation. The formula determines the percentage of the target bonus to be paid, based on a percentage of goal achievement, with a minimum below which no payment will be made and an established upper cap.

(3)	Measuring performance. After the end of the fiscal year, the Subcommittee reviews Clear Channel Outdoor’s actual performance against each of the performance goals established at the outset of the year. The Subcommittee then determines the amount of the preliminary bonus that may be paid based on the level of performance achieved.

(4)	Adjustment. The last step in the bonus process is the Subcommittee’s determination of whether to make a downward adjustment to the preliminary bonus amount to take into account the Clear Channel Outdoor’s performance relative to its Industry Peers and to take into account each participant’s individual performance. The Subcommittee has the discretion to grant a lower bonus or no bonus at all as circumstances warrant.
          Long-Term Incentive Compensation
          Purpose. The long-term incentive compensation element provides a periodic award (typically annual) that is performance-based. The objective of the program is to align compensation for executive officers over a multi-year period directly with the interests of stockholders of Clear Channel Outdoor by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the overall goals of the compensation program described above.
          Clear Channel Outdoor’s equity compensation plans are broad-based, with over 640 employees at all levels holding outstanding stock incentive awards as of December 31, 2006. Equity ownership for all executive officers and the broad-based employee population is important for purposes of incentive, retention and alignment with stockholders.
          Stock Options. The long-term incentive compensation element calls for stock options to be granted with exercise prices of not less than fair market value of Clear Channel Outdoor’s stock on the date of grant and to vest, at the recipient’s option, either beginning 3 years from the date of grant and fully vesting 5 years from the date of grant, with a 7-year term, or in the alternative fully vesting 5 years from the date of grant, with a 10-year term. All vesting is contingent on continued employment, with rare exceptions made by the Committee. Clear Channel Outdoor defines fair market value as the closing price on the date of grant. The Committee will not grant stock options with exercise prices below the market price of Clear Channel Outdoor’s stock on the date of grant (determined as described above), and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without stockholder approval.
          Stock option grants to executive officers of Clear Channel Outdoor are determined based in part on the achievement of the performance goals described previously under the heading "—Compensation Elements — Annual Incentive Bonus.” All decisions to grant stock options are in the sole discretion of the Committee or the Subcommittee, as applicable.
          Restricted Stock Awards. Restricted stock awards to executives of Clear Channel Outdoor are determined based in part on the achievement of certain performance goals as discussed previously under the heading “—Compensation Elements — Annual Incentive Bonus.” All decisions to award restricted stock are in the sole discretion of the Committee and the Subcommittee, as applicable.
          Mix of Stock Options and Restricted Stock Awards. Clear Channel Outdoor’s long-term incentive compensation generally takes the form of stock option grants and restricted stock awards. These two vehicles reward stockholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at the date of grant) reward executive officers only if the stock price increases. Restricted stock awards are impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price.
          Clear Channel Outdoor awards long-term incentive compensation in the form of a stock option grant. Upon receipt, employees have the choice of electing to accept that award of stock options, or in the alternative to receive an award of restricted stock, in a number of shares reduced by a ratio of 4 to 1 (for example, if an employee is awarded 1,000 options, the employee may choose to accept that grant, or elect to instead receive 250 shares of restricted stock).
          Vesting of Restricted Stock Awards. Restricted stock awards granted as long-term incentive compensation to executive officers generally have scheduled vesting dates over a 3 to 5 year period from the date of grant.
          Stock Option and Restricted Stock Grant Timing Practices
          Regular Annual Stock Option Grant Dates. The regular annual stock option or restricted stock award date for employees is typically in February and for non-employee members of the Board is typically April.
          Partner New Hires/Promotions Grant Dates. Grants of stock option or restricted stock awards to newly-hired or newly-promoted employees are made at the next-following regularly scheduled meeting of the Board after the hire or promotion.
          Initial Stock Option Grant Dates for Newly-Elected Non-Employee Directors. Grants of stock option or restricted stock awards to newly-elected non-employee members of the Board are made at the next-following regularly scheduled meeting of the Board after the election. If a non-employee member of the Board is appointed between regularly scheduled meetings, then grants of stock options or restricted stock awards are made at the first meeting in attendance after such appointment, and the first meeting after election thereafter.
          Executive Benefits and Perquisites
          Clear Channel provides certain personal benefits to executive officers. Clear Channel Outdoor has a Medical Executive Reimbursement Plan (MERP) in place for Paul Meyer that reimburses Mr. Meyer for out-of-pocket medical, dental and vision expenses that are not paid by the health plan which is available to all full time employees. After claims are paid through the general health plan, co-payments, coinsurance and ineligible expenses are reimbursed to Mr. Meyer through the MERP. In 2006, the Company paid $3,839.87 in claims and administrative expenses.
          Change-in-Control and Severance Arrangements
          See the discussion of change in control and severance arrangements with respect to Mr. Paul Meyer on page 19 under the heading “Potential Post-Employment Payments.” The Committee evaluates change in control and severance arrangements as one element in its consideration of the overall compensation for executive officers.
ROLES AND RESPONSIBILITIES
          The Committee and the Subcommittee, as applicable, are primarily responsible for conducting reviews of Clear Channel Outdoor’s executive compensation policies and strategies and overseeing and evaluating Clear Channel Outdoor’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:
•	evaluating and approving goals and objectives relevant to compensation of the Company’s executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers;

•	recommending to the Board compensation policies for outside directors; and

•	reviewing performance-based and equity-based incentive plans for the executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer.

          The role of Clear Channel Outdoor management is to provide reviews and recommendations for the Committee’s consideration, and to manage Clear Channel Outdoor’s executive compensation programs, policies and governance. Direct responsibilities include, but are not limited to:
•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with Clear Channel Outdoor’s objectives;

•	recommending changes, if necessary to ensure achievement of all program objectives;

•	and recommending pay levels, payout and/or awards for executive officers.
SUMMARY COMPENSATION
          The Summary Compensation table shows certain compensation information for the year ended December 31, 2006 for the Principal Executive Officer, Principal Financial Officer and each of the three next most highly compensated executive officers for services rendered in all capacities (hereinafter referred to as the “named executive officers”).
2006 SUMMARY COMPENSATION

									Change in
									Pension
									Value
									and
								Non-Equity	Nonqualified
								Incentive	Deferred
						Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary		Bonus		Awards (1)	Awards (1)	Compensation	Earnings	Compensation	Total
Position	Year	($)		($)		($)	($)	($)	($)	($)	($)
Mark P. Mays — Chief Executive Officer (PEO)*	2006	313,250	(2)	2,318,750	(2)	—	148,719	—	—	—	2,780,719
Randall T. Mays —Chief Financial Officer (PFO)**	2006	303,917	(3)	2,318,750	(3)	—	148,719	—	—	—	2,771,386
Paul J. Meyer — President and Chief Operating Officer	2006	622,404		895,000		—	601,389	—	—	9,856	2,128,649
Franklin G. Sisson, Jr. — Global Director — Sales and Marketing	2006	325,000		194,125		—	230,332	—	—	6,259	755,716
Kurt A. Tingey - Executive Vice President — Americas Chief Financial Officer	2006	268,673		165,000		24,321	163,818	—	—	5,728	627,539

*	“PEO” refers to principal executive officer.

**	“PFO” refers to principal financial officer.

(1)	There were no forfeitures of stock or option awards held by the named executive officers during 2006. See Note K — Shareholders’ Equity of The Company’s Annual Report on Form 10-K for the complete disclosure of the assumptions made in the valuation of our stock and option awards.

(2)	Mr. M. Mays’ salary and bonus earned during the year ended December 31, 2006 was $895,000 and $6,625,000, respectively, of which $313,250 and $2,318,750 was reimbursed by the Company to Clear Channel Communications, Inc. pursuant to a Corporate Services Agreement between the Company and Clear Channel Management Services, LP.

(3)	Mr. R. Mays’ salary and bonus earned during the year ended December 31, 2006 was $868,333 and $6,625,000, respectively, of which $303,917 and $2,318,750 was reimbursed by the Company to Clear Channel Communications, Inc. pursuant to a Corporate Services Agreement between the Company and Clear Channel Management Services, LP.
          On August 5, 2005, the Company entered into an employment agreement with Paul J. Meyer, which replaced the existing employment agreement by and between Mr. Meyer and Clear Channel Communications, Inc., the Company’s parent. The initial term of the new agreement ends on the third anniversary of the date of the agreement; the term automatically extends one day at a time beginning on the second anniversary of the date of the agreement, unless one party gives the other one year’s notice of expiration at or prior to the second anniversary of the date of the agreement. The contract calls for Mr. Meyer to be the President and Chief Operating Officer of the Company for a base salary of $600,000 in the first year of the agreement; $625,000 in the second year of the agreement; and $650,000 in the third year of the agreement, subject to additional annual raises thereafter in accordance with company policies. Mr. Meyer is also eligible to receive a performance bonus as decided at the sole discretion of the board of directors and the compensation committee of the Company.
          Mr. Meyer may terminate his employment at any time after the second anniversary of the date of the agreement upon one year’s written notice. The Company may terminate Mr. Meyer without “Cause” after the second anniversary of the date of the agreement upon one year’s written notice. “Cause” is narrowly defined in the agreement. If Mr. Meyer is terminated without “Cause,” he is entitled to receive a lump sum payment of accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan. Mr. Meyer is prohibited by his employment agreement from activities that compete with the Company for one year after he leaves the Company and he is prohibited from soliciting Company employees for employment for 12 months after termination regardless of the reason for termination of employment.
GRANTS OF PLAN-BASED AWARDS
          The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2006.
GRANTS OF PLAN-BASED AWARDS DURING 2006

		Estimated Future Payouts							All Other
		Under Non-Equity Incentive			Estimated Future Payouts Under			All Other	Option
		Plan Awards			Equity Incentive Plan Awards			Stock	Awards:
								Awards:	Number of	Exercise
								Number	Securities	or Base
								of Shares	Under-	Price of
		Thres-						of Stock	lying	Option
	Grant	hold	Target	Maximum	Threshold	Target	Maximum	or Units	Option	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)
Mark P. Mays (PEO)	—	—	—	—	—	—	—	—	—	—
Randall T. Mays (PFO)	—	—	—	—	—	—	—	—	—	—
Paul J. Meyer	—	—	—	—	—	—	—	—	—	—
Franklin G. Sisson, Jr.	—	—	—	—	—	—	—	—	—	—
Kurt A. Tingey	—	—	—	—	—	—	—	—	—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
          The following table sets forth certain information concerning outstanding equity awards at fiscal year end of the named executive officers for the year ended December 31, 2006.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards						Stock Awards
										Equity
										Incentive Plan
				Equity						Awards:
				Incentive						Market or
	Number of		Number of	Plan Awards:				Market	Equity Incentive	Payout Value
	Securities		Securities	Number of			Number of	Value of	Plan Awards:	of Unearned
	Underlying		Underlying	Securities			Shares or	Shares or	Number of Unearned	Shares, Units
	Unexercised		Unexercised	Underlying			Units of Stock	Units of	Shares, Units or	or Other
	Options		Options	Unexercised	Option	Option	That Have	Stock That	Other Rights	Rights That
	(#)		(#)	Unearned	Exercise	Expiration	Not Vested	Have Not	That Have Not	Have Not
Name	Exercisable		Unexercisable	Options (#)	Price ($)	Date	(#)	Vested ($)	Vested (#)	Vested ($)
Mark P. Mays (PEO)	—		100,000(1)	—	18.0000	11/11/15	—	—	—	—
Randall T. Mays (PFO)	—		100,000(1)	—	18.0000	11/11/15	—	—	—	—
Paul J. Meyer	61,483	(2)	—	—	37.9269	2/28/07	—	—	—	—
	61,483	(3)	—	—	33.0228	2/12/08	—	—	—	—
	70,266	(4)	—	—	26.3454	12/14/08	—	—	—	—
	17,566	(5)	52,700(6)	—	20.8463	2/19/10	—	—	—	—
	114,183	(2)	—	—	25.3491	2/19/09	—	—	—	—
	—		365,000(7)	—	18.0000	11/11/12	—	—	—	—
Franklin G. Sisson, Jr.	4,918	(2)	—	—	37.9269	2/28/07	—	—	—	—
	43,916	(2)	—	—	29.6015	10/25/10	—	—	—	—
	4,918	(3)	—	—	33.0228	2/12/08	—	—	—	—
	21,958	(4)	—	—	26.3454	12/14/11	—	—	—	—
	5,270	(5)	15,810(6)	—	20.8463	2/19/10	—	—	—	—
	26,350	(2)	—	—	25.3491	2/19/09	—	—	—	—
	—		35,133(8)	—	17.8861	1/12/15	—	—	—	—
	—		110,000(7)	—	18.0000	11/11/12	—	—	—	—
Kurt A. Tingey	13,175	(2)	—	—	37.9269	2/28/07	—	—	—	—
	5,270	(3)	—	—	33.0228	2/12/08	—	—	—	—
	16,161	(4)	—	—	26.3454	12/14/08	—	—	—	—
	5,270	(5)	15,810(6)	—	20.8463	2/19/10	—	—	—	—
	26,350	(2)	—	—	25.3491	2/19/09	—	—	—	—
	—		35,133(8)	—	17.8861	1/12/15	—	—	—	—
	—		68,000(7)	—	18.0000	11/11/12	—	—	—	—
	—		—	—			5,500	153,505	—	—

(1)	Option will vest and become exercisable on November 11, 2010.

(2)	Option became exercisable on November 11, 2005.

(3)	Option became exercisable on February 12, 2006.

(4)	Option became exercisable on December 14, 2006.

(5)	Option became exercisable on February 19, 2006.

(6)	One third of the options will vest and become exercisable on February 19, 2007 and remaining two thirds of the options will vest and become exercisable on February 19, 2008.

(7)	Twenty-five percent of the options will vest and become exercisable on November 11, 2008, twenty-five percent of the options will vest and become exercisable on November 11, 2009 and remaining fifty percent of the options will vest and become exercisable on November 11, 2010.

(8)	Option will vest and become exercisable on January 12, 2010.

OPTION EXERCISES AND STOCK VESTED
          The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2006.
OPTION EXERCISES AND STOCK VESTED DURING 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Mark P. Mays (PEO)	—	—	—	—
Randall T. Mays (PFO)	—	—	—	—
Paul J. Meyer	—	—	—	—
Franklin G. Sisson, Jr.	—	—	—	—
Kurt A. Tingey	—	—	—	—
DIRECTOR COMPENSATION
          The following table sets forth certain information concerning director compensation granted to the named directors for the year ended December 31, 2006.
2006 DIRECTOR COMPENSATION

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
L. Lowry Mays	—	—	—	—	—	—	—
Mark P. Mays	—	—	—	—	—	—	—
Randall T. Mays	—	—	—	—	—	—	—
William D. Parker	32,000	38,089 (1)	21,765 (1)	—	—	—	91,854
James M. Raines	46,000	38,089 (1)	21,765 (1)	—	—	—	105,854
Marsha M. Shields	36,000	38,089 (1)	21,765 (1)	—	—	—	95,854
Dale W. Tremblay	37,000	38,089 (1)	21,765 (1)	—	—	—	96,854

(1)	See Note K — Shareholders’ Equity of The Company’s Annual Report on Form 10-K for the complete disclosure of the assumptions made in the valuation of our stock and option awards.
          We pay our non-employee directors an annual cash retainer of $25,000, an additional $1,500 for each board meeting attended and an additional $1,000 for each Committee meeting attended. We may also grant stock options or other stock-based awards to our non-employee directors, and non-employee directors may elect to receive their fees in the form of shares of our Class A common stock. We pay the chairperson of the Audit Committee and the chairperson of the Compensation Committee an additional annual cash retainer of approximately $10,000 and $5,000, respectively.
POTENTIAL POST-EMPLOYMENT PAYMENTS
     Paul Meyer
          If Mr. Paul Meyer’s employment with the Company, is terminated by us for Cause, Clear Channel Outdoor will, within 90 days, pay in a lump sum amount to Mr. Meyer his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). A termination for Cause must be for one or more of the following reasons: (i) conduct by Mr. Meyer constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment, misappropriation of funds or property of Clear Channel Outdoor, or other willful misconduct as determined in the sole discretion of Clear Channel Outdoor; (ii) continued, willful and deliberate non-performance by Mr. Meyer of his duties hereunder (other than by reason of Mr. Meyer’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) Mr. Meyer’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of Mr. Meyer, a plea of nolo contendere by Mr. Meyer, or other conduct by Mr. Meyer that, as determined in the sole discretion of the Board, has resulted in, or would result in if he were retained in his position with Clear Channel Outdoor, material injury to the reputation of Clear Channel Outdoor, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a breach by Mr. Meyer of any of the provisions of his employment agreement; or (vi) a violation by Mr. Meyer of Clear Channel Outdoor’s employment policies.
          If Mr. Meyer’s employment with Clear Channel Outdoor is terminated by us without Cause, Clear Channel Outdoor will, within 90 days after the effective date of the termination, pay in a lump sum amount to Mr. Meyer his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). Additionally, Mr. Meyer will receive a total of $600,000, paid pro rata over a one year period in accordance with our standard payroll schedule and practices, as consideration for Mr. Meyer’s post-termination non-compete and non-solicitation obligations.
          If Paul Meyer’s employment with Clear Channel Outdoor terminates by reason of his death, Clear Channel Outdoor will, within 90 days, pay in a lump sum amount to such person as Mr. Meyer shall designate in a notice filed with Clear Channel Outdoor or, if no such person is designated, to Mr. Meyer’s estate, Mr. Meyer’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which Mr. Meyer’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If Mr. Meyer’s employment with Clear Channel Outdoor terminates by reason of his disability (defined as Mr. Meyer’s incapacity due to physical or mental illness such that Mr. Meyer is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by Clear Channel Outdoor), Clear Channel Outdoor shall, within 90 days, pay in a lump sum amount to Mr. Meyer his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
          Mr. Meyer is prohibited from activities that compete with Clear Channel Outdoor for one year after he leaves Clear Channel Outdoor and he is prohibited from soliciting our employees for employment for 12 months after termination regardless of the reason for termination of employment. However, after Mr. Meyer’s employment with Clear Channel Outdoor has terminated, upon receiving written permission from the board of directors of Clear Channel Outdoor, Mr. Meyer shall be permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the board of directors of Clear Channel Outdoor in good faith to be immaterial to the operations of Clear Channel Outdoor, or any subsidiary or affiliate thereof, in the location in question. Mr. Meyer is also prohibited from using our confidential information at any time following the termination of his employment in competing, directly or indirectly, with Clear Channel Outdoor.
          At any time following Mr. Meyer’s termination of employment, he is entitled to reimbursement of reasonable attorney’s fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer of Clear Channel Outdoor or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to his employment agreement).
Paul Meyer
          Assuming a change in control of Clear Channel Outdoor occurred on December 31, 2006, Mr. Meyer would have received the value of the immediate vesting of unvested shares of restricted stock pursuant to Company incentive plan provisions ($166,274).

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel Outdoor’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel Outdoor to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and greater than 10% stockholders are required to furnish Clear Channel Outdoor with copies of all Section 16(a) forms they file.
          Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel Outdoor believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2006.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
          The Compensation Committee members are Dale W. Tremblay, who is Chairman of the Committee, and William D. Parker. The Compensation Committee operates under a written charter adopted by the Board of Directors. The Committee is primarily responsible for administering Clear Channel Outdoor’s stock incentive plans, performance-based compensation plans and other incentive compensation plans. Also, the Committee determines compensation arrangements for all of our executive officers and makes recommendations to the Board of Directors concerning compensation policies for us and our subsidiaries.
          During fiscal 2006 and until February, 2007, Mark Mays served as a member of the Compensation Committee. None of our executive officers serve as a member of the compensation committee or as a member of the board of directors of any other company of which any member of our Compensation Committee or Board of Directors is an executive officer.
TRANSACTIONS WITH RELATED PERSONS
Marsha M. Shields
          Businesses owned and controlled, in part, by Marsha M. Shields purchased an aggregate of $121,037 of outdoor advertising for its various automobile dealerships from Clear Channel Outdoor during 2006. In addition, we have five leases with such business from which we received aggregate payments of $156,437 during 2006. Clear Channel Outdoor believes the transactions described above are no less favorable to Clear Channel Outdoor than could be obtained with nonaffiliated parties.
Clear Channel Communications, Inc.
          We are an indirect subsidiary of Clear Channel Communications, Inc. (“Clear Channel Communications”). Clear Channel Communications, through its wholly owned subsidiary, Clear Channel Holdings, Inc., owns all of our outstanding shares of Class B common stock, representing approximately 88.8% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock. Each share of our Class B common stock is convertible while owned by Clear Channel Communications or any of its affiliates (excluding us and our subsidiaries) at the option of the holder thereof into one share of Class A common stock. Clear Channel Communications has advised us that its current intent is to continue to hold all of our Class B common stock owned by it and thereby retain its controlling interest in us. However, Clear Channel Communications is not subject to any contractual obligation that would prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

          Each of Mark P. Mays, Randall T. Mays and L. Lowry Mays, three of our current directors, is a director and executive officer of Clear Channel Communications.
          We have entered into a number of agreements with Clear Channel Communications setting forth various matters governing our relationship with Clear Channel Communications. These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations.
          Set forth below are descriptions of certain agreements, relationships and transactions we have with Clear Channel Communications.
          Master Agreement
          We have entered into a master agreement with Clear Channel Communications. Among other things, the Master Agreement sets forth agreements governing our relationship with Clear Channel Communications.
          Auditors and Audits; Annual Financial Statements and Accounting. We have agreed that, for so long as Clear Channel Communications is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting, we will maintain a fiscal year end and accounting periods the same as Clear Channel Communications, conform our financial presentation with that of Clear Channel Communications and we will not change our independent auditors without Clear Channel Communications’ prior written consent (which will not be unreasonably withheld), and we will use commercially reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of Clear Channel Communications’ financial statements. We have also agreed to provide to Clear Channel Communications all information required for Clear Channel Communications to meet its schedule for the filing and distribution of its financial statements and to make available to Clear Channel Communications and its independent auditors all documents necessary for the annual audit of our company as well as access to the responsible personnel so that Clear Channel Communications and its independent auditors may conduct their audits relating to our financial statements. We provide Clear Channel Communications with financial reports, financial statements, budgets, projections, press releases and other financial data and information with respect to our business, properties and financial positions. We have also agreed to adhere to certain specified disclosure controls and procedures and Clear Channel Communications accounting policies and to notify and consult with Clear Channel Communications regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting and certain fraudulent conduct and other violations of law.
          Exchange of Other Information. The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between Clear Channel Communications and us in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the separation. We have also agreed to provide mutual access to historical records relating to the other’s businesses that may be in our possession.
          Indemnification. We have agreed to indemnify, hold harmless and defend Clear Channel Communications, each of its affiliates and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:
•	the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our businesses, whether arising before or after the separation;

•	the operations, liabilities and contractual obligations of our business;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by Clear Channel Communications or any of its affiliates for our benefit;

•	any breach by us or any of our affiliates of the Master Agreement or our other agreements with Clear Channel Communications or our amended and restated certificate of incorporation or bylaws; and

•	any untrue statement of, or omission to state, a material fact in Clear Channel Communications’ public filings to the extent the statement or omission was as a result of information that we furnished to Clear Channel Communications or that Clear Channel Communications incorporated by reference from our public filings, if the statement or omission was made or occurred after November 10, 2005.
          Clear Channel Communications has agreed to indemnify, hold harmless and defend us, each of our affiliates and each of our and their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:
•	the failure of Clear Channel Communications or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Clear Channel Communications or its affiliates, other than liabilities associated with our businesses;

•	the liabilities of Clear Channel Communications and its affiliates’ businesses, other than liabilities associated with our businesses;

•	any breach by Clear Channel Communications or any of its affiliates of the Master Agreement or its other agreements with us; and

•	any untrue statement of, or omission to state, a material fact in our public filings to the extent the statement or omission was as a result of information that Clear Channel Communications furnished to us or that we incorporated by reference from Clear Channel Communications’ public filings, if the statement or omission was made or occurred after November 10, 2005.
          The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.
          Dispute Resolution Procedures. We have agreed with Clear Channel Communications that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days after submission to the executives, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days after the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with Texas law. Most of the other agreements between Clear Channel Communications and us have similar dispute resolution provisions.
          Other Provisions. The Master Agreement also contains covenants between Clear Channel Communications and us with respect to other matters, including the following:
•	our agreement (subject to certain limited exceptions) not to repurchase shares of our outstanding Class A common stock or any other securities convertible into or exercisable for our Class A common stock, without first obtaining the prior written consent or affirmative vote of Clear Channel Communications, for so long as Clear Channel Communications owns more than 50% of the total voting power of our common stock;

•	confidentiality of our and Clear Channel Communications’ information;

•	our right to continue coverage under Clear Channel Communications’ insurance policies for so long as Clear Channel Communications owns more than 50% of our outstanding common stock;

•	restrictions on our ability to take any action or enter into any agreement that would cause Clear Channel Communications to violate any law, organizational document, agreement or judgment;

•	restrictions on our ability to take any action that limits Clear Channel Communications’ ability to freely sell, transfer, pledge or otherwise dispose of our stock;

•	our obligation to comply with Clear Channel Communications’ policies applicable to its subsidiaries for so long as Clear Channel Communications owns more than 50% of the total voting power of our outstanding common stock, except (i) to the extent such policies conflict with our amended and restated certificate of incorporation or bylaws or any of the agreements between Clear Channel Communications and us, or (ii) as otherwise agreed with Clear Channel Communications or superseded by any policies adopted by our board of directors; and

•	restrictions on our ability to enter into any agreement that binds or purports to bind Clear Channel Communications.
          Approval Rights of Clear Channel Communications on Certain of our Activities. Until the first date on which Clear Channel Communications owns less than 50% of the total voting power of our common stock, the prior affirmative vote or written consent of Clear Channel Communications is required for the following actions (subject in each case to certain agreed exceptions):
•	a merger involving us or any of our subsidiaries (other than mergers involving our subsidiaries or to effect acquisitions permitted under our amended and restated certificate of incorporation);

•	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $5 million;

•	dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $5 million;

•	incurrence or guarantee of debt by us or our subsidiaries in excess of $400.0 million outstanding at any one time or that could reasonably be expected to result in a negative change in any of our credit ratings, excluding our debt with Clear Channel Communications, intercompany debt (within our company and its subsidiaries), and debt determined to constitute operating leverage by a nationally recognized statistical rating organization;

•	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;

•	enter into any agreement restricting our ability or the ability of any of our subsidiaries to pay dividends, borrow money, repay indebtedness, make loans or transfer assets, in any such case to our company or Clear Channel Communications;

•	dissolution, liquidation or winding up of our company or any of our subsidiaries;

•	adoption of a rights agreement; and

•	alteration, amendment, termination or repeal of, or adoption of any provision inconsistent with, the provisions of our amended and restated certificate of incorporation or our bylaws relating to our authorized capital stock, the rights granted to the holders of the Class B common stock, amendments to our bylaws, stockholder action by written consent, stockholder proposals and meetings, limitation of liability of and indemnification of our officers and directors, the size or classes of our board of directors, corporate opportunities and conflicts of interest between our company and Clear Channel Communications, and Section 203 of the Delaware General Corporation Law.
          Corporate Services Agreement
          We have entered into a corporate services agreement with Clear Channel Communications to provide us certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, Clear Channel Communications provides us with, among other things, the following:
•	treasury, payroll and other financial related services;

•	executive officer services;

•	human resources and employee benefits;

•	legal and related services;

•	information systems, network and related services;

•	investment services;

•	corporate services; and

•	procurement and sourcing support.
          The charges for the corporate services generally are intended to allow Clear Channel Communications to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.
          Under the Corporate Services Agreement, we and Clear Channel Communications each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.
          The Corporate Services Agreement provides that Clear Channel Communications will make available to us, and we will be obligated to utilize, the services of the chief executive officer of Clear Channel Communications, currently Mark P. Mays, to serve as our Chief Executive Officer, and the chief financial officer of Clear Channel Communications, currently Randall T. Mays, to serve as our Chief Financial Officer. Our obligation to utilize the services of each of the chief executive officer and chief financial officer of Clear Channel Communications in these capacities will continue until Clear Channel Communications owns less than 50% of the voting power of our common stock or we provide Clear Channel Communications with six months prior written notice of termination. Clear Channel Communications charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of our financial performance to the financial performance of Clear Channel Communications. The compensation and benefits costs allocated to us include such executives’ salary, bonus and other standard employee benefits, but exclude equity based compensation.
          For the year ended December 31, 2006, charges for the corporate and executive services provided to us by Clear Channel Communications under the Corporate Services Agreement totaled $22.0 million.
          Tax Matters Agreement
          We and certain of our corporate subsidiaries continue to be included in the affiliated group of corporations that files a consolidated return for U.S. federal income tax purposes of which Clear Channel Communications is the common parent corporation, and in certain cases, we or one or more of our subsidiaries may be included in a combined, consolidated or unitary group with Clear Channel Communications or one or more of its subsidiaries for certain state and local income tax purposes. We and Clear Channel Communications have entered into a tax matters agreement to allocate the responsibility of Clear Channel Communications and its subsidiaries, on the one hand, and we and our subsidiaries, on the other, for the payment of taxes resulting from filing tax returns on a combined, consolidated or unitary basis.
          With respect to tax returns in which we or any of our subsidiaries are included in a combined, consolidated or unitary group with Clear Channel Communications or any of its subsidiaries for federal, state or local tax purposes, we make payments to Clear Channel Communications pursuant to the Tax Matters Agreement equal to the amount of taxes that would be paid if we and each of our subsidiaries included in such group filed a separate tax return. We also reimburse Clear Channel Communications for the amount of any taxes paid by it on our behalf with respect to tax returns that include only us or any of our subsidiaries for federal, state or local tax purposes, which tax returns are prepared and filed by Clear Channel Communications. With respect to certain tax items, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, that are generated by us or our subsidiaries, but are used by Clear Channel Communications or its subsidiaries when a tax return is filed on a combined, consolidated or unitary basis for federal, state or local tax purposes, we are reimbursed by Clear Channel Communications as such tax items are used.

          Under the Tax Matters Agreement, Clear Channel Communications is appointed the sole and exclusive agent for us and our subsidiaries in any and all matters relating to federal, state and local income taxes, and has sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) related to such taxes and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us or any of our subsidiaries with respect to such taxes. Additionally, Clear Channel Communications determines the amount of our liability to (or entitlement to payment from) Clear Channel Communications under the Tax Matters Agreement. This arrangement may result in conflicts of interest between Clear Channel Communications and us. For example, under the Tax Matters Agreement, Clear Channel Communications will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Clear Channel Communications and detrimental to us.
          For U.S. federal income tax purposes, each member of an affiliated group of corporations that files a consolidated return is jointly and severally liable for the U.S. federal income tax liability of the entire group. Similar principles may apply with respect to members of a group that file a tax return on a combined, consolidated or unitary group basis for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between Clear Channel Communications and us during the period in which we or any of our subsidiaries are included in the consolidated group of Clear Channel Communications or any of its subsidiaries, we and our subsidiaries included in such consolidated group could be liable for the tax liability of the entire consolidated group in the event any such tax liability is incurred and not discharged by Clear Channel Communications. The Tax Matters Agreement provides, however, that Clear Channel Communications will indemnify us and our subsidiaries to the extent that, as a result of us or any of our subsidiaries being a member of a consolidated group, we or our subsidiaries becomes liable for the tax liability of the entire consolidated group (other than the portion of such liability for which we and our subsidiaries are liable under the Tax Matters Agreement).
          Under Section 482 of the Internal Revenue Code, the Internal Revenue Service has the authority in certain instances to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between Clear Channel Communications and us. Other taxing authorities may have similar authority under comparable provisions of foreign, state and local law. The Tax Matters Agreement provides that we or Clear Channel Communications will indemnify the other to the extent that, as a result of the Internal Revenue Service exercising its authority (or any other taxing authority exercising a similar authority), the tax liability of one group is reduced while the tax liability of the other group is increased.
          If Clear Channel Communications spins off our Class B common stock to its stockholders in a distribution that is intended to be tax-free under Section 355 of the Code, we have agreed in the Tax Matters Agreement to indemnify Clear Channel Communications and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor Clear Channel Communications is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and Clear Channel Communications have agreed that we will each be responsible for 50% of the tax related liabilities arising from the failure of such a spin-off to so qualify.
          For the year ended December 31, 2006, the amount of our liability to Clear Channel Communications under the Tax Matters Agreement was $26.8 million.
          Employee Matters Agreement
          We have entered into an employee matters agreement with Clear Channel Communications covering certain compensation and employee benefit issues. In general, with certain exceptions, our employees participate in the Clear Channel Communications employee plans and arrangements along with the employees of other Clear Channel Communications subsidiaries. Our payroll is also administered by Clear Channel Communications.
          We and Clear Channel Communications reserve the right to withdraw from or terminate our participation, as the case may be, in any of the Clear Channel Communications employee plans and arrangements at any time and for any reason, subject to at least 90 days’ notice. Unless sooner terminated, it is likely that our participation in Clear Channel Communications employee plans and arrangements will end if and at such time as we are no longer a subsidiary of Clear Channel Communications, which, for this purpose, means Clear Channel Communications owns less than 80% of the total combined voting power of all classes of our capital stock entitled to vote. We will, however, continue to bear the cost of and retain responsibility for all employment-related liabilities and obligations associated with our employees (and their covered dependents and beneficiaries), regardless of when incurred.
          Trademarks
          We have entered into a trademark license agreement with a subsidiary of Clear Channel Communications that entitles us to use (i) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel Communications “outdoor” trademark logo with respect to day-to-day operations of our business; and (ii) certain other Clear Channel Communications marks in connection with our business. Our use of the marks is subject to Clear Channel Communications’ approval. Clear Channel Communications may terminate our use of the marks in certain circumstances, including (i) a breach by us of a term or condition of our various agreements with Clear Channel Communications and (ii) at any time after Clear Channel Communications ceases to own at least 50% of the total voting power of our common stock. In 2006, Clear Channel Communications did not charge us a royalty fee for our use of the trademarks and other marks. We also do not currently anticipate that we will be charged a royalty fee under the Trademark License Agreement in 2007
          Products and Services Provided between Clear Channel Communications and Us
          We and Clear Channel Communications engage in transactions in the ordinary course of our respective businesses. These transactions include our providing billboard and other advertising space to Clear Channel Communications at rates we believe would be charged to a third party in an arm’s length transaction.
          Our branch managers have historically followed a corporate policy allowing Clear Channel Communications to use, without charge, domestic displays that they or their staff believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenues. Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2006, we estimated that these discounted revenues would have been less than 1.5% of our domestic revenues.
          Intercompany Note and Other Indebtedness
          On August 2, 2005, we distributed a note in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend. This note matures on August 2, 2010, may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control and, subject to certain exceptions, all proceeds from debt or equity raised by us must be used to prepay such note. At December 31, 2006, the interest rate on the $2.5 billion note was 6.1%. The amount of interest accrued under the intercompany note during the year ended December 31, 2006, totaled $154.3 million. The principal balance on the intercompany note outstanding as of March 31, 2007, was $2.5 billion.
          Until all our obligations evidenced by and provided for in the $2.5 billion intercompany note are fully paid, we and our subsidiaries are subject to certain negative covenants contained in the note, including limitations on the following:
•	becoming liable for consolidated funded indebtedness (as defined in the note), excluding certain intercompany indebtedness or guarantees of indebtedness incurred by Clear Channel Communications or certain of its subsidiaries, in a principal amount in excess of $400.0 million at any one time outstanding;

•	creating liens;

•	making investments;

•	sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of our total consolidated stockholder’s equity (as defined in the note) as shown on our most recently reported annual audited consolidated financial statements;

•	disposing of all or substantially all of our assets;

•	mergers and consolidations;

•	declaring or paying dividends or other distributions;

•	repurchasing our equity; and

•	limitations on entering into transactions with our affiliates.
          The note contains customary events that permit its maturity to be accelerated prior to its stated maturity date including our failure to comply with any of its negative covenants.
          As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain an account that represents net amounts, up to a maximum of $1.0 billion, due to or from Clear Channel Communications, which is recorded as “Due from Clear Channel Communications” or “Due to Clear Channel Communications” on the consolidated balance sheets. The account represents our revolving promissory note with Clear Channel Communications. The account accrues interest pursuant to the Master Agreement and is generally payable on demand. Included in the account is the net activity resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, we maintain collection bank accounts swept daily by Clear Channel Communications. In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment. At December 31, 2006, a balance of $4.2 million was a liability recorded in “Due to Clear Channel Communications” on the consolidated balance sheet. For the year ended December 31, 2006, we accrued net interest income on net amounts due to or from Clear Channel Communications of $0.4 million. At December 31, 2006, the interest rate on the intercompany account was 4.957%.
Policy on Review, Approval or Ratification of Transactions with Related Persons
          Clear Channel Outdoor has adopted a written policy for approval of transactions between Clear Channel Outdoor and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members. However, the related person transactions described in this document were not approved under this policy because they occurred prior to the time the policy was adopted.
          The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve those transactions. In doing so, the Audit Committee satisfies itself that it has been fully informed as to the material facts of the related person’s relationship and interest and as to the material facts of the proposed transaction and determines whether the transaction is fair to Clear Channel Outdoor. In addition, if Clear Channel Outdoor’s management, in consultation with Clear Channel Outdoor’s Chief Executive Officer or President and Chief Financial Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee shall report to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

PROPOSAL 2: APPROVE THE ADOPTION OF THE CLEAR CHANNEL
OUTDOOR HOLDINGS, INC. 2006 ANNUAL INCENTIVE PLAN
Background
          The Board has approved and adopted the Clear Channel Outdoor Holdings, Inc. 2006 Annual Incentive Plan (the “Annual Incentive Plan”). Pursuant to its terms the Annual Incentive Plan will terminate unless it is approved by the Company’s stockholders at the annual meeting. The purpose of the Annual Incentive Plan is to provide performance-based compensation to executive officers and other selected key employees of the Company and its subsidiaries that will not be subject to the executive compensation deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
          Under the Annual Incentive Plan, the Company’s Compensation Committee will designate performance objectives with respect to a performance period for each plan participant. Utilizing those performance objectives, the Compensation Committee uses the Annual Incentive Plan to reward accomplishments achieved during the performance period. The Board of Directors believes that the Annual Incentive Plan benefits stockholders because it creates a strong incentive for executives to meet or exceed specified financial goals.
          The Board of Directors has determined that it is in the best interests of the Company and its stockholders to maximize the tax deductibility of amounts payable under the Annual Incentive Plan. Accordingly, the Company has structured the Annual Incentive Plan in a manner that payments made under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and the next four highest compensated officers of the Company (collectively, the “Covered Persons”) who were employed by the Company on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” does not count against the $1 million limitation. The Annual Incentive Plan sets forth, among other things, the performance objectives under which bonuses may be paid under the plan. Pursuant to Section 162(m), if the Company’s stockholders approve the Annual Incentive Plan and the other requirements of Section 162(m) are satisfied with respect to awards under the plan, amounts paid to the Covered Persons pursuant to the plan in forthcoming periods will qualify as fully tax-deductible to the Company, potentially generating substantial after-tax savings.
Vote Required
          The approval of the Annual Incentive Plan requires the affirmative vote of the holders of at least a majority of the total voting power of the Company’s Class A and Class B common stock present in person or represented by proxy and entitled to vote at the annual meeting. For purposes of this vote, a vote to abstain (or a direction to your broker, bank, or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting and, therefore, will have the effect of a negative vote. A broker non-vote is not considered present in person or represented by proxy and entitled to vote at the annual meeting and, therefore, will not have an effect on this vote.
Plan Summary
          The principal features of the Annual Incentive Plan are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Annual Incentive Plan attached as Appendix A to this Proxy Statement.
Administration
          The Annual Incentive Plan is administered by the Compensation Committee of our Board of Directors. Subject to the terms of the Annual Incentive Plan, the Compensation Committee has the authority to (a) select the individuals who may participate in the plan, (b) prescribe the terms and conditions of each participant’s award and make amendments thereto, (c) determine whether the performance objectives have been met, and (d) take all other actions necessary to administer the plan.

Eligibility
          Executive officers and other key employees of the Company and its subsidiaries selected by the Compensation Committee will be eligible to participate in the Annual Incentive Plan. Currently, one individual is eligible to participate in the Annual Incentive Plan.
Performance Awards
Performance objectives may be based upon any one or more of the following criteria:
•	Revenue growth;

•	Operating income before depreciation and amortization and non-cash compensation expense (“OIBDAN”);

•	OIBDAN growth;

•	Funds from operations;

•	Funds from operations per share and per share growth;

•	Cash available for distribution;

•	Cash available for distribution per share and per share growth;

•	Operating income and operating income growth;

•	Net earnings;

•	Earnings per share and per share growth;

•	Return on equity;

•	Return on assets;

•	Share price performance on an absolute basis and relative to an index;

•	Improvements in attainment of expense levels;

•	Implementing or completion of critical projects; or

•	Improvements in cash-flow (before or after tax).
The amount of an award, if any, payable to a participant will depend upon whether and the extent to which the performance objective(s) of the award are achieved during the applicable performance period. Performance objectives may be established on a periodic, annual, cumulative, or average basis, and may be established on a corporate-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures. The Compensation Committee may establish different payout levels based upon the levels of achievement of the performance objectives specified in the award. Awards may contain more than one performance objective and performance objectives may be based upon multiple performance criteria. Multiple performance objectives contained in an award may be aggregated, weighted, expressed in the alternative or otherwise specified by the Compensation Committee. The level or levels of performance specified with respect to a performance objective may be expressed in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Compensation Committee may determine.
Maximum Annual Amount Payable to a Participant
          No participant may earn more than $15,000,000 in any calendar year pursuant to an award under the Annual Incentive Plan.

Plan Operation
          Performance objectives will be established by the Compensation Committee and communicated to the participant by the 90th day of the applicable performance period or, if earlier, before 25% of the applicable performance period has elapsed. The Compensation Committee will determine the performance period applicable to an award. Subject to the requirements of the Annual Incentive Plan and applicable law, each award will contain such other terms and conditions as the Compensation Committee, acting in its discretion, may prescribe.
Payment of Awards
          Upon certification of the achievement of performance objectives by the Compensation Committee and subject to any deferral arrangements or other conditions that may be permitted or required by the Compensation Committee, the award will be settled in cash.
          The Compensation Committee is authorized to reduce or eliminate the performance award of any participant, for any reason, including changes in the participant’s position or duties, whether due to termination of employment (including death, disability, retirement, voluntary termination, or termination with or without cause) or otherwise. To the extent necessary to preserve the intended economic effects of the Annual Incentive Plan or an award under the Annual Incentive Plan, the Compensation Committee is authorized to adjust pre-established performance objectives and other terms of performance awards to take into account certain material events, including: (a) a change in corporate capitalization; (b) a material or extraordinary corporate transaction involving the Company or a subsidiary, including, without limitation, a merger, consolidation, reorganization, spin-off, or the sale of a subsidiary or of the assets of a business or division; (c) a partial or complete liquidation of the Company or any subsidiary; or (d) certain changes in accounting rules; provided, however, that no such adjustment may cause a performance award to fail to be non-deductible under Section 162(m) of the Code.
          Unless the Compensation Committee determines otherwise, no payment related to an award will be made to a participant whose employment with the Company and its subsidiaries terminates (for any reason other than death) before the payment date of the award.
Duration and Amendment
          The Annual Incentive Plan was effective as of January 1, 2006 and will terminate on April 25, 2007, the date of the 2007 Annual Meeting of Stockholders, unless the plan is approved by the Company’s stockholders at the annual meeting. The Board of Directors or the Compensation Committee may, at any time or from time to time, amend the Annual Incentive Plan. Amendment may be made without stockholder approval, unless such approval is required to maintain the status of the Annual Incentive Plan under Section 162(m) of the Code. The Board of Directors may terminate the Annual Incentive Plan at any time.
U.S. Federal Income Tax Consequences
          All amounts paid under the Annual Incentive Plan constitute taxable income to the participant when received. If the Compensation Committee so allows under the terms of the plan, a participant may be able to elect to defer a portion of the bonus, and as a result may be entitled to defer the recognition of income. Generally, and subject to Section 162(m) of the Code, the Company will be entitled to a federal income tax deduction when amounts paid under the Annual Incentive Plan are included in the employee’s income.
          As stated above, the Annual Incentive Plan is being submitted for stockholder approval so that cash bonuses paid under the plan qualify for tax deductibility by the Company. However, stockholder approval is only one of several requirements under Section 162(m), and stockholder approval of the plan should not be viewed as a guarantee that all amounts paid under the plan will be deductible by the Company.
          THE ABOVE SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT PURPORT TO BE COMPLETE. THE PRECEDING DISCUSSION IS ONLY A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES CONCERNING THE ANNUAL INCENTIVE PLAN AND DOES NOT ADDRESS THE TAX CONSEQUENCES ARISING IN THE CONTEXT OF A PARTICIPANT’S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY,

STATE, OR FOREIGN COUNTRY IN WHICH A PARTICIPANT’S INCOME OR GAIN MAY BE TAXABLE.
New Plan Benefits
          Future cash awards under the Annual Incentive Plan are based on satisfaction of pre-established performance objectives during each applicable performance period, and therefore, are not determinable at this time. The following table sets forth the cash performance awards paid to the named executive officers and the specified groups of individuals during the 2006 fiscal year under the Annual Incentive Plan.
Annual Incentive Plan
          THE AWARDS IN THIS TABLE FOR THE NAMED EXECUTIVE OFFICERS ARE INCLUDED IN THE 2006 SUMMARY COMPENSATION TABLE SET FORTH IN THIS PROXY STATEMENT AND ARE NOT ADDITIONAL AWARDS.

Name and Position	2006 Cash Performance Award
Mark P. Mays Chief Executive Officer	—
Randall T. Mays Chief Financial Officer	—
Paul J. Meyer President and Chief Operating Officer	$920,000
Franklin G. Sisson, Jr. Global Director—Sales and Marketing	—
Kurt A. Tingey Executive Vice President-Americas Chief Financial Officer	—
All current executive officers as a group (9 people)	$920,000
All current non-employee directors as a group	—
All employees except current executive officers as a group	—
          If the Company’s stockholders approve the Annual Incentive Plan, the plan will continue for 2007 and future years as permitted by applicable law. If our stockholders do not approve the Annual Incentive Plan, the plan will terminate at the annual meeting.
          In considering whether to vote for approval of the Annual Incentive Plan, you should be aware that the Company’s executive officers may have received, and in the future may continue to receive, awards under this plan (if approved by the stockholders). Failure of the stockholders to approve this proposal will not affect the awards, if any, previously granted under the Annual Incentive Plan.
          THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE CLEAR CHANNEL OUTDOOR HOLDINGS, INC. 2006 ANNUAL INCENTIVE PLAN.

PROPOSAL 3: APPROVE THE ADOPTION OF THE CLEAR CHANNEL OUTDOOR HOLDINGS, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED
Background
     The Board has approved and adopted the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated (the “Stock Incentive Plan”). Pursuant to the terms of the Stock Incentive Plan, no awards may be made pursuant to the Stock Incentive Plan after the date of the annual meeting unless the Stock Incentive Plan is approved by the Company’s stockholders at the annual meeting. As of December 31, 2006, the Company has granted stock options and restricted stock for 7,708,879 and 217,101 shares of our Class A common stock, respectively, under the plan and there remain 33,975,920 shares of our Class A common stock available for future awards under the plan. The weighted average exercise price of outstanding stock options under the plan as of December 31, 2006 was $23.4108.
     The Stock Incentive Plan is a broad-based incentive plan that provides for granting stock options, stock appreciation rights, restricted stock, deferred stock awards, and performance-based cash and stock awards. The Board believes that the Company’s success and long-term progress are dependent upon attracting and retaining its directors, officers, employees, consultants, and advisers, and aligning the interests of such individuals with those of its stockholders. The Stock Incentive Plan gives the Compensation Committee the maximum flexibility to use various forms of incentive awards as part of the Company’s overall compensation program.
     The Board of Directors has determined that it is in the best interests of the Company and its stockholders to maximize the tax deductibility of performance-based cash and stock awards payable under the Stock Incentive Plan. Accordingly, the Company has structured the Stock Incentive Plan in a manner that payments made under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and the next four highest compensated officers of the Company (collectively, the “Covered Persons”) who were employed by the Company on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” does not count against the $1 million limitation. The Stock Incentive Plan sets forth, among other things, the performance objectives under which awards may be paid under the plan.
     The closing sale price of the Company’s Class A common stock on March 15, 2007 was $26.31.
Vote Required
     The approval of the Stock Incentive Plan requires the affirmative vote of the holders of at least a majority of the total voting power of the Company’s Class A and Class B common stock present in person or represented by proxy and entitled to vote at the annual meeting; provided that the total votes cast on this proposal represent over 50% of the outstanding shares of our Class A and Class B common stock. For purposes of this vote, a vote to abstain (or a direction to your broker, bank, or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting and, therefore, will have the effect of a negative vote. A broker non-vote is not counted as a vote cast and, therefore, could prevent the total votes cast on this proposal from representing over 50% of the outstanding shares of our Class A and Class B common stock, but will not otherwise have an effect on this vote.
Plan Summary
     The principal features of the Stock Incentive Plan are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Stock Incentive Plan attached as Appendix B to this Proxy Statement.

Administration
     The Stock Incentive Plan is administered by the Compensation Committee of our Board of Directors; however, the full Board of Directors will have sole responsibility and authority for making and administering awards to any of our non-employee directors. Subject to the terms of the Stock Incentive Plan, the Compensation Committee has authority to (a) select the individuals that may participate in the plan, (b) prescribe the terms and conditions of each participant’s award and make amendments thereto, (c) construe, interpret, and apply the provisions of the Stock Incentive Plan and of any award made under the plan, and (d) take all other actions necessary to administer the plan. The Compensation Committee may delegate any of its responsibilities and authority to other persons, subject to applicable law.
Securities Covered by the Plan
     Subject to adjustments as required or permitted by the Stock Incentive Plan, the Company may issue a total of forty-two million (42,000,000) shares of its Class A common stock, $.01 par value per share, under the Stock Incentive Plan. The following shares are not taken into account in applying these limitations: (a) shares covered by awards that expire or are canceled, forfeited, settled in cash, or otherwise terminated, (b) shares delivered to the Company or withheld by the Company for the payment or satisfaction of purchase price or tax withholding obligations associated with the exercise or settlement of an award, and (c) shares covered by stock-based awards assumed by the Company in connection with the acquisition of another company or business.
Individual Award Limitations
     In any calendar year, no participant may receive (a) awards covering more than one million (1,000,000) shares plus the amount of the participant’s unused annual limit as of the close of the preceding calendar year, and (b) performance-based cash awards under the Stock Incentive Plan exceeding more than five million dollars ($5,000,000) plus the amount of the participant’s unused annual dollar limit as of the close of the preceding calendar year.
Eligibility
     Awards may be made under the Stock Incentive Plan to any of the Company’s or its subsidiaries’ present or future directors, officers, employees, consultants, or advisers. Currently, there are approximately 540 individuals eligible to participate in the Stock Incentive Plan. For purposes of the plan, a subsidiary is any entity in which the Company has a direct or indirect ownership interest of at least 50%.
Forms of Award
     Stock Options and Stock Appreciation Rights. The Company may grant stock options that qualify as “incentive stock options” under Section 422 of the Code (“ISOs”), as well as stock options that do not qualify as ISOs. However, no ISOs may be granted subsequent to the tenth anniversary of the date that the Stock Incentive Plan is adopted. The Company may also grant stock appreciation rights (“SARs”). In general, an SAR gives the holder the right to receive the appreciation in value of the shares of our Class A common stock covered by the SAR from the date the SAR is granted to the date the SAR is exercised. The per share exercise price of a stock option and the per share base value of an SAR may not be less than the fair market value per share of Class A common stock on the date the option or SAR is granted. The Company may not reprice options granted under the Stock Incentive Plan without stockholder approval. Generally, the term of a stock option is ten years; provided, however, different limitations apply to ISOs granted to ten-percent stockholders: in such cases, the term may not be greater than five years and the exercise price may not be less than 110% of the fair market value per share of our Class A common stock on the date the option is granted.
     The Compensation Committee may impose such exercise, forfeiture, and other terms and conditions as it deems appropriate with respect to stock options and SARs. The exercise price under a stock option may be paid in cash or in any other form or manner permitted by the Compensation Committee, including without limitation, payment of previously-owned shares of our Class A common stock, or payment pursuant to broker-assisted cashless exercise procedures. Methods of exercise and settlement and other terms of SARs will be determined by the Compensation Committee.

     The Compensation Committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with the Company and its subsidiaries as the Compensation Committee deems appropriate on a grant-by-grant basis.
     Restricted Stock and Deferred Stock Awards. The Stock Incentive Plan authorizes the Compensation Committee to make restricted stock awards, pursuant to which shares of the Class A common stock are issued to designated participants subject to transfer restrictions and vesting conditions. Subject to such conditions as the Compensation Committee may impose, the recipient of a restricted stock award may be given the rights to vote and receive dividends on shares covered by the award pending the vesting or forfeiture of the shares.
     Deferred stock awards generally consist of the right to receive shares of Class A common stock in the future, subject to such conditions as the Compensation Committee may impose including, for example, continuing employment or service for a specified period of time or satisfaction of specified performance criteria. Prior to settlement, deferred stock awards do not carry voting, dividend, or other rights associated with stock ownership; however, dividend equivalents may be payable or accrue if the Compensation Committee so determines.
     Unless the Compensation Committee determines otherwise, shares of restricted stock and non-vested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries.
     Other Stock-Based Awards. The Stock Incentive Plan gives the Compensation Committee broad discretion to grant other types of equity-based awards, including, for example, dividend equivalent payment rights, phantom shares, and bonus shares, and to provide for settlement in cash and/or shares. The Stock Incentive Plan also allows non-employee directors to elect to receive all or part of their annual retainers in the form of shares of the Class A common stock in lieu of cash.
     Performance-Based Awards. The Compensation Committee may also grant performance-based awards under the Stock Incentive Plan. In general, performance awards provide for the payment of cash and/or shares of Class A common stock upon the achievement of objective, predetermined performance objectives established by the Compensation Committee. Performance objectives may be based upon any one or more of the following business criteria:
•	Earnings per share;

•	Share price or total stockholder return;

•	Pre-tax profits;

•	Net earnings;

•	Return on equity or assets;

•	Revenues;

•	Operating income before depreciation, amortization, and non-cash compensation expense, or “OIBDAN;”

•	Market share or market penetration; or

•	Any combination of the foregoing.
     Performance objectives may be applied to an individual, a subsidiary, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate. Performance objectives may be expressed in absolute or relative terms and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained.
     The Compensation Committee must certify in writing prior to payment of the performance award that the performance objectives and any other material terms of the award were in fact satisfied.

Adjustments of Awards
     Generally, in the event of a split-up, spin-off, recapitalization, or consolidation of shares or any similar capital adjustment, or a change in the character or class of shares covered by the Stock Incentive Plan or any award made pursuant to the plan, the Company will adjust (a) the maximum number of shares of Class A common stock which may be issued under the Stock Incentive Plan, (b) the maximum number of shares of Class A common stock which may be covered by awards made to an individual in any calendar year, (c) the number of shares of Class A common stock subject to outstanding awards, and (d) where applicable, the exercise price, base price, target market price, or purchase price under outstanding awards, as required to equitably reflect the effect on the Class A common stock of such transactions or changes.
     Generally, if the Company enters into a merger, consolidation, acquisition or disposition of property or stock, separation, reorganization, liquidation, or any other similar transaction or event so designated by the Board of Directors in its sole discretion (collectively, an “Exchange Transaction”), all outstanding options and SARs will either (a) become fully vested and exercisable immediately prior to the Exchange Transaction (and any such outstanding options or SARs which are not exercised before the Exchange Transaction will thereupon terminate), or (b), at the sole discretion of the Board of Directors, be assumed by and converted into options or SARs for shares of the acquiring company. The Board of Directors may make similar adjustments to other outstanding awards under the Stock Incentive Plan and may direct a cashout of any or all outstanding awards based upon the value of the consideration paid for our shares in the Exchange Transaction giving rise to the adjustment of plan awards.
Amendment and Termination of the Plan; Term
     Except as may otherwise be required by law or the requirements of any stock exchange or market upon which the Company’s Class A common stock may then be listed, the Board of Directors, acting in its sole discretion and without further action on the part of our stockholders, may amend the Stock Incentive Plan at any time and from time to time and may terminate the Stock Incentive Plan at any time. No such amendment or termination may impair or adversely alter any awards previously granted under the plan (without the consent of the recipient or holder) or deprive any person of shares previously acquired under the plan.
     Unless sooner terminated , the plan shall terminate on the tenth anniversary of the date of its adoption by the Company’s Board of Directors, or October 17, 2015.
U.S. Federal Income Tax Consequences
     The grant of a stock option or SAR under the Stock Incentive Plan is not a taxable event to the participant for federal income tax purposes. In general, ordinary income is realized upon the exercise of a stock option (other than an ISO) in an amount equal to the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise over the option exercise price paid for the shares. The amount of ordinary income realized upon the exercise of an SAR is equal to the excess of the fair market value of the shares covered by the exercise over the SAR base price. The Company generally will be entitled to a deduction equal to the amount of ordinary income realized by a participant upon the exercise of an option or SAR. The tax basis of shares acquired upon the exercise of a stock option (other than an ISO) or SAR is equal to the value of the shares on the date of exercise. Upon a subsequent sale of the shares, capital gain or loss (long-term or short-term, depending on the holding period of the shares sold) will be realized in an amount equal to the difference between the selling price and the basis of the shares. Certain additional rules apply if the exercise price of an option is paid in shares previously owned by participant.
     No income is realized upon the exercise of an ISO other than for purposes of the alternative minimum tax. Income or loss is realized upon a disposition of shares acquired pursuant to the exercise of an ISO. If the disposition occurs more than one year after the ISO exercise date and more than two years after the ISO grant date, then gain or loss on the disposition, measured by the difference between the selling price and the option exercise price for the shares, will be long-term capital gain or loss. If the disposition occurs within one year of the exercise date or within two years of the grant date, then the gain realized on the disposition will be taxable as ordinary income to the extent such gain is not more than the difference between the value of the shares on the date of exercise and the exercise price, and the balance of the gain, if any, will be capital gain. The Company is not entitled to a deduction with respect to the exercise of an ISO; however, it is entitled to a deduction corresponding to the ordinary income realized by a participant upon a disposition of shares acquired pursuant to the exercise of an ISO before the satisfaction of the applicable one- and two-year holding period requirements described above.
     In general, a participant will realize ordinary income with respect to common stock received pursuant to restricted stock award at the time the shares become vested in accordance with the terms of the award in an amount equal to the fair market value of the shares at the time they become vested, and except as discussed below, the Company is generally entitled to a corresponding deduction. The participant’s tax basis in the shares will be equal to the ordinary income so recognized. Upon subsequent disposition of the shares, the participant will realize long-term or short-term capital gain or loss, depending on the holding period of the shares sold.
     A participant may make an “early income election” within 30 days of the receipt of restricted shares of common stock, in which case the participant will realize ordinary income on the date the restricted shares are received equal to the difference between the value of the shares on that date and the amount, if any, paid for the shares. In such event, any appreciation in the value of the shares after the date of the award will be taxable as capital gain upon a subsequent disposition of the shares. The Company’s deduction is limited to the amount of ordinary income realized by the participant as a result of the early income election.
     A participant who receives deferred stock awards will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock distributed at the time of settlement of the deferred stock awards and, except as discussed below, the Company will generally be entitled to a tax deduction at that time. The participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition the participant will realize long-term or short-term capital gain or loss.
     Other awards will generally result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.
     Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The Company intends that options and SARs, and, subject to stockholder approval of the performance objectives described herein, contingent long-term performance awards granted under the Stock Incentive Plan will continue to qualify as performance-based compensation not subject to the $1 million deductibility cap under Section 162(m). A number of requirements must be met in order for particular compensation to so qualify. However, there can be no assurance that such compensation under the plan will be fully deductible under all circumstances. In addition, other awards under the Stock Incentive Plan, such as restricted stock and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.
     THE ABOVE SUMMARY PERTAINS SOLELY TO CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AWARDS MADE UNDER THE STOCK INCENTIVE PLAN AND DOES NOT PURPORT TO BE COMPLETE. THE SUMMARY DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES AND IT DOES NOT ADDRESS STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS.
New Plan Benefits
     The Compensation Committee and the Board, as applicable, in their discretion determine awards granted under the Stock Incentive Plan and, therefore, the Company is unable to determine the awards that will be granted in the future under the Stock Incentive Plan. The following table sets forth the type and amount of awards that were granted to the named executive officers and the specified groups of individuals during the 2006 fiscal year under this plan.

Stock Incentive Plan
     THE AWARDS IN THIS TABLE FOR THE NAMED EXECUTIVE OFFICERS ARE INCLUDED IN THE 2006 SUMMARY COMPENSATION TABLE AND IN THE 2006 GRANTS OF PLAN-BASED AWARDS TABLE SET FORTH IN THIS PROXY STATEMENT AND ARE NOT ADDITIONAL AWARDS. THE AWARDS IN THIS TABLE FOR THE NON-EMPLOYEE DIRECTORS ARE INCLUDED IN THE 2006 DIRECTOR COMPENSATION TABLE SET FORTH IN THIS PROXY STATEMENT AND ARE NOT ADDITIONAL AWARDS.

2006 Restricted Stock
	2006 Stock Option Awards	Awards
Name and Position	(#) (1)	(#) (1) (2)
Mark P. Mays Chief Executive Officer	—	—
Randall T. Mays Chief Financial Officer	—	—
Paul J. Meyer President and Chief Operating Officer	—	—
Franklin G. Sisson, Jr. Global Director—Sales and Marketing	—	—
Kurt A. Tingey Executive Vice President-Americas Chief Financial Officer	—	—

All current executive officers as a group	12,500	3,125
All current non-employee directors as a group	—	—
All employees except current executive officers as a group	208,325	5,429

(1)	Stock options and/or restricted stock awards were granted to the named executive officers on November 11, 2005 in conjunction with the Company’s IPO. No additional awards were granted to the named executive officers during 2006

(2)	The closing price of the Company’s Class A common stock on December 29, 2006 was $27.91.
     If the Company’s stockholders approve the Stock Incentive Plan, the plan will continue for 2007 and future years as permitted by applicable law. If our stockholders do not approve the Stock Incentive Plan, the Company may not grant any further awards under this plan.
     In considering whether to vote for approval of the Stock Incentive Plan, you should be aware that the Company’s executive officers have received, and in the future may continue to receive, grants under this plan (if approved by the stockholders). Failure of the stockholders to approve this proposal will not affect the rights of existing holders or the awards previously granted under the Stock Incentive Plan.
Equity Compensation Plan Information
     Except for the Stock Incentive Plan, the Company does not have any other equity-based compensation plans. For further information on the number of outstanding awards under the Stock Incentive Plan, the weighted average exercise price of outstanding stock options, and the number of shares of Class A common stock remaining available for future issuance under the Stock Incentive Plan, see the above “Background” section of this Proposal No. 3.
     THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE CLEAR CHANNEL OUTDOOR HOLDINGS, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED.

AUDIT COMMITTEE REPORT
     The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of Clear Channel Outdoor Holdings, Inc.’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel Outdoor specifically incorporates this Report by reference therein.
     The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board of Directors. The charter reflects standards set forth in SEC regulations and NYSE rules. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com. A copy may also be obtained upon request from the Secretary of Clear Channel Outdoor.
     As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of Clear Channel Outdoor’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel Outdoor’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Clear Channel Outdoor’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.
     Among other matters, the Audit Committee monitors the activities and performance of Clear Channel Outdoor’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. Subject to the consent of our corporate parent, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel Outdoor’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel Outdoor’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel Outdoor’s internal compliance programs.
     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met eight times during the year ended December 31, 2006. The Audit Committee also meets privately with the internal and external auditors as well as management immediately following four of these meetings.
     During the course of 2006, management completed the documentation, testing and evaluation of Clear Channel Outdoor’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Clear Channel Outdoor’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Clear Channel Outdoor’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.
     In overseeing the preparation of Clear Channel Outdoor’s financial statements, the Committee met with both management and Clear Channel Outdoor’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).
     With respect to Clear Channel Outdoor’s outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     Finally, the Committee continued to monitor the scope and adequacy of Clear Channel Outdoor’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.
     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Clear Channel Outdoor’s audited financial statements in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
Respectfully submitted,
THE AUDIT COMMITTEE
James M. Raines — Chairman,
Marsha M. Shields
and Dale W. Tremblay

AUDITOR FEES
     Ernst & Young LLP billed Clear Channel Outdoor the following fees for services provided during the years ended December 31, 2006 and 2005:

	Fees Paid During Year Ended
	December 31,
(In thousands)	2006	2005
Annual audit fees (1) (2)	$3,782	$556
Audit-related fees (3)	129	—
Tax fees (4)	275	—
All other fees (5)	—	—

Total fees for services	$4,186	$556

(1)	Annual audit fees are for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	2005 annual audit fees are for incremental professional services rendered for the audit of our stand-alone annual financial statements and reviews of stand-alone quarterly financial statements. This category also includes incremental assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards. These fees are in addition to the fees paid by Clear Channel Communications, Inc. for professional services rendered on behalf of the consolidated company prior to our initial public offering. During 2005, Clear Channel Communications, Inc. allocated approximately $6.0 million of its consolidated audit fees to us.

(3)	Audit-related fees are for due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulations.

(4)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews. Of the $275,000 tax fees for 2006, $69,000 was related to tax compliance services.

(5)	All other fees are the fees for products and services other than those in the above three categories. This category includes, among other things, permitted corporate finance assistance, and certain advisory services such as internal audit assistance and legal services permitted by SEC rules during the applicable period.
     Clear Channel Outdoor’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel Outdoor is compatible with maintaining Ernst & Young LLP’s independence.
     The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel Outdoor by its independent auditor. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.
     Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
     Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2008 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of Clear Channel Outdoor no later than December 14, 2007. Proposals should be sent to Secretary, Clear Channel Outdoor Holdings, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.
ADVANCE NOTICE PROCEDURES
     Under our bylaws, stockholders may not present a proposal for consideration at any stockholders meeting unless such stockholder submits such proposal in writing to the secretary of Clear Channel Outdoor not less than 90 days prior to the meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Clear Channel Outdoor’s proxy statement.
OTHER MATTERS
     Neither Clear Channel Outdoor management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
NYSE MATTERS
     Clear Channel Outdoor filed the CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act with the SEC as exhibits to its most recently filed Form 10-K. Clear Channel Outdoor also submitted a Section 12(a) CEO Certification to the NYSE last year.
GENERAL
     The cost of soliciting proxies will be borne by Clear Channel Outdoor. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel Outdoor may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Clear Channel Outdoor has also retained Innisfree M&A Incorporated to aid in the solicitation of proxies, at an estimated cost of $5,000 plus reimbursement of reasonable out-of pocket expenses. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel Outdoor expects to reimburse such parties for their charges and expenses connected therewith.
     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Clear Channel Outdoor and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Clear Channel Outdoor Holdings, Inc., Stockholder Relations, P.O. Box 659512, San Antonio, Texas 78265-9512.
     An electronic copy of Clear Channel Outdoor’s Annual Report on Form 10-K filed with the SEC on March 1, 2007, is available free of charge at Clear Channel Outdoor’s Internet website at www.clearchanneloutdoor.com. A paper copy of the Form 10-K is also available without charge to stockholders upon written request to Clear Channel Outdoor Holdings, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.
     This document is dated April 13, 2007 and is first being mailed to stockholders on or about April 13, 2007.

Andrew W. Levin
Executive Vice President, Chief Legal
Officer and Secretary

APPENDIX A
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
2006 ANNUAL INCENTIVE PLAN
1. Purpose. The purpose of the plan is to provide performance-based incentive compensation to executive officers and other selected key executives of Clear Channel Outdoor Holdings, Inc. (the “Company”) and its subsidiaries, which, as applicable, will not be subject to the executive compensation deduction limitations of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).
2. Administration.
     2.1 The Committee. The plan will be administered by the compensation committee of the Company’s board of directors, or a committee of such other persons as the board of directors may appoint. Unless the board of directors determines otherwise, the members of the committee must be “outside directors” for purposes of 162(m) of the Code.
     2.2 Responsibility and Authority of the Committee. Subject to the provisions of the plan, the committee, acting in its discretion, will have responsibility and authority to (a) select the individuals who may participate in the plan, (b) prescribe the terms and conditions of each participant’s award and make amendments thereto, (c) determine whether and the extent to which performance goals have been met, (d) construe, interpret and apply the provisions of the plan and of any agreement or other document evidencing an award made under the plan, and (e) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the plan. In exercising its responsibilities, the committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate. The decision of the committee regarding any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons.
     2.3 Manner of Exercise of Committee Authority. The Committee may delegate responsibilities with respect to the administration of the Plan to one or more officers of the Company or any of its subsidiaries, to one or more members of the Committee or to one or more members of the Board; provided, however, that the Committee may not delegate its responsibility if and to the extent such delegation would cause an award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. The committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the plan to one or more members of the committee or to one or more officers of the Company.
     2.4 Indemnification. The Company shall indemnify and hold harmless each member of the board of directors and of the committee or any employee of the Company or any of its subsidiaries and affiliates who provides assistance with the administration of the plan or to whom a plan-related responsibility is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the board of directors), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
3. Performance-Based Compensation Opportunities.
     3.1 General. Each award made under the plan will represent the right to receive incentive compensation upon the achievement of one or more performance objectives that are established by the committee and communicated to the recipient of the award by the 90th day of the applicable performance period or, if earlier, before 25% of the applicable performance period has elapsed. The committee will determine the performance period applicable to an award. Subject to the requirements of the plan and applicable law, each award will contain such other terms and conditions as the committee, acting in its discretion, may prescribe.
     3.2 Performance Criteria. Performance objectives may be based upon any one or more of the following criteria: revenue growth, operating income before depreciation and amortization and non-cash compensation expense (“OIBDAN”), OIBDAN growth, funds from operations, funds from operations per share and per share growth, cash available for distribution, cash available for distribution per share and per share growth, operating income and operating income growth, net earnings, earnings per share and per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, improvements in attainment of expense levels, implementing or completion of critical projects, or improvement in cash-flow (before or after tax).
     3.3 Performance Objectives. The amount, if any, payable to a participant with respect to an award will depend upon whether and the extent to which the performance objective(s) of the award are achieved during the applicable performance period. Performance objectives may be established on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. The committee may establish different levels of payment under an award to correspond with different levels of achievement of performance objectives specified in the award. Awards may contain more than one performance objective; and performance objectives may be based upon multiple performance criteria. Multiple performance objectives contained in an award may be aggregated, weighted, expressed in the alternative or otherwise specified by the committee. The level or levels of performance specified with respect to a performance objective may be expressed in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the committee may determine. Notwithstanding anything to the contrary contained in the plan, the performance objectives under any award must be objective and must otherwise meet the requirements of Section 162(m) of the Code.
     3.4 Adjustments. The committee may reduce or eliminate an award made under the plan for any reason, including, without limitation, changes in the position or duties of a participant during or after a performance period, whether due to termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the plan and individual awards, the committee may make appropriate adjustments to the performance objectives and other terms of an award to properly reflect (a) a change in corporate capitalization; (b) a material or extraordinary corporate transaction involving the Company or a subsidiary, including, without limitation, a merger, consolidation, reorganization, spin-off, or the sale of a subsidiary or of the assets of a business or division (whether or not such transaction constitutes a reorganization within the meaning of Section 368(a) of the Code); (c) a partial or complete liquidation of the Company or a subsidiary, or (d) a change in accounting or other relevant rules or regulations; provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the authority to make or the making of such adjustment would cause an award to fail to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
     3.5 Certification. Following the completion of the performance period applicable to an award, the committee shall determine and shall certify in writing whether and the extent to which the performance objective(s) under the award have been achieved, as well as the amount, if any, payable to the participant as a result of such achievement(s), which determination(s) and certification(s) shall be subject to and shall be made in accordance with the requirements of Section 162(m) of the Code.
     3.6 Payment of Amounts Earned. Subject to such deferral and/or other conditions as may be permitted or required by the committee, amounts earned under an award will be paid or distributed as soon as practicable following the committee’s determination and certification of such amounts.
     3.7 Maximum Annual Amount Payable to a Participant. Notwithstanding anything to the contrary contained herein, no individual may earn more than $15,000,000 in any calendar year pursuant to an award made to such individual under the plan.
4. Termination of Employment; Death. Unless the committee determines otherwise, no amount will be payable under an award made to a participant whose employment with the Company and its subsidiaries terminates (for any reason other than death) before the payment date of such award. If a participant dies before receiving payment of an amount earned under the plan, such payment will be made to the deceased participant’s designated beneficiary, if any, or, if none, to the deceased participant’s estate. No beneficiary designation shall be effective unless it is in writing and received by the committee prior to the participant’s death, and any such designation will supersede and be deemed a revocation of any prior beneficiary designation made by the participant.
5. Withholding Taxes. All amounts payable pursuant to the settlement of an award made under the plan are subject to applicable tax withholding. The Company and its subsidiaries shall withhold funds (or other property) from the payment of any such award and shall be entitled to take such other action with respect to other amounts that are or may become payable to the participant as may be necessary or appropriate in order to enable the Company and its subsidiaries to satisfy such tax withholding requirements.
6. No Implied Rights Afforded to Participants. No award and nothing contained in the plan or in any document relating to the plan shall confer upon an eligible employee or participant any right to continue as an employee of the Company or a subsidiary or constitute a contract or agreement of employment, or interfere in any way with the right of the Company and its subsidiaries to reduce such person’s compensation, to change the position held by such person or to terminate such person’s employment, with or without cause.
7. Non-transferability. No interest in or under an award made or a payment due or to become due under the plan may be assigned, transferred or otherwise alienated other than by will or the laws of descent and distribution, and any attempted assignment, alienation, sale, transfer, pledge, encumbrance, charge or other alienation of any such interest shall be void and unenforceable.
8. Amendment and Termination. The board of directors of the Company or the committee may amend the plan at any time and from time to time. Any such amendment may be made without approval of the Company’s stockholders unless and except to the extent such approval is required in order to satisfy the stockholder approval requirements of Section 162(m) of the Code. The Company’s board of directors may terminate the plan.
9. Unfunded Status of Awards. The plan is intended to constitute a bonus plan and not a pension other employee benefit plan or purposes of ERISA. The right of a participant (or beneficiary) to receive payment(s) under a plan award will constitute and be equivalent to the right of a general unsecured creditor of the Company (or the subsidiary by whom the participant is or was employed, as the case may be), whether or not a trust is created and funded in order to facilitate the payment of amounts due or to become due under the plan (including, for this purpose, any deferral arrangement made with respect to any such payment).
10. Miscellaneous.
     10.1 Governing Law. The plan and any award made under the plan will be subject to and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.
     10.2 Section 162(m) of the Code. It is intended that amounts payable pursuant to awards made under the plan will constitute “qualified performance based compensation” and thus be exempt from the annual $1 million limitation on the deductibility of executive compensation. The plan and each award made under the plan will be interpreted, construed and applied accordingly.
     10.3 Effective Date. The plan is effective as of January 1, 2006. The plan will terminate on the date of the first annual meeting of the Company’s stockholders following December 31, 2006, unless the plan is approved by the Company’s stockholders at such meeting. The performance criteria specified in the plan shall be re-submitted for stockholder approval as and when required by Treasury Department regulations in order to ensure compliance with the stockholder approval requirements of Section 162(m) of the Code on an ongoing basis.

APPENDIX B
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
2005 STOCK INCENTIVE PLAN
     1. Purpose. The purpose of the plan is to facilitate the ability of Clear Channel Outdoor Holdings, Inc. (the “Company”) and its subsidiaries to attract, motivate and retain eligible employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities. Awards made under the plan may take the form of options to purchase shares of the Company’s common stock, $.01 par value (the “Common Stock”) granted pursuant to Section 6, director shares issued pursuant to Section 7, stock appreciation rights granted pursuant to Section 7, restricted stock and deferred stock rights issued or granted pursuant to Section 9, other types of stock-based awards made pursuant to Section 10, and/or performance-based awards made pursuant to Section 11.
     2. Administration.
          2.1 The Committee. The Plan will be administered by the compensation committee of the Company’s board of directors, except the entire board will have sole authority for granting and administering awards to non-employee directors.
          2.2 Responsibility and Authority of the Committee. Subject to the provisions of the Plan, the committee, acting in its discretion, will have responsibility and the power and authority to (a) select the persons to whom awards will be made, (b) prescribe the terms and conditions of each award and make amendments thereto, (c) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (d) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as the committee deems appropriate in connection with the proper administration of the plan.
          2.3 Delegation of Authority by Committee. Subject to the requirements of applicable law, the committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. If the committee wishes to delegate a particular function to a subcommittee consisting solely of its own members, it may choose to do so on a de facto basis by limiting the members entitled to vote on matters relating to that function. Reference herein to the committee with respect to functions delegated to another person, group or subcommittee will be deemed to refer to such person, group or subcommittee.
          2.4 Committee Actions. A majority of the members of the committee shall constitute a quorum. The committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the committee as to any disputed question arising under the plan or an agreement or other document governing an individual award, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the plan.
          2.5 Indemnification. The Company shall indemnify and hold harmless each member of the board of directors of the committee or of any subcommittee appointed by the board of directors or the committee and any employee of the Company or any of its subsidiaries and affiliates who provides assistance with the administration of the plan or to whom a plan-related responsibility is delegated, from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the board of directors), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

     3. Limitations on Company Stock Awards Under the Plan.
          3.1 Aggregate Share Limitation. Subject to adjustments required or permitted by the plan, the Company may issue a total of forty-two million (42,000,000) shares of Common Stock under the plan. For these purposes, the following shares of Common Stock will not be taken into account and will remain available for issuance under the plan: (a) shares covered by awards that expire or are canceled, forfeited, settled in cash or otherwise terminated, (b) shares delivered to the Company and shares withheld by the Company for the payment or satisfaction of purchase price or tax withholding obligations associated with the exercise or settlement of an award, and (c) shares covered by stock-based awards assumed by the Company in connection with the acquisition of another company or business.
          3.2 Individual Employee Limitations. In any calendar year, (a) the total number of shares that may be covered by awards made to an individual may not exceed 1,000,000 plus the aggregate amount of such individual’s unused annual share limit as of the close of the preceding calendar year, (b) the maximum amount of cash that may be payable to an individual pursuant to performance-based cash awards made under the plan is $5,000,000 plus the aggregate amount of such individual’s unused annual dollar limit as of the close of the preceding calendar year.
     4. Eligibility to Receive Awards. Awards may be granted under the plan to any present or future director, officer, employee, consultant or adviser of or to the Company or any of its subsidiaries. For purposes of the plan, a subsidiary is any entity in which the Company has a direct or indirect ownership interest of at least 50%.
     5. Stock Option Awards.
          5.1 General. Stock options granted under the Plan will have such vesting and other terms and conditions as the committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time.
          5.2 Minimum Exercise Price. The exercise price per share of Common Stock covered by an option granted under the plan may not be less than 100% of the fair market value per share on the date the option is granted (110% in the case of “incentive stock options” (within the meaning of Section 422 of the Code) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code). For purposes of the plan, unless determined otherwise by the committee, the fair market value of a share of Common Stock on any date is the closing sale price per share in consolidated trading of securities listed on the principal national securities exchange or market on which shares of Common Stock are then traded, as reported by a recognized reporting service or, if there is no sale on such date, on the first preceding date on which such shares are traded. Prior to the time of an initial public offering by the Company of Class A shares of its common stock, the committee may make option or other awards under the plan that become effective only if and when the public offering is completed, in which case, unless the committee determines otherwise, the fair market value per share at the effective time of such award(s) will be deemed to be equal to the initial public offering price.
          5.3 Limitation on Repricing of Options. Except for adjustments made in accordance with Section 13, the repricing of stock options granted under the plan is prohibited in the absence of stockholder approval.
          5.4 Maximum Duration. Unless sooner terminated in accordance with its terms, an option granted under the plan will automatically expire on the tenth anniversary of the date it is granted or, in the case of an “incentive stock option” granted to an employee who is a 10% stockholder, the fifth anniversary of the date it is granted.
          5.5 Effect of Termination of Employment or Service. The committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with the Company and its subsidiaries as the committee deems appropriate on a grant-by-grant basis. For purposes of the plan, an individual’s employment or service with the Company and its subsidiaries will be deemed to have terminated if such individual is no longer receiving or entitled to receive compensation for providing services to the Company and its subsidiaries.
          5.6 Method of Exercise. An outstanding and exercisable option may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the committee) a written notice identifying the option that is being exercised and specifying the number of whole shares to be purchased pursuant to that option, together with payment in full of the exercise price and the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment(s). The exercise price may be paid in cash or in any other manner the committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares, (b) by a combination of a cash payment and delivery of previously-owned shares, or (c) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with applicable law. Any shares transferred to the Company (or withheld upon exercise) in connection with the exercise of an option shall be valued at fair market value for purposes of determining the extent to which the exercise price and/or tax withholding obligation is satisfied by such transfer (or withholding) of shares.
          5.7 Non-Transferability. No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the committee may permit the inter vivos transfer of an option (other than an “incentive stock option”) pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) in settlement of marital property rights, or by gift to any “family member” (within the meaning of Item A.1.(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the committee deems appropriate.
          5.8 Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until such shares are duly and validly issued by the Company to or on behalf of such holder.
     6. Director Shares.
          6.1 The committee may permit non-employee directors to elect to receive all or part of their annual retainers in the form of shares (“Director Shares”). Unless the committee determines otherwise, any such elections may be made during the month a director first becomes a director and during the last month of each calendar quarter thereafter, and shall remain in effect unless and until the end of the calendar quarter in which a new election is made (or, if later, the calendar quarter next following the calendar quarter in which the director first becomes a director). Any such election shall also indicate the percentage of the retainer to be paid in shares and shall contain such other information as the committee or the Board may require.
          6.2 The Company shall issue Director Shares on the first trading day of each calendar quarter to all directors on that trading day except any Director whose retainer is to be paid entirely in cash. The number of Director Shares issuable to a director on the relevant trading date shall equal:
[ % multiplied by (R/4) ] divided by P
          WHERE:
          % = the percentage of the director’s retainer that is payable in shares;
          R = the director’s retainer for the applicable calendar year; and

          P = the closing price, as quoted on the principal exchange on which shares are traded, on the date of issuance.
Director Shares shall not include any fractional shares. Fractions shall be rounded to the nearest whole share.
     7. Stock Appreciation Rights.
          7.1 General. The committee may grant stock appreciation rights (“SARs”), either alone or in connection with the grant of an option, upon such vesting and other terms and conditions as the committee, acting in its discretion in accordance with the Plan, including, as applicable, Section 7 (relating to options), may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time. Upon exercise, the holder of an SAR shall be entitled to receive a number of whole shares of Common Stock having a fair market value equal to the product of X and Y, where—
X = the number of whole shares of Common Stock as to which the SAR is being exercised, and
Y = the excess of the fair market value per share of Common Stock on the date of exercise over the fair market value per share of Common Stock on the date the SAR is granted (or such greater base value as the committee may prescribe at the time the SAR is granted).
          7.2 Tandem SARs. An SAR granted in tandem with an option shall cover the same shares covered by the option (or such lesser number of shares as the committee may determine) and, unless the committee determines otherwise, shall be subject to the same terms and conditions as the related option. Upon the exercise of an SAR granted in tandem with an option, the option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and, upon the exercise of an option granted in tandem with an SAR, the SAR shall be canceled to the extent of the number of shares as to which the option is exercised.
          7.3 Method of Exercise. An outstanding and exercisable SAR may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the committee) a written notice identifying the SAR that is being exercised and specifying the number of shares as to which the SAR is being exercised, together with payment in full of the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment. The withholding taxes may be paid in cash or in any other manner the committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares of Common Stock, or (b) by a combination of a cash payment and the delivery of previously-owned shares. The committee may impose such additional or different conditions for exercise of an SAR as it deems appropriate. No fractional shares will be issued in connection with the exercise of an SAR.
          7.4 Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an SAR until payment of the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an SAR shall have no rights as a stockholder with respect to any shares issuable upon such exercise until such shares are duly and validly issued by the Company to or on behalf of such holder.
     8. Restricted Stock and Deferred Stock Awards.
          8.1 General. Under a restricted stock award, shares of Common Stock will be issued by the Company to the recipient at the time of the award. Under a deferred stock award, the recipient will be entitled to receive shares of Common Stock in the future. The shares covered by a restricted stock award and the right to receive shares under a deferred stock award will be subject to such vesting and other conditions and restrictions as the committee, acting in its discretion in accordance with the plan, may determine.
          8.2 Minimum Purchase Price. Unless the committee, acting in accordance with applicable law, determines otherwise, the purchase price payable for shares of Common Stock transferred pursuant to a restricted or deferred stock award must be at least equal to the par value of the shares.

          8.3 Issuance of Restricted Stock. Shares of Common Stock issued pursuant to a restricted stock award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the shares. The Company may require that any or all such stock certificates be held in custody by the Company until the applicable conditions are satisfied and other restrictions lapse. The committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for restricted shares, including, without limitation, a requirement that the recipient deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.
          8.4 Stock Certificates for Vested Stock. The recipient of a restricted or deferred stock award will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law), for shares that vest in accordance with the award, subject, however, to the payment or satisfaction of applicable withholding taxes. The delivery of vested shares covered by a deferred stock award may be deferred if and to the extent provided by the terms of the award, subject, however, to the applicable deferral requirements of Section 409A of the Code.
          8.5 Rights as a Stockholder. Subject to and except as otherwise provided by the terms of a restricted stock award, the holder of restricted shares of Common Stock will be entitled to receive dividends paid on, and exercise voting rights associated with, such shares as if the shares were fully vested. The holder of a deferred stock award shall no rights as a stockholder with respect to shares covered by a deferred stock award unless and until the award vests and the shares are issued; provided, however, that the committee, in its discretion, may provide for the payment of dividend equivalents on shares covered by a deferred stock award.
          8.6 Nontransferability. Neither a restricted or deferred stock award nor restricted shares of Common Stock issued pursuant to any such award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the award or of the plan, and any attempt to do so shall be null and void and, unless the committee determines otherwise, shall result in the immediate forfeiture of the award or the restricted shares, as the case may be.
          8.7 Termination of Service Before Vesting; Forfeiture. Unless the committee determines otherwise, shares of restricted stock and non-vested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries. If shares of restricted stock are forfeited, any certificate representing such shares will be canceled on the books of the Company and the recipient will be entitled to receive from the Company an amount equal to any cash purchase price previously paid for such shares. If a non-vested deferred stock award is forfeited, the recipient will have no further right to receive the shares of Common Stock covered by the non-vested award.
     9. Other Equity-Based Awards. The committee may grant dividend equivalent payment rights, phantom shares, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish. Awards made pursuant to this section may entail the transfer of shares of Common Stock to the recipient or the payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of applicable tax and/or other laws, provided, that the terms and conditions of any award that is treated as non-qualified deferred compensation must satisfy the applicable deferral requirements of Section 409A of the Code.
     10. Performance Awards.
          10.1 General. The committee may condition the grant, exercise, vesting or settlement of equity-based awards under the Plan (whether settled in shares of Common Stock or cash or other property) on the achievement of specified performance goals in accordance with this section.
          10.2 Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (a) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met; (b) prescribed in writing by the committee at a time when the outcome is substantially uncertain, but in no event later than the first to occur of (1) the 90th day of the applicable performance period, or (2) the date on which 25% of the performance period has elapsed; and (c) based on any one or more of the following business criteria, applied to an individual, a subsidiary, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating unit(s) as the committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Code):
(i)	earnings per share,

(ii)	share price or total shareholder return,

(iii)	pre-tax profits,

(iv)	net earnings,

(v)	return on equity or assets,

(vi)	revenues,

(vii)	operating income before depreciation, amortization and non-cash compensation expense,

(viii)	market share or market penetration, or

(ix)	any combination of the foregoing.
The applicable performance goals may be expressed in absolute or relative terms, and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. The formula or standard may provide for the payment of a higher or lower amount depending upon whether and the extent to which a performance goal is attained. The committee may not use its discretion to increase the amount of compensation payable that would otherwise be due upon attainment of a performance goal; provided that, subject to the requirements for exemption under Section 162(m) of the Code, the committee may make appropriate adjustments to an award in order to equitably reflect changes in accounting rules, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.
          10.3 Determination of Amount Payable. Following the expiration of the performance period applicable to an award made under this section, the committee shall determine whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied. Compensation otherwise payable pursuant to a performance-based award made under this section will be subject to the individual limitations set forth in section 3.2.
     11. Capital Changes, Reorganization or Sale of the Company.
          11.1 Adjustments Upon Changes in Capitalization. The aggregate number and class of shares issuable under the plan, the total number and class of shares with respect to which awards may be granted to any individual in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option, the number and class of shares and the base price per share covered by each outstanding SAR, and the number and class of shares covered by each outstanding deferred stock award or other-equity-based award, and any per-share base or purchase price or target market price included in the terms of any such award, and related terms shall be subject to adjustment in order to equitably reflect the effect on issued shares of Common Stock resulting from a split-up, spin-off, recapitalization, consolidation of shares or any similar capital adjustment, and/or to reflect a change in the character or class of shares covered by the plan and an award.
          11.2 Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), all option holders shall be permitted to exercise their outstanding options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding options and SARs which are not exercised before the Exchange Transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Company’s board of directors, in its sole discretion, so directs, then all options and SARs for Common Stock that are outstanding at the time of the Exchange Transaction shall be converted into options or SARs (as the case may be) for shares of Exchange Stock. The number of shares of Exchange Stock and the exercise price per share under a converted option will be adjusted such that (a) the ratio of the exercise price per share to the value per share at the time of the conversion (which value will be equal to the consideration payable for each share of Common Stock in the Exchange Transaction) is the same as the ratio of the per share exercise price to the value of per share of Common Stock under the original option; and (b) the aggregate difference between the value of the shares of Exchange Stock and the exercise price under the converted option immediately after the Exchange Transaction is the same as the aggregate difference between the value of the shares of Common Stock and the exercise price under the original option immediately before the Exchange Transaction. Similar adjustments will be made to the number of shares of Exchange Stock and the base value per share covered by SARs that are converted. Unless the Company’s board of directors determines otherwise, the vesting and other terms and conditions of the converted options and SARs shall be substantially the same as the vesting and corresponding other terms and conditions of the original options and SARs. The Company’ board of directors, acting in its discretion, may accelerate vesting of other non-vested awards, and cause cash settlements and/or other adjustments to be made to any outstanding awards (including, without limitation, options and SARs) as it deems appropriate in the context of an Exchange Transaction, taking into account with respect to other awards the manner in which outstanding options and SARs are being treated.
          11.3 Definition of Exchange Transaction. For purposes of the plan, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Company’s board of directors in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.
          11.4 Fractional Shares. In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such award shall cover only the number of full shares resulting from the adjustment.
          11.5 Determination of Board to be Final. All adjustments under this Section shall be made by the Company’s board of directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.
     12. Termination and Amendment of the Plan. The board of directors of the Company may terminate the plan at any time or amend the plan at any time and from time to time; provided, however, that:
               (a) no such action shall impair or adversely alter any awards theretofore granted under the plan, except with the consent of the recipient or holder, nor shall any such action deprive any such person of any shares which he or she may have acquired through or as a result of the plan; and
               (b) to the extent necessary under applicable law or the requirements of any stock exchange or market upon which the shares of Common Stock may then be listed, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law.
Notwithstanding the foregoing, no incentive stock options may be granted subsequent to the tenth anniversary of the date the plan is adopted. The plan does not have a fixed termination date.
               (c) Limitation of Rights. Nothing contained in the plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Company or a subsidiary or other affiliate, or interfere in any way with the right of the Company and its subsidiaries and other affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the recipient’s employment or other service.
     13. Miscellaneous.
          13.1 Governing Law. The plan and the rights of all persons claiming under the plan shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.
          13.2 Shares Issued Under Plan. Shares of Common Stock available for issuance under the plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the plan. No fractional shares of Common Stock will be issued under the plan.
          13.3 Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
          13.4 Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
          13.5 Decisions and Determinations Final. All decisions and determinations made by the Company’s board of directors pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the board of directors, all decisions and determinations of the committee, shall be final, binding and conclusive on all persons.
          13.6 Withholding of Taxes. As a condition to the exercise and/or settlement of any award or the lapse of restrictions on any award or shares, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or a subsidiary with respect to an award, the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution otherwise payable to the award recipient, whether or not such payment or distribution is covered by the plan, or (b) require the recipient to remit cash (through payroll deduction or otherwise) or make other arrangements permitted by the Company, in each case in an amount or of a nature sufficient in the opinion of the Company to satisfy or provide for the satisfaction of such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the committee, the recipient may satisfy the withholding obligations associated with such transfer by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld.
          13.7 Disqualifying Disposition. If a person acquires shares of Common Stock pursuant to the exercise of an incentive stock option and the shares so acquired are sold or otherwise transferred in a “disqualifying disposition” (within the meaning of Section 424(c) of the Code) within two-years from the date the option was granted or one year after the option is exercised, such person shall, within ten days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.
          13.8 Effective Date. The plan shall become effective on the date it is initially approved and adopted by the Company’s board of directors. However, no awards may be made pursuant to the plan after the date preceding the date of the first annual meeting of the Company’s stockholders occurring after December 31, 2006, unless the Company’s stockholders approve the plan at such meeting.

APPENDIX C
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

ITEM 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
     Our Class A common stock trades on the New York Stock Exchange under the symbol “CCO.” There were 113 shareholders of record as of February 22, 2007. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales price of our Class A common stock as reported on the NYSE, beginning on November 11, 2005, the first day of trading for our common stock:

	Common Stock
	Market Price
	High	Low
2005
Fourth Quarter	$20.40	$18.00

2006
First Quarter	$23.95	$18.49
Second Quarter	24.20	19.31
Third Quarter	21.26	18.66
Fourth Quarter	28.13	19.49
Dividend Policy
     To date, we have not paid dividends on our common stock and we do not anticipate paying any dividends on the shares of our common stock in the foreseeable future. Pursuant to the covenants on the $2.5 billion note with Clear Channel Communications, our ability to pay dividends is restricted. If cash dividends were to be paid on our common stock, holders of Class A common stock and Class B common stock would share equally, on a per share basis, in any such cash dividend.
STOCK PERFORMANCE GRAPH
     The following chart demonstrates a comparison of the cumulative total returns for the Company, Lamar Advertising Company, an outdoor advertising company and the S&P 500 Composite Index from November 11, 2005 through December 31, 2006.
Indexed yearly Stock Price Close
(Prices adjusted for Stock Splits and Dividends)
INDEXED YEARLY STOCK PRICE CLOSE
(Prices adjusted for Stock Splits and Dividends

	11/11/05	12/31/05	12/31/06
Clear Channel Outdoor	1,000	1,081	1,505
Lamar Advertising Company	1,000	1,019	1,445
S&P 500 Index	1,000	1,014	1,174

ITEM 6. Selected Financial Data
     The historical financial and other data prior to the IPO have been prepared on a combined basis from Clear Channel Communications combined financial statements using the historical results of operations and bases of the assets and liabilities of Clear Channel Communications’ Americas outdoor and International outdoor advertising businesses and give effect to allocations of expenses from Clear Channel Communications. Our historical financial data will not be indicative of our future performance nor will such data reflect what our financial position and results of operations would have been had we operated as an independent publicly traded company during the periods shown.
     We have prepared our combined financial statements as if Clear Channel Outdoor had been in existence as a separate company throughout all relevant periods. The results of operations data, segment data and cash flow data for the years presented below were derived from our audited consolidated and combined financial statements.
     You should read the information contained in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical audited consolidated and combined financial statements and the accompanying notes thereto included elsewhere in this Annual Report.

	Year Ended December 31,
(In thousands, except per share data)	2006	2005	2004	2003	2002
Results of Operations Data:
Revenue	$2,897,721	$2,666,078	$2,447,040	$2,174,597	$1,859,641
Operating expenses (1):
Direct operating expenses	1,453,100	1,342,307	1,262,317	1,133,386	957,830
Selling, general and administrative expenses	548,736	541,794	499,457	456,893	392,803
Depreciation and amortization	407,730	400,639	388,217	379,640	336,895
Corporate expenses	65,542	61,096	53,770	54,233	52,218
Gain on disposition of assets— net	22,846	3,488	10,791	16,669	8,223

Operating income	445,459	323,730	254,070	167,114	128,118
Interest expense on debt with Clear Channel Communications	153,500	182,667	145,653	145,648	227,402
Interest expense	9,083	15,687	14,177	14,201	11,623
Equity in earnings (loss) of nonconsolidated affiliates	7,460	9,844	(76)	(5,142)	3,620
Other income (expense)— net	331	(12,291)	(16,530)	(21,358)	(837)

Income (loss) before income taxes, minority interest and cumulative effect of a change in accounting principle	290,667	122,929	77,634	(19,235)	(108,124)
Income tax (expense) benefit:
Current	(82,553)	(51,173)	(23,422)	12,092	72,008
Deferred	(39,527)	5,689	(39,132)	(23,944)	(21,370)

Income tax (expense) benefit	(122,080)	(45,484)	(62,554)	(11,852)	50,638
Minority interest income (expense)— net	(15,515)	(15,872)	(7,602)	(3,906)	1,778

Income (loss) before cumulative effect of a change in accounting principle	153,072	61,573	7,478	(34,993)	(55,708)
Cumulative effect of a change in accounting principle, net of tax of $113,173 in 2004 and $504,927 in 2002 (2)	—	—	(162,858)	—	(3,527,198)

Net income (loss)	$153,072	$61,573	$(155,380)	$(34,993)	$(3,582,906)

	Year Ended December 31,
(In thousands, except per share data)	2006	2005	2004	2003	2002
Net income (loss) per common share:
Basic:
Income (loss) before cumulative effect of a change in accounting principle	$.43	$.19	$.02	$(.11)	$(.18)
Cumulative effect of a change in accounting principle	—	—	(.52)	—	(11.20)

Net income (loss)	$.43	$.19	$(.50)	$(.11)	$(11.38)

Weighted average common shares	352,155	319,890	315,000	315,000	315,000

Diluted:
Income (loss) before cumulative effect of a change in accounting principle	$.43	$.19	$.02	$(.11)	$(.18)
Cumulative effect of a change in accounting principle	—	—	(.52)	—	(11.20)

Net income (loss)	$.43	$.19	$(.50)	$(.11)	$(11.38)

Weighted average common shares	352,262	319,921	315,000	315,000	315,000

	As of December 31,
(In thousands)	2006	2005	2004	2003	2002
Balance Sheet Data:
Current assets	$1,189,915	$1,050,180	$1,107,240	$958,669	$753,289
Property, plant and equipment — net	2,191,839	2,153,428	2,195,985	2,264,106	2,213,817
Total assets	5,421,891	4,918,345	5,240,933	5,232,820	4,926,205
Current liabilities	841,509	793,812	749,055	736,202	642,330
Long-term debt, including current maturities	2,684,176	2,727,786	1,639,380	1,670,017	1,713,493
Shareholders’/owner’s equity	1,586,378	1,209,437	2,729,653	2,760,164	2,578,943

(1)	Effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment. In accordance with the provisions of Statement 123(R), the Company elected to adopt the standard using the modified prospective method. See Note K to the Company’s 2006 financial statements.

(2)	Cumulative effect of change in accounting principle for the year ended December 31, 2004 related to a non-cash charge recognized in accordance with the adoption of Topic D-108, Use of Residual Method to Value Acquired Assets other than Goodwill. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Indefinite-lived Assets.” Cumulative effect of a change in accounting principle for the year ended December 31, 2002 related to an impairment of goodwill recognized in accordance with the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.
     The Selected Financial Data should be read in conjunction with Management’s Discussion and Analysis.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
INTRODUCTION
     Management’s discussion and analysis, or MD&A, of our financial condition and results of operations is provided as a supplement to the audited annual financial statements and accompanying notes thereto to help provide an understanding of our financial condition, changes in our financial condition and results of our operations. The information included in MD&A should be read in conjunction with the annual financial statements. MD&A is organized as follows:
•	Overview. This section provides a general description of our business, as well as other matters we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

•	Results of operations. This section provides an analysis of our results of operations for the years ended December 31, 2006, 2005 and 2004. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Americas and International. Approximately 94% of our 2006 Americas revenues were derived from the United States, with the balance derived primarily from Canada and Latin America. Approximately 50% of our 2006 International revenues were derived from France and the United Kingdom. We manage our segments primarily focusing on operating income. Corporate expenses, gain on the disposition of asset — net, interest expense, equity in earnings (loss) of nonconsolidated affiliates, other income (expense) — net, income taxes, minority interest expense — net, and cumulative effect of a change in accounting principle are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

•	Financial condition and liquidity. This section provides a discussion of our financial condition as of December 31, 2006, as well as an analysis of our cash flows for the years ended December 31, 2006, 2005 and 2004. The discussion of our financial condition and liquidity includes summaries of (i) our primary sources of liquidity, (ii) our key debt covenants and (iii) our outstanding debt and commitments (both firm and contingent) that existed as of December 31, 2006.

•	Seasonality and Market risk management. This section discusses seasonality and how we manage exposure to potential losses arising from adverse changes in foreign currency exchange rates and interest rates.

•	Recent accounting pronouncements and Critical accounting estimates. This section discusses accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note A to our consolidated and combined financial statements included elsewhere in this Annual Report.
OVERVIEW
Description of Business
     Our revenues are derived from selling advertising space on approximately 910,000 displays owned or operated as of December 31, 2006, consisting primarily of billboards, street furniture displays and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.
     Our advertising rates are based on the gross rating points, or total number of impressions delivered, expressed as a percentage of a market population of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some International markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenues per display, occupancy and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, principally

France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements. Because revenue-sharing and minimum guaranteed payment arrangements are more prevalent in our International operations, the margins in our International operations typically are less than the margins in our Americas operations. The margins on our billboard contracts tend to be higher than for our other displays.
     The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable we may have with the landlords. The terms of our Americas site leases generally range from 1 to 20 years. The terms of our International site leases generally range from 1 to 15 years, but vary across our networks.
     Our street furniture and transit display contracts, the terms of which range from 3 to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.
Relationship with Clear Channel Communications
     Effective November 9, 2005 Clear Channel Communications and its subsidiaries contributed and transferred to us all of the assets and liabilities of the outdoor advertising businesses not currently held by us. We became a publicly traded company on November 11, 2005 through an initial public offering, or IPO, in which we sold 10% of our common stock, or 35.0 million shares of our Class A common stock. Prior to our initial public offering we were an indirect wholly-owned subsidiary of Clear Channel Communications. Clear Channel Communications currently owns all of our outstanding shares of Class B common stock representing approximately 89% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock.
     On November 16, 2006, Clear Channel Communications agreed to be acquired by a group of equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. The closing of the transaction is subject to Clear Channel Communications’ shareholder approval, antitrust clearances, FCC approval and other customary closing conditions.
     Clear Channel Communications has advised us that its current intent is to continue to hold all of our Class B common stock and thereby retain its controlling interest in us. However, Clear Channel Communications is not subject to any contractual obligation that would prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.
     In accordance with the Master Agreement, our branch managers follow a corporate policy allowing Clear Channel Communications to use, without charge, Americas’ displays they believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenues. Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2006, we estimated these discounted revenues would have been less than 2% of our Americas revenues.
Factors Affecting Results of Operations and Financial Condition
     Our operating results are affected by general economic conditions, as well as trends in the out-of-home advertising industry. Government regulation and geopolitical events also impact the outdoor advertising industry. In certain markets, the impact of regulation on the advertising industry may have a negative impact on our revenues. For example, changes in French regulation allow retail advertisers to place some of their advertising spending on television beginning January 1, 2007 which previously was not allowed. We anticipate this shift from outdoor media to television will impact our advertising revenues derived from France. Total retail advertising in France accounted for less than 3% of our global revenues in 2006.
     The outdoor advertising industry is also influenced by the commuting habits of the general population. Population growth and increasing drive and other commute times are our key growth drivers. Outdoor advertising provides advertisers the ability to capture the growing mobile audience base. Technological advances also provide opportunities in the outdoor advertising industry. For example, digital display capabilities offer innovative advances in electronic displays which are expected to allow us to quickly and frequently change advertisements on displays, facilitating our transition from selling an advertiser display space to selling an advertiser time on multiple displays.
     There are several additional factors that could materially impact our results of operations. See “Item 1A. Risk Factors” for a more comprehensive list of these factors.
Basis of Presentation
     Our combined financial statements for the periods prior to our IPO have been derived from the financial statements and accounting records of Clear Channel Communications, principally from the statements and records representing Clear Channel Communications’ Americas and International Outdoor segments, using the historical results of operations and historical bases of assets and liabilities of our business. The consolidated and combined statements of operations include expense allocations for certain corporate functions historically provided to us by Clear Channel Communications. These allocations were made on a specifically identifiable basis or using relative percentages of headcount as compared to Clear Channel Communications’ other businesses or other methods. We and Clear Channel Communications considered these allocations to be a reflection of the utilization of services provided.
     Under the Corporate Services Agreement, Clear Channel Communications allocates to us our share of costs for services provided on our behalf based on actual direct costs incurred by Clear Channel Communications or an estimate of Clear Channel Communications’ expenses incurred on our behalf. For the years ended December 31, 2006, 2005 and 2004, we recorded approximately $24.3 million, $16.0 million and $16.6 million, respectively, as a component of corporate expenses for these services.
     We believe the assumptions underlying the combined financial statements prior to the IPO are reasonable. However, the combined financial statements may not necessarily reflect our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented.
Share-Based Payments
     We adopted FAS 123(R), Share-Based Payment, on January 1, 2006, under the modified-prospective approach which requires us to recognize employee compensation costs related to our stock option grants in the same line items as cash compensation in the 2006 financial statements for all options granted after the date of adoption as well as for any options that were unvested at adoption. Under the modified-prospective approach, no stock option expense attributable to these options is reflected in the financial statements for 2005. The amounts recorded as share-based payments in the financial statements during 2005 relate to the expense associated with restricted stock awards. We recognized $4.3 million, $1.7 million and $0.1 million of share-based payments in direct operating, SG&A and corporate expenses, respectively, during the year ended December 31, 2006. As of December 31, 2006, there was $13.5 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of approximately three years. However, if Clear Channel Communications’ Agreement and Plan of Merger is approved, the expense becomes recognizable at the closing of the transaction.
     The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility on the Company’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercise and employee terminations within the valuation model. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.

RESULTS OF OPERATIONS
Consolidated and Combined Results of Operations
The following table summarizes our historical results of operations:

	Year Ended December 31,
(In thousands)	2006	2005	2004
Revenue	$2,897,721	$2,666,078	$2,447,040
Operating expenses:
Direct operating expenses	1,453,100	1,342,307	1,262,317
Selling, general and administrative expenses	548,736	541,794	499,457
Depreciation and amortization	407,730	400,639	388,217
Corporate expenses	65,542	61,096	53,770
Gain on disposition of assets— net	22,846	3,488	10,791

Operating income	445,459	323,730	254,070
Interest expense (including interest on debt with Clear Channel Communications)	162,583	198,354	159,830
Equity in earnings (loss) of nonconsolidated affiliates	7,460	9,844	(76)
Other income (expense)— net	331	(12,291)	(16,530)

Income before income taxes, minority interest and cumulative effect of a change in accounting principle	290,667	122,929	77,634
Income tax (expense) benefit:
Current	(82,553)	(51,173)	(23,422)
Deferred	(39,527)	5,689	(39,132)

Income tax (expense) benefit	(122,080)	(45,484)	(62,554)
Minority interest expense— net	(15,515)	(15,872)	(7,602)

Income before cumulative effect of a change in accounting principle	153,072	61,573	7,478
Cumulative effect of a change in accounting principle, net of tax of $113,173 in 2004	—	—	(162,858)

Net income (loss)	$153,072	$61,573	$(155,380)

Revenue
     Our revenue increased approximately $231.6 million, or 9%, during 2006 as compared to 2005. Our Americas segment’s revenue increased $125.0 million from an increase in revenue across our displays as well as the acquisition of Interspace Airport Advertising, which we acquired in July 2006. Interspace contributed approximately $30.2 million to revenue in 2006. Our International segment contributed $106.7 million, which includes approximately $44.9 million during the first six months of 2006 related to our consolidation of Clear Media Limited, a Chinese outdoor advertising company. In July 2005, we increased our investment in Clear Media to a majority controlling interest. We previously accounted for this investment as an equity method investment. Increased street furniture revenues also contributed to our International revenue growth. Our 2006 revenue increased $17.4 million due to movements in foreign exchange.
     Our revenue increased approximately $219.0 million, or 9%, during 2005 as compared to 2004. Included in these results is approximately $8.6 million from increases in foreign exchange as compared to 2004. Our Americas operations contributed approximately $124.3 million primarily from increased rates on our bulletin and poster inventory during 2005. Our International operations contributed approximately $47.4 million related to our consolidation of Clear Media. In addition, our International operations also experienced improved yield on our street furniture inventory during 2005 compared to 2004. Partially offsetting this International revenue growth was a decline in revenue in our French business in 2005 as compared to 2004.

Direct Operating Expenses
     Direct operating expenses increased $110.8 million for 2006 compared to 2005. Americas direct operating expenses increased $43.8 million driven by increased site lease expenses associated with the increase in revenue and the acquisition of Interspace. Interspace contributed $13.0 million to direct operating expenses in 2006. Our International segment contributed $66.9 million, of which $18.0 million during the first six months of 2006 related to our consolidation of Clear Media and the remainder was principally due to an increase in site lease expenses. Included in our direct operating expense growth is $10.6 million from increases in foreign exchange. Share-based payments included in direct operating expenses associated with the adoption of FAS 123(R) were $4.3 million for 2006.
     Direct operating expenses increased approximately $80.0 million, or 6%, during 2005 as compared 2004. Included in these expenses is approximately $4.1 million from increases in foreign exchange as compared to 2004. Our Americas operations contributed approximately $21.8 million to the increased expense primarily due to increased site lease expenses from higher revenue sharing rentals on our transit, mall and wallscape inventory as well as increased direct production expenses, all associated with the increase in revenues. Our International operations experienced higher expenses attributable to increases in revenue sharing and minimum annual guarantees partially from new contracts entered in 2005 and approximately $18.3 million from our consolidation of Clear Media.
Selling, General and Administrative Expenses (SG&A)
     SG&A increased $6.9 million during 2006 compared to 2005. SG&A increased $20.6 million in our Americas segment principally related to an increase in bonus and commission expenses associated with the increase in revenues. Our International SG&A expenses declined $13.6 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding, as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline in our International SG&A was $9.5 million from our consolidation of Clear Media. Included in our SG&A expense growth in 2006 is $3.9 million from increases in foreign exchange. Share-based payments included in SG&A associated with the adoption of FAS 123(R) were $1.7 million for 2006.
     SG&A increased approximately $42.3 million, or 8%, during 2005 as compared to 2004. Included in these expenses is approximately $1.7 million from increases in foreign exchange as compared to 2004. Our Americas operations increased approximately $13.7 million primarily from increased commission expenses associated with the increase in revenues. In addition to foreign exchange increases, our International operations SG&A increased $26.6 million from restructuring costs from restructuring our business in France during the third quarter of 2005.
Depreciation and Amortization
     Depreciation and amortization increased $7.1 million in 2006 as compared to 2005. The increase is primarily attributable to the consolidation of Clear Media and the acquisition of Interspace, partially offset by a decrease in depreciation as a result of fewer display removals in 2006 which resulted in less accelerated depreciation.
     Depreciation and amortization increased approximately $12.4 million in 2005 as compared to 2004. The increase is primarily attributable to the consolidation of Clear Media and from increases in foreign exchange rates, partially offset by a decrease in our Americas segment as a result of fewer display removals in 2005 which resulted in less accelerated depreciation.
Corporate Expenses
     Corporate expenses increased $4.4 million in 2006 as compared to 2005. The increase was a result of higher performance related bonus expense and additional outside professional services primarily from costs related to the first full year as a public Company. Corporate expenses increased approximately $7.3 million in 2005 as compared to 2004. The increase is primarily a result of higher performance related bonus expenses.
     Clear Channel Communications provides management services to us, which include, among other things, (i) treasury, payroll and other financial related services, (ii) executive officer services, (iii) human resources and employee benefits services, (iv) legal, public affairs and related services, (v) information systems, network and related services, (vi) investment services, (vii) procurement and sourcing support services, and (viii) other general corporate services. These services are allocated to us based on actual direct costs incurred or on Clear Channel Communications’ estimate of expenses relative to a seasonally adjusted headcount. For the years ended December 31, 2006, 2005, and 2004, we recorded approximately $24.3 million, $16.0 million, and $16.6 million, respectively, as a component of corporate expenses for these services.
Gain on the Disposition of Assets — Net
     The gain on disposition of assets – net of $22.8 million for the year ended December 31, 2006, primarily related to a $13.2 million gain in our Americas segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.
Interest Expense (Including Interest on Debt with Clear Channel Communications)
     Interest expense decreased $35.8 million during 2006 as compared to 2005, primarily as a result of a decrease in average debt outstanding. Prior to the IPO, we had two fixed principal and interest rate notes in place. The first note, in the original principal amount of approximately $1.4 billion, accrued interest at 10% per annum. The second note, in the original principal amount of $73.0 million, accrued interest at 9% per annum. We used all of the net proceeds from the IPO, along with our balance in the “Due from Clear Channel Communications” account, to repay a portion of the outstanding balances of the $1.4 billion and $73.0 million notes. The remaining balance of $393.7 million was recorded as a capital contribution pursuant to the Master Agreement between us and Clear Channel Communications.
     Interest expense increased $38.5 million during 2005 as compared to 2004 primarily from a $2.5 billion note with Clear Channel Communications issued on August 2, 2005. The note accrues interest at a variable per annum rate based on the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. The interest rate as of December 31, 2005 was 5.9%.
     If the proposed merger transaction between Clear Channel Communications and private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners L.P. is consummated, we expect interest expense will increase.
Other Income (Expense) — Net
     Other expense – net of $12.3 million and $16.5 million for the year ended December 31, 2005 and 2004, respectively, relates primarily to royalty fees. During 2005 and 2004 we recorded $14.8 million and $15.8 million, respectively, in royalty fees which represented payments to Clear Channel Communications for our use of certain trademarks and licenses. The royalty fee was discontinued as of January 1, 2006.
Income Taxes
     Our operations are included in a consolidated income tax return filed by Clear Channel Communications. However, for our financial statements, our provision for income taxes was computed on the basis that we file separate consolidated federal income tax returns with our subsidiaries.
     Our effective tax rate for the year ended December 31, 2006 was 42%. The increase in current tax expense of $31.4 million for the year ended December 31, 2006 over 2005 was due primarily to an increase in “Income before income taxes, minority interest and cumulative effect of a change in accounting principle” of $167.7 million. This increase was partially offset by current tax benefits of approximately $20.4 million being recorded in 2006 related to tax losses on the disposition of certain operating assets and the filing of an amended tax return. Deferred tax expense increased by $45.2 million for the year ended December 31, 2006 over 2005 primarily due to the tax losses on the disposition of certain operating assets and the filing of the amended tax return mentioned above. In addition, foreign deferred tax expense increased by $25.9 million for the year ended December 31, 2006 primarily due to (i) the reversal of deferred tax assets related to tax losses in certain foreign jurisdictions and the uncertainty of the ability to utilize those tax losses in the future and (ii) increased deferred tax benefits in 2005 due to a change in the carrying value of certain deferred tax liabilities as a result of certain local country law and tax rate changes.

     Our effective tax rate for the year ended December 31, 2005 was 37%. During 2005, the company recorded a current tax benefit of approximately $8.0 million due to the favorable resolution of certain tax contingencies in 2005 which resulted in a lower effective tax rate for 2005 as compared to 2004.
     The increase in current tax expense of $27.8 million for the year ended December 31, 2005 over 2004 was due primarily to an increase in “Income before income taxes and cumulative effect of a change in accounting principle” of $45.3 million. Deferred tax expense decreased by $44.8 million for the year ended December 31, 2005 due to less tax depreciation recorded in 2005 as well as certain tax losses on the disposition of assets recorded in 2004. The decrease in tax depreciation is primarily the result of the expiration of certain favorable bonus depreciation tax rules in 2004.
     Our effective tax rate for the year ended December 31, 2004 was 81%. The effective tax rate is primarily a result of our mix of earnings and losses in foreign jurisdictions and certain deferred tax adjustments necessary to transition from being a wholly-owned subsidiary.
     In 2004, current and deferred foreign tax expense of $16.6 million was recorded on certain International subsidiaries generating net positive taxable income. There were no current and deferred foreign tax benefits recorded on certain International subsidiaries generating taxable losses due to the uncertainty of the ability to utilize such losses within the applicable carryforward periods. The impact of the foregoing provides for foreign tax expense of $16.6 million on foreign pre-tax earnings of $14.8 million, which is an effective tax rate of 112.2%. The foreign tax rate in combination with certain adjustments to our domestic effective tax rate related to (i) additional state deferred tax expense necessary to adjust state deferred tax assets to an amount expected to be recoverable in future years considering the pending Clear Channel Communications group structure changes, and (ii) additional current tax expense of approximately $6.3 million necessary to accrue for tax and interest on ongoing tax contingencies, contribute to our overall effective tax rate for the period.
Cumulative Effect of a Change in Accounting Principle
     The SEC staff issued Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, at the September 2004 meeting of the Emerging Issues Task Force which we adopted in the fourth quarter of 2004. The Staff Announcement states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, a direct method should be used to determine the fair value of all intangible assets other than goodwill required to be recognized under Statement of Financial Accounting Standards No. 141, Business Combinations. Our adoption of the Staff Announcement resulted in the aggregate carrying value of our Americas permits exceeding their fair value. The Staff Announcement requires us to report the excess value of approximately $162.9 million, net of tax, as a cumulative effect of a change in accounting principle in 2004.
Americas Results of Operations

	Year Ended December 31,
(In thousands)	2006	2005	2004
Revenue	$1,341,356	$1,216,382	$1,092,089
Direct operating expenses	534,365	490,519	468,687
Selling, general and administrative expenses	207,326	186,749	173,010
Depreciation and amortization	178,970	180,559	186,620

Operating income	$420,695	$358,555	$263,772

     Our Americas revenue increased 10% during 2006 as compared to 2005 from revenue growth across our inventory. We experienced rate increases on most of our inventory while occupancy remained essentially unchanged during 2006 as compared to 2005. Our airport revenue increased $44.8 million in 2006 as compared to 2005 primarily related to $30.2 million from our acquisition of Interspace in July 2006. Revenue growth occurred across both our large and small markets such as Miami, San Antonio, Sacramento, Albuquerque and Des Moines.
     Direct operating expenses increased $43.8 million in 2006 as compared to 2005 primarily from an increase in site lease expenses of approximately $30.2 million as well as $3.4 million related to the adoption of FAS 123(R). Interspace contributed $13.0 million to direct operating expenses in 2006. Our SG&A expenses increased $20.6 million in 2006 over 2005 primarily from an increase in bonus and commission expenses of $7.6 million related to the increase in revenue, $6.2 million from Interspace and $1.3 million of share-based payments related to the adoption of FAS 123(R).
     During 2005, our revenue grew approximately $124.3 million, or 11%, over the 2004. The increase was primarily due to an increase in bulletin and poster revenues attributable to increased rates during 2005. Increased revenues from our airport, street furniture and transit advertising displays also contributed to the revenue increase. Growth occurred across our markets including New York, Miami, Houston, Seattle, Cleveland and Las Vegas. Strong advertising client categories for the year included business and consumer services, entertainment and amusements, retail and telecommunications.
     Direct operating expenses increased approximately $21.8 million, or 5%, during the 2005 as compared to 2004. The increase is primarily related to increased site lease expenses from higher revenue sharing rentals on our transit, mall and wallscape inventory as well as increased direct production expenses, all associated with the increase in revenues. SG&A increased $13.7 million, or 8%, primarily from increased commission expenses associated with the increase in revenues.
     Depreciation and amortization declined $6.1 million in 2005 as compared to 2004 primarily from fewer display removals during 2005, which resulted in less accelerated depreciation. We suffered hurricane damage on some of our billboards in Florida and the Gulf Coast which required us to write-off the remaining book value of these structures as additional depreciation and amortization expense in 2004.
International Results of Operations

	Year Ended December 31,
(In thousands)	2006	2005	2004
Revenue	$1,556,365	$1,449,696	$1,354,951
Direct operating expenses	918,735	851,788	793,630
Selling, general and administrative expenses	341,410	355,045	326,447
Depreciation and amortization	228,760	220,080	201,597

Operating income	$67,460	$22,783	$33,277

     Revenue in our International segment increased 7% in 2006 as compared to 2005. The increase includes approximately $44.9 million during the first six months of 2006 related to our consolidation of Clear Media, which we began consolidating in July 2005. Also contributing to the increase was approximately $25.9 million from growth in street furniture revenues and $11.9 million related to movements in foreign exchange, partially offset by a decline in billboard revenues for 2006 as compared to 2005.
     Direct operating expenses increased $66.9 million during 2006 as compared to 2005. The increase was primarily attributable to $18.0 million during the first six months of 2006 related to our consolidation of Clear Media, as well as an increase in site lease expenses of approximately $37.7 million and approximately $7.7 million related to movements in foreign exchange. Also included in the increase was $0.9 million related to the adoption of FAS 123(R). Our SG&A expenses declined $13.6 million primarily attributable a $9.8 million reduction recorded in 2006 as the result of a favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline was $9.5 million from our consolidation of Clear Media and $2.9 from movements in foreign exchange.
     Depreciation and amortization increased $8.7 million in 2006 as compared to 2005. The increase is primarily attributable to the consolidation of Clear Media.
     During 2005, revenue increased approximately $94.7 million, or 7%, as compared to 2004. Revenue growth was attributable to increases in our street furniture and transit revenues. We also experienced improved yield on our street furniture inventory during 2005 compared to 2004. Also included in the year ended December 31, 2005 is approximately $47.4 million from our consolidation of Clear Media, which until July 2005, we accounted for as an equity method investment. Leading markets contributing to the Company’s International revenue growth were China, Italy, the United Kingdom and Australia. The Company faced challenges in France throughout 2005, with revenues declining from 2004. Strong advertising categories during 2005 were food and drink, retail, media and entertainment, business and consumer services and financial services.
     Direct operating expenses grew $58.2 million, or 7%, during the year ended December 31, 2005 as compared to 2004. Our direct operating expenses increased as a result of higher site lease rental expense associated with increases in revenue sharing and minimum annual guarantees partially from new contracts entered in 2005. Included in the increase is approximately $18.3 million from our consolidation of Clear Media. Our SG&A grew approximately $28.6 million, or 9%, during 2005 as compared to 2004 primarily due to a $26.6 million charge associated with our restructuring of our business in France during the third quarter of 2005.
     Depreciation and amortization expense increased approximately $18.5 million in 2005 as compared to 2004, due primarily to our consolidation of Clear Media and increases in foreign exchange.
Reconciliation of Segment Operating Income (Loss)

	Year Ended December 31,
(In thousands)	2006	2005	2004
Americas	$420,695	$358,555	$263,772
International	67,460	22,783	33,277
Corporate	(65,542)	(61,096)	(53,770)
Gain on disposition of assets – net	22,846	3,488	10,791

Consolidated and combined operating income	$445,459	$323,730	$254,070

FINANCIAL CONDITION AND LIQUIDITY
Clear Channel Communications’ Agreement and Plan of Merger
     Clear Channel Communications’ capitalization, liquidity and capital resources will change substantially if their Agreement and Plan of Merger is approved. Upon the closing of the merger, Clear Channel Communications will be highly leveraged. A deterioration in the financial condition of Clear Channel Communications could increase our borrowing costs or impair our access to the capital markets because of our reliance on Clear Channel Communications for availability under its revolving credit facility. If the merger is consummated we will no longer be able to access Clear Channel Communications’ revolving credit facility, in which event we may enter into a new credit facility. We expect the interest rate associated with a new facility would be greater than the rate we currently are charged. In addition, the interest rate we pay on our $2.5 billion promissory note is based on the weighted average cost of debt for Clear Channel Communications which we expect to increase if the proposed merger transaction is consummated. If that cost increases, whether as a result of the consummation of the merger or a deterioration in the financial condition of Clear Channel Communications, our borrowing costs also will increase. To the extent we cannot pass on our increased borrowing costs to our clients, our profitability, and potentially our ability to raise capital, could be materially affected. Also, so long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the ability to limit our ability to incur debt or issue equity securities, which could adversely affect our ability to meet our liquidity needs.
Cash Flows
     The following table summarizes our historical cash flows:

	Year Ended December 31,
(In thousands)	2006	2005	2004
Cash provided by (used in):
Operating activities	$538,541	$510,088	$492,495
Investing activities	$(489,010)	$(361,371)	$(310,658)
Financing activities	$(53,165)	$(77,550)	$(182,006)

Operating Activities
     2006
     Net cash flow from operating activities of $538.5 million for 2006 principally reflects net income of $153.1 million and depreciation and amortization of $407.7 million. Net cash flows from operating activities also reflects an increase of $101.3 million in accounts receivable as a result of the increase in revenue and an increase of $65.4 million in accounts payable, accrued expenses and other liabilities.
     2005
     Net cash flow from operating activities of $510.1 million for the year ended December 31, 2005 principally reflects net income of $61.6 million and depreciation and amortization of $400.6 million. Net cash flows from operating activities also reflects decreases in other current assets, accounts payable and deferred income. These decreases were partially offset by increases in accounts receivable, prepaid expenses and accrued income taxes.
     2004
     Net cash flow from operating activities of $492.5 million for the year ended December 31, 2004 principally reflects a net loss of $155.4 million, adjusted for non-cash charges of $162.9 million for the adoption of Topic D-108 and depreciation and amortization of $388.2 million. Net cash flows from operating activities also reflects increases in accounts receivable, accounts payable, accrued expenses and other liabilities and accrued income taxes.
Investing Activities
     2006
     Net cash used in investing activities of $489.0 million for 2006 principally reflects capital expenditures of $233.9 million related to purchases of property, plant and equipment and $242.4 million related to acquisitions of operating assets.
     2005
     Net cash used in investing activities of $361.4 million for the year ended December 31, 2005 principally reflects capital expenditures of $208.2 million related to purchases of property, plant and equipment and $99.6 million related to acquisitions of operating assets.
     2004
     Net cash used in investing activities of $310.7 million for the year ended December 31, 2004 principally reflects capital expenditures of $176.1 million related to purchases of property, plant and equipment and $94.9 million related to acquisitions of operating assets.
Financing Activities
     2006
     Cash used in financing activities of $53.2 million for 2006 principally reflects net reductions in debt of $59.7 million.
     2005
     Cash used in financing activities was $77.6 million for the year ended December 31, 2005. Included in cash flow from financing activities are changes in the “Due from Clear Channel Communications” account which relates to cash transfers between our Americas operations and Clear Channel Communications. For the year ended December 31, 2005, we had a net transfer of cash to Clear Channel Communications of approximately $70.0 million. Also included in cash used in financing activities is the $600.6 million in proceeds received from the IPO which was used, along with the balance outstanding in the “Due from Clear Channel Communications” account, to pay off a portion of the $1.4 billion and $73.0 million intercompany notes with Clear Channel Communications.

     2004
     Cash used in financing activities of $182.0 million for the year ended December 31, 2004, principally reflects a net reduction in debt of $33.8 million and net payments of $148.2 million to Clear Channel Communications.
Liquidity
Sources of Capital
     As of December 31, 2006 and 2005, we had the following debt outstanding, cash and cash equivalents and amounts due to and due from Clear Channel Communications:

	Year Ended December 31,
(In millions)	2006	2005
Bank credit facility	$23.5	$15.0
Debt with Clear Channel Communications	2,500.0	2,500.0
Other long-term debt	160.7	212.8
Due to Clear Channel Communications	4.2	—

Total debt	2,688.4	2,727.8
Less: Cash and cash equivalents	105.4	108.6
Less: Due from Clear Channel Communications	—	0.1

	$2,583.0	$2,619.1

     Bank Credit Facility
     In addition to cash flows from operations, another source of liquidity is through borrowings under a $150.0 million sub-limit included in Clear Channel Communications’ five-year, multicurrency $1.75 billion revolving credit facility. Certain of our International subsidiaries may borrow under the sub-limit to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility. The interest rate on outstanding balances under the credit facility is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin. At December 31, 2006, the outstanding balance on the sub-limit was approximately $23.5 million, and approximately $126.5 million was available for future borrowings, with the entire balance to be paid on July 12, 2009. At December 31, 2006, the interest rate on borrowings under this credit facility was 5.7%. As of February 22, 2007, the outstanding balance on the sub-limit was $39.3 million and $110.7 million was available for future borrowings.
     Debt with Clear Channel Communications
     As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain an account that represents net amounts, up to a maximum of $1.0 billion, due to or from Clear Channel Communications, which is recorded as “Due from Clear Channel Communications” or “Due to Clear Channel Communications” on the consolidated balance sheets. The account represents our revolving promissory note with Clear Channel Communications. Subsequent to the IPO, the account accrues interest pursuant to the Master Agreement and is generally payable on demand. Included in the account is the net activity resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, we maintain collection bank accounts swept daily by Clear Channel Communications. In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment. At December 31, 2006, the balance of $4.2 million was a liability recorded in “Due to Clear Channel Communications” on the consolidated balance sheet. At December 31, 2005, the balance of $0.1 million was an asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet. The increase in the net amount due to Clear Channel Communications during the year ended December 31, 2006 was a result of Clear Channel Communications funding a portion of our debt payments and certain acquisitions. The net interest income for the years ended December 31, 2006 and 2005 was $0.4 million and $0.1 million, respectively.
     Unlike the management of cash from our U.S. based operations, the amount of cash, if any, which is transferred from our foreign operations to Clear Channel Communications is determined on a basis mutually agreeable to us and Clear Channel Communications, and not on a pre-determined basis. In arriving at such mutual agreement, the reasonably foreseeable cash needs of our foreign operations are evaluated before a cash amount is considered as an excess or surplus amount for transfer to Clear Channel Communications.
     On August 2, 2005, we distributed a note in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend. This note matures on August 2, 2010 and may be prepaid in whole or in part at any time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control of us and, subject to certain exceptions, all proceeds from debt or equity raised by us must be used to prepay such note. At December 31, 2006, the interest rate on the $2.5 billion note was 6.1%.
     Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, may be provided to us by Clear Channel Communications, in its sole discretion, pursuant to a cash management note issued by us to Clear Channel Communications. Without the opportunity to obtain financing from Clear Channel Communications, we may need to obtain additional financing from banks, or through public offerings or private placements of debt, strategic relationships or other arrangements at some future date. Management currently believes we could raise the funds if needed given our credit profile. Additionally, management believes our publicly traded stock could be used as a source to raise capital through public or private placements of our equity securities.
     If the proposed merger transaction between Clear Channel Communications and private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners L.P. is consummated, we may no longer be able to access Clear Channel Communications’ revolving credit facility, in which event we would enter into a new credit facility. We expect the interest rate associated with a new facility would be greater than the rate we currently are charged. In addition, the interest rate we pay on our $2.5 billion promissory note is based on the weighted average cost of debt for Clear Channel Communications, which we expect to increase if the proposed merger transaction is consummated. If that cost increases, our borrowing costs also will increase. Regardless of whether the merger is consummated, for so long as Clear Channel Communications maintains a significant interest in us, a deterioration in the financial condition of Clear Channel Communications could increase our borrowing costs or impair our access to the capital markets . To the extent we cannot pass on our increased borrowing costs to our clients, our profitability, and potentially our ability to raise capital, could be materially affected. Also, so long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the ability to limit our ability to incur debt or issue equity securities, which could adversely affect our ability to meet our liquidity needs. In addition, the $2.5 billion note requires us to prepay it in full upon a change of control (as defined in the note), and, upon our issuances of equity and incurrence of debt, subject to certain exceptions, to prepay the note in the amount of net proceeds received from such events.
     Other long-term debt
     Other long-term debt consists primarily of loans with international banks and other types of debt. At December 31, 2006, approximately $160.7 million was outstanding as other long-term debt.
Covenant Compliance
     The $2.5 billion note requires us to comply with various negative covenants, including restrictions on the following activities: incurring consolidated funded indebtedness (as defined in the note), excluding intercompany indebtedness, in a principal amount in excess of $400.0 million at any one time outstanding; creating liens; making investments; entering into sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of our total consolidated shareholders’ equity (as defined in the note) as shown on our most recently reported annual audited consolidated financial statements; disposing of all or substantially all of our assets; entering into mergers and consolidations; declaring or making dividends or other distributions; repurchasing our equity; and entering into transactions with our affiliates.
     In addition, the note requires us to prepay it in full upon a change of control. The note defines a change of control to occur when Clear Channel Communications ceases to control (i) directly or indirectly, more than 50% of the aggregate voting equity interests of us, our operating subsidiary or our respective successors or assigns, or (ii) the ability to elect a majority of the Board of Directors of us, our operating subsidiary or our respective successors or assigns. Upon our issuances of equity and incurrences of debt, subject to certain exceptions, we are also required to prepay the note in the amount of the net proceeds received by us from such events.
     The significant covenants contained in the Clear Channel Communications $1.75 billion revolving credit facility relate to leverage and interest coverage (as defined in the credit facility). The leverage ratio covenant requires Clear Channel Communications to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit facility) of less than 5.25x. The interest coverage covenant requires Clear Channel Communications to maintain a minimum ratio of operating cash flow to interest expense (as defined by the credit facility) of 2.50x. At December 31, 2006, Clear Channel Communications’ leverage and interest coverage ratios were 3.4x and 4.7x.
     There are no significant covenants or events of default contained in the cash management note issued by Clear Channel Communications to us or the cash management note issued by us to Clear Channel Communications.
     At December 31, 2006, we and Clear Channel Communications were in compliance with all debt covenants.
Uses of Capital
     Acquisitions
     We completed the acquisition of Interspace Airport Advertising on July 1, 2006, by issuing 4.2 million shares of our Class A common stock and the payment of approximately $81.3 million, funded through our revolving promissory note with Clear Channel Communications. The acquisition is valued at approximately $170.4 million based on the Company’s common shares issued at the closing share price on the date of acquisition of $89.1 million and the cash consideration paid. The terms of the acquisition provide for additional consideration based on Interspace’s financial performance. As a result, we have accrued $20.9 million of additional purchase consideration as of December 31, 2006, which will be paid out in the next year.
     In addition to the Interspace acquisition, during the year ended December 31, 2006, our Americas segment acquired display faces for $55.4 million in cash. We exchanged assets in one of our Americas markets for assets located in a different market and recognized a gain of $13.2 million in “Gain on disposition of assets — net.” In addition, our International segment acquired display faces and additional equity interests in outdoor companies for $105.7 million, including the acquisition of an outdoor advertising business in the United Kingdom.
     Capital Expenditures
     Our capital expenditures have consisted of the following:

	Year Ended December 31,
(In millions)	2006	2005	2004
Non-revenue producing	$80.0	$78.1	$70.1
Revenue producing	153.9	130.1	106.0

Total capital expenditures	$233.9	$208.2	$176.1

     We define non-revenue producing capital expenditures as those expenditures required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition. Capital expenditures increased $25.7 million in 2006 as compared to 2005. The consolidation of Clear Media in 2005 contributed $13.7 million to the increase. Capital expenditures increased $32.1 million in 2005 as compared to 2004. The consolidation of Clear Media in 2005 contributed $15.4 million to the increase.
     Part of our long-term strategy is to pursue the technology of electronic displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently testing these technologies in certain markets. We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements allowing us to sell more advertisements on a single display.
     Commitments, Contingencies and Guarantees
     Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases. Minimum annual guarantees and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations. For 2007, we are committed to $400.3 million and $218.1 million for minimum annual guarantees and operating leases, respectively. Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in “Contractual and Other Obligations,” below.
     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.
Contractual and Other Obligations
Firm Commitments
     In addition to the scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.
     We have minimum franchise payments associated with noncancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions calculated as the greater of a percentage of the relevant advertising revenues or a specified guaranteed minimum annual payment.

     The scheduled maturities of our credit facility, other long-term debt outstanding, future minimum rental commitments under noncancelable lease agreements, minimum payments under other noncancelable contracts, minimum annual guarantees, capital expenditures commitments and other long-term obligations as of December 31, 2006 are as follows:

	Payments Due by Period
					2012 and
(In thousands)	Total	2007	2008-2009	2010-2011	Thereafter
Revolving credit facility	$23,488	$—	$23,488	$—	$—
Debt with Clear Channel Communications	2,500,000	—	—	2,500,000	—
Other long-term debt	160,688	86,293	71,296	2,399	700
Minimum annual guarantees	2,015,994	400,296	514,482	425,524	675,692
Noncancelable operating leases	1,595,911	218,052	384,804	275,457	717,598
Capital expenditure commitments	181,469	95,032	65,242	13,465	7,730
Noncancelable contracts	8,046	4,489	3,539	18	—
Other long-term obligations (1)	107,392	—	9,983	1,566	95,843

Total (2)	$6,592,988	$804,162	$1,072,834	$3,218,429	$1,497,563

(1)	Other long-term obligations consist of $59.3 million related to asset retirement obligations, recorded pursuant to Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included in the table is $33.8 million related to retirement plans and $14.3 million related to other long-term obligations with a specific maturity.

(2)	Excluded from the table is $106.8 million related to various obligations with no specific contractual commitment or maturity.
SEASONALITY
     Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International typically experiencing a loss from operations in this period. Our Americas segment typically experiences consistent performance in the remainder of our calendar year. Our International segment typically experiences its strongest performance in the second and fourth quarters of our calendar year. We expect this trend to continue in the future.
MARKET RISK MANAGEMENT
     We are exposed to market risks arising from changes in market rates and prices, including movements in interest rates and foreign currency exchange rates.
Interest Rate Risk
     We had approximately $2.7 billion total debt outstanding as of December 31, 2006, of which 99% was variable rate debt. Based on the amount of our floating-rate debt as of December 31, 2006, each 50 basis point increase or decrease in interest rates would increase or decrease our annual interest expense and cash outlay by approximately $13.3 million. This potential increase or decrease is based on the simplified assumption that the level of floating-rate debt remains constant with an immediate across-the-board increase or decrease as of December 31, 2006 with no subsequent change in rates for the remainder of the period.
Foreign Currency Risk
     We have operations in countries throughout the world. The financial results of our foreign operations are measured in their local currencies, except in the hyperinflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we operate. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported net income of $15.1 million for the year ended December 31, 2006. We estimate a 10%

change in the value of the U.S. dollar relative to foreign currencies would have changed our net income for the year ended December 31, 2006 by approximately $1.5 million.
     This analysis does not consider the implication such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.
RECENT ACCOUNTING PRONOUNCEMENTS
     In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments (“Statement 155”). Statement 155 is an amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“Statement 133”) and FASB Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“Statement 140”) and allows companies to elect to measure at fair value entire financial instruments containing embedded derivatives that would otherwise have to be accounted for separately. Statement 155 also requires companies to identify interest in securitized financial assets that are freestanding derivatives or contain embedded derivatives that would have to be accounted for separately, clarifies which interest- and principal-only strips are subject to Statement 133, and amends Statement 140 to revise the conditions of a qualifying special purpose entity due to the new requirement to identify whether interests in securitized financial assets are freestanding derivatives or contain embedded derivatives. Statement 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We adopted Statement 155 on January 1, 2007. The adoption did not materially impact our financial position or results of operations.
     In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions taken or expected to be taken in a tax return. FIN 48 requires that entities recognize in their financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings upon adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 on January 1, 2007. We continue to evaluate the impact of FIN 48 but do not believe that it will have a material impact on our financial statements.
     In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We will adopt Statement 157 on January 1, 2008 and anticipate that adoption will not materially impact our financial position or results of operations.
     In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“Statement 158”). Statement 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The portions of Statement 158 that apply to us are effective as of the end of the fiscal year ending after December 15, 2006. We adopted Statement 158 as of December 31, 2006. The adoption did not materially impact our financial position or results of operations.
CRITICAL ACCOUNTING ESTIMATES
     The preparation of our financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A to our consolidated and combined financial statements included elsewhere in this Annual Report. Management believes the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.
Allowance for Doubtful Accounts
     We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific client’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other clients, we recognize reserves for bad debt based on historical experience of bad debts as a percentage of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.
     If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated our bad debt expense for the year ended December 31, 2006 would have changed by approximately $2.5 million and our net income for the same period would have changed by approximately $1.5 million.
Long-lived Assets
     Long-lived assets, such as property, plant and equipment are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.
     We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
     If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.
Goodwill
     Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.
     The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value. In accordance with Statement 142, we performed our annual impairment tests as of October 1, 2004, 2005 and 2006 on goodwill. No impairment charges resulted from these tests. We may incur impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent market values decrease and long-term interest rates increase.

Indefinite-lived Assets
     Indefinite-lived assets such as our billboard permits are reviewed annually for possible impairment using the direct method as prescribed in SEC Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
     Our key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average permit within a market. If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.
Asset Retirement Obligations
     Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition. We record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.
     Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2006 would increase approximately $1.7 million. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would decrease approximately $1.5 million.
Stock Based Compensation
     Prior to January 1, 2006, we accounted for our share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“Statement 123”). Under that method, when options were granted with a strike price equal to or greater than market price on date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. Subsequent to January 1, 2006, we account for stock based compensation in accordance with FAS 123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.
ITEM 7A. Quantitative and Qualitative Disclosures about Market Risk
Required information is within Item 7.

ITEM 8. Financial Statements and Supplementary Data
Management’s Report On Financial Statements
The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.
It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.
The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.
The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.
/s/ Mark P. Mays
Chief Executive Officer
/s/ Randall T. Mays
Chief Financial Officer
/s/ Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer

Report of Independent Registered Public Accounting Firm
THE BOARD OF DIRECTORS AND SHAREHOLDERS
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
We have audited the accompanying consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated and combined statements of operations, changes in shareholders’/owner’s equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Outdoor Holdings, Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated and combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note A to the consolidated and combined financial statements, in 2006 the Company changed its method of accounting for share-based compensation.
As discussed in Note B to the consolidated and combined financial statements, in 2004 the Company changed its method of accounting for indefinite lived intangibles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report, dated February 26, 2007 expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
San Antonio, Texas
February 26, 2007

CONSOLIDATED BALANCE SHEETS
ASSETS

	Year Ended December 31,
(In thousands)	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$105,395	$108,644
Accounts receivable, less allowance of $24,827 in 2006 and $21,699 in 2005	798,980	689,007
Due from Clear Channel Communications	—	131
Prepaid expenses	91,256	70,459
Other current assets	194,284	181,939

Total Current Assets	1,189,915	1,050,180

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	343,690	313,011
Structures	3,601,653	3,327,326
Furniture and other equipment	238,340	231,758
Construction in progress	60,332	43,012

	4,244,015	3,915,107
Less accumulated depreciation	2,052,176	1,761,679

	2,191,839	2,153,428

INTANGIBLE ASSETS
Definite-lived intangibles, net	292,426	251,951
Indefinite-lived intangibles – permits	260,949	207,921
Goodwill	1,092,927	748,886

OTHER ASSETS
Notes receivable	3,192	5,452
Investments in, and advances to, nonconsolidated affiliates	97,352	98,975
Deferred tax asset	199,918	239,947
Other assets	93,373	161,605

Total Assets	$5,421,891	$4,918,345

See Notes to Consolidated and Combined Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY

	Year Ended December 31,
(In thousands, except share data)	2006	2005
CURRENT LIABILITIES
Accounts payable	$121,578	$213,021
Accrued expenses	494,744	337,441
Due to Clear Channel Communications	4,190	—
Accrued interest	3,621	2,496
Accrued income taxes	31,259	16,812
Deferred income	96,421	83,196
Current portion of long-term debt	86,293	140,846
Deferred tax liabilities	3,403	—

Total Current Liabilities	841,509	793,812

Long-term debt	97,883	86,940
Debt with Clear Channel Communications	2,500,000	2,500,000
Other long-term liabilities	214,220	160,879

Minority interest	181,901	167,277
Commitments and contingent liabilities (Note H)

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $.01 par value, 750,000,000 shares authorized, 39,565,191 and 35,236,819 shares issued and outstanding in 2006 and 2005, respectively	396	352
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000 shares issued and outstanding	3,150	3,150
Additional paid-in capital	1,279,079	1,183,258
Retained earnings	173,277	20,205
Accumulated other comprehensive income	130,476	2,472

Total Shareholders’ Equity	1,586,378	1,209,437

Total Liabilities and Shareholders’ Equity	$5,421,891	$4,918,345

See Notes to Consolidated and Combined Financial Statements

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except per share data)	2006	2005	2004
Revenue	$2,897,721	$2,666,078	$2,447,040
Operating expenses:
Direct operating expenses (includes share-based payments of $4,328, $846 and $116 in 2006, 2005 and 2004, respectively, and excludes depreciation and amortization)	1,453,100	1,342,307	1,262,317
Selling, general and administrative expenses (includes share-based payments of $1,683, $0 and $0 in 2006, 2005 and 2004, respectively, and excludes depreciation and amortization)	548,736	541,794	499,457
Depreciation and amortization	407,730	400,639	388,217
Corporate expenses (includes share-based payments of $88, $0 and $0 in 2006, 2005 and 2004, respectively, and excludes depreciation and amortization)	65,542	61,096	53,770
Gain on disposition of assets — net	22,846	3,488	10,791

Operating income	445,459	323,730	254,070
Interest expense on debt with Clear Channel Communications	153,500	182,667	145,653
Interest expense	9,083	15,687	14,177
Equity in earnings (loss) of nonconsolidated affiliates	7,460	9,844	(76)
Other income (expense) — net	331	(12,291)	(16,530)

Income before income taxes, minority interest and cumulative effect of a change in accounting principle	290,667	122,929	77,634
Income tax (expense) benefit:
Current	(82,553)	(51,173)	(23,422)
Deferred	(39,527)	5,689	(39,132)

Income tax (expense) benefit	(122,080)	(45,484)	(62,554)
Minority interest expense — net	(15,515)	(15,872)	(7,602)

Income before cumulative effect of a change in accounting principle	153,072	61,573	7,478
Cumulative effect of a change in accounting principle, net of tax of $113,173 in 2004	—	—	(162,858)

Net income (loss)	153,072	61,573	(155,380)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	133,383	(76,315)	124,869

Comprehensive income (loss)	$286,455	$(14,742)	$(30,511)

Net income (loss) per common share:
Basic:
Income before cumulative effect of a change in accounting principle	$.43	$.19	$.02
Cumulative effect of a change in accounting principle	—	—	(.52)

Net income (loss)	$.43	$.19	$(.50)

Weighted average common shares outstanding	352,155	319,890	315,000
Diluted:
Income before cumulative effect of a change in accounting principle	$.43	$.19	$.02
Cumulative effect of a change in accounting principle	—	—	(.52)

Net income (loss)	$.43	$.19	$(.50)

Weighted average common shares outstanding	352,262	319,921	315,000
See Notes to Consolidated and Combined Financial Statements

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’/OWNER’S EQUITY

	Class A	Class B					Accumulated
	Common	Common		Owner’s	Additional	Retained	Other
	Shares	Shares	Common	Net	Paid-in	Earnings	Comprehensive
(In thousands, except share data)	Issued	Issued	Stock	Investment	Capital	(Deficit)	Income (loss)	Total
Balances at December 31, 2003	—	—	$—	$6,679,664	$—	$(4,094,842)	$175,342	$2,760,164
Net loss						(155,380)		(155,380)
Currency translation adjustment							124,869	124,869

Balances at December 31, 2004	—	—	—	6,679,664	—	(4,250,222)	300,211	2,729,653
Net income, pre IPO						41,368		41,368
Currency translation adjustment, pre IPO							(78,787)	(78,787)
Dividend to Clear Channel Communications				(2,500,000)				(2,500,000)
Contribution		315,000,000	3,150	(4,179,664)	189,084	4,208,854	(221,424)	—
Distribution from Clear Channel Communications					393,717			393,717
IPO proceeds, net of offering costs	35,000,000		350		600,292			600,642
Net income, post IPO						20,205		20,205
Currency translation adjustment, post IPO							2,472	2,472
Exercise of stock options and other	236,819		2		12			14
Share-based payments					153			153

Balances at December 31, 2005	35,236,819	315,000,000	3,502	—	1,183,258	20,205	2,472	1,209,437
Common stock issued for a business acquisition	4,249,990		43		89,037			89,080
Net income						153,072		153,072
Currency translation adjustment and other							128,004	128,004
Exercise of stock options and other	78,382		1		1,488			1,489
Share-based payments					5,296			5,296

Balances at December 31, 2006	39,565,191	315,000,000	$3,546	$—	$1,279,079	$173,277	$130,476	$1,586,378

See Notes to Consolidated and Combined Financial Statements

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)	$153,072	$61,573	$(155,380)

Reconciling Items:

Cumulative effect of a change in accounting principle, net of tax	—	—	162,858
Depreciation	322,208	311,376	321,071
Amortization	85,522	89,263	67,146
Deferred taxes	39,527	(5,689)	39,132
Share-based compensation	5,296	153	—
Provision for doubtful accounts	8,571	11,583	8,731
(Gain) loss on sale of operating and fixed assets	(22,846)	5,513	(11,718)
Equity in (earnings) loss of nonconsolidated affiliates	(7,460)	(9,844)	76
Minority interest expense – net	15,515	15,872	7,602
Increase (decrease) other, net	(6,137)	(153)	(2,578)

Changes in operating assets and liabilities, net of effects of acquisitions:

Decrease (increase) in accounts receivable	(101,340)	(22,217)	(29,880)
Decrease (increase) in prepaid expenses	(20,797)	(10,859)	(1,468)
Decrease (increase) in other current assets	(9,443)	59,214	4,262
Increase (decrease) in accounts payable, accrued expenses and other liabilities	65,381	(13,300)	51,535
Increase (decrease) in accrued interest	1,154	1,908	343
Increase (decrease) in deferred income	(2,493)	(12,512)	(2,537)
Increase (decrease) in accrued income taxes	12,811	28,207	33,300

Net cash provided by operating activities	538,541	510,088	492,495

	Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in notes receivable, net	2,366	420	414
Decrease (increase) in investments in, and advances to nonconsolidated affiliates – net	7,292	951	(6,986)
Purchase of other investments	—	(99)	(961)
Proceeds from sale of other investments	—	—	12,076
Purchases of property, plant and equipment	(233,882)	(208,156)	(176,140)
Proceeds from disposal of assets	15,451	920	8,354
Acquisition of operating assets, net of cash acquired	(242,418)	(99,605)	(94,878)
Decrease (increase) in other – net	(37,819)	(55,802)	(52,537)

Net cash used in investing activities	(489,010)	(361,371)	(310,658)

CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	118,867	108,601	71,389
Payments on credit facilities	(100,076)	(113,193)	(104,945)
Proceeds from long-term debt	37,235	—	—
Payments on long-term debt	(115,694)	(3,118)	(262)
Payments on long-term debt with Clear Channel Communications	—	(600,642)	—
Net transfers (to) from Clear Channel Communications	4,327	(70,006)	(148,188)
Proceeds from exercise of stock options	2,176	166	—
Proceeds from initial public offering	—	600,642	—

Net cash used in financing activities	(53,165)	(77,550)	(182,006)

Effect of exchange rate changes on cash	385	(471)	4,012

Net increase (decrease) in cash and cash equivalents	(3,249)	70,696	3,843

Cash and cash equivalents at beginning of year	108,644	37,948	34,105

Cash and cash equivalents at end of year	$105,395	$108,644	$37,948

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for interest	$165,764	$195,350	$175,395
Cash paid during the year for taxes	$52,479	$38,493	$22,195
See Notes to Consolidated and Combined Financial Statements

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally. Prior to November 11, 2005, the Company was a wholly-owned subsidiary of Clear Channel Communications, Inc. (“Clear Channel Communications”), a diversified media company with operations in radio broadcasting and outdoor advertising. In preparation for the initial public offering (“IPO”) Clear Channel Communications and its subsidiaries contributed and transferred to the Company all of the assets and liabilities of the outdoor advertising businesses (the “Contribution”). The net assets were transferred at Clear Channel Communications’ historical cost basis. The Company completed the Contribution just prior to the IPO, which was effective on November 11, 2005. Pursuant to the IPO registration statement on Form S-1, the Company sold 35.0 million shares of its Class A common stock at a price of $18.00 per share, for net proceeds of $600.6 million after deducting underwriting discounts and offering expenses. Clear Channel Communications holds all of the 315.0 million Class B shares of common stock outstanding, representing approximately 89% of the shares outstanding and approximately 99% of the voting power. The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to 1 vote per share while holders of Class B common stock are entitled to 20 votes per share. The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.
Nature of Business
The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays. The Company has two principal business segments: Americas and International. The Americas segment primarily includes operations in the United States, Canada and Latin America; and the International segment includes operations in Europe, Asia, Africa and Australia.
Principles of Consolidation and Combination
The combined financial statements include amounts prior to the IPO derived from Clear Channel Communications’ consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Clear Channel Communications’ outdoor advertising businesses and give effect to allocations of expenses from Clear Channel Communications. These allocations were made on a specifically identifiable basis or using relative percentages of headcount or other methods management considered to be a reasonable reflection of the utilization of services provided. The Company’s historical financial data may not be indicative of its future performance nor will such data reflect what its financial position and results of operations would have been had it operated as an independent publicly traded company during the periods shown. Significant intercompany accounts among the combined businesses have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.
Allowance for Doubtful Accounts
The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes the credit risk with respect to trade receivables is limited due to the large number and the geographic diversification of its customers.

Land Leases and Other Structure Licenses
Most of the Company’s advertising structures are located on leased land. Americas land rents are typically paid in advance for periods ranging from 1 to 12 months. International land rents are paid both in advance and in arrears, for periods ranging from 1 to 12 months. Most International street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.
Purchase Accounting
The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, including any related indefinite-lived permit intangible assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accrues these payments under the guidance in Emerging Issues Task Force issue 95-8: Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, after the contingencies have been resolved.
Asset Retirement Obligation
Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. The liability is capitalized as part of the related advertising structures carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
Buildings and improvements — 10 to 39 years
Structures — 5 to 40 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate
For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner the asset is intended to be used indicate the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflects the risk inherent in future cash flows.
Intangible Assets
The Company classifies intangible assets as definite-lived, indefinite-lived, or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, which are amortized over the respective lives of the agreements, typically 5 to 15 years. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.
The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner the asset is intended to be used indicate the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed by the Emerging Issues Task Force (“EITF”) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”), which the Company adopted in the fourth quarter of 2004. Certain assumptions are used under the Company’s direct valuation technique, including market penetration leading to revenue potential, profit margin, duration and profile of the buildup period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company utilizes Duff and Phelps, L.L.C., a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits. Impairment charges, other than the charge taken under the transitional rules of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and D-108, are recorded in depreciation and amortization expense on the statement of operations.
At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. Certain assumptions are used in determining the fair value, including assumptions about future cash flows, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill. Impairment charges, other than the charge taken under the transitional rules of Statement 142, are recorded in depreciation and amortization expense on the statement of operations.
Nonconsolidated Affiliates
In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value determined to be other-than-temporary.
Financial Instruments
Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2006 and 2005. Additionally, as none of the Company’s debt is publicly traded, the carrying amounts of long-term debt approximated their fair values at December 31, 2006 and 2005.
Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event the earnings were distributed.
The operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications, Inc. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.
Revenue Recognition
The Company’s advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations. Payments received in advance of being earned are recorded as deferred income.
Stock Based Compensation
Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“Statement 123”). Under that method, when options were granted with a strike price equal to or greater than market price on date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. Subsequent to January 1, 2006, the Company accounts for stock based compensation in accordance with FAS 123(R), Share-Based Payment (“Statement 123(R)”). Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.
Foreign Currency
Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income.” Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.
Advertising Expense
The Company records advertising expense as it is incurred. Advertising expenses of $10.4 million, $16.1 million and $18.2 million were recorded during the years ended December 31, 2006, 2005 and 2004, respectively, as a component of selling, general and administrative expenses.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates.
New Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments (“Statement 155”). Statement 155 is an amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“Statement 133”) and FASB Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“Statement 140”) and allows companies to elect to measure at fair value entire financial instruments containing embedded derivatives that would otherwise have to be accounted for separately. Statement 155 also requires companies to identify interest in securitized financial assets that are freestanding derivatives or contain embedded derivatives that would have to be accounted for separately, clarifies which interest- and principal-only strips are subject to Statement 133, and amends Statement 140 to revise the conditions of a qualifying special purpose entity due to the new requirement to identify whether interests in securitized financial assets are freestanding derivatives or contain embedded derivatives. Statement 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company will adopt Statement 155 on January 1, 2007 and anticipates that adoption will not materially impact its financial position or results of operations.
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions taken or expected to be taken in a tax return. FIN 48 requires that entities recognize in their financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings upon adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 on January 1, 2007. The Company continues to evaluate the impact of FIN 48 but does not believe that it will have a material impact on its financial statements.
In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company will adopt Statement 157 on January 1, 2008 and anticipates that adoption will not materially impact its financial position or results of operations.
In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“Statement 158”). Statement 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The portions of Statement 158 that apply to the Company are effective as of the end of the fiscal year ending after December 15, 2006. The Company adopted Statement 158 as of December 31, 2006. The adoption did not materially impact its financial position or results of operations.

NOTE B — INTANGIBLE ASSETS AND GOODWILL
Definite-lived Intangibles
The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute to the Company’s future cash flows. Other definite-lived intangible assets are amortized over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2006 and 2005:

	2006		2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
(in thousands)	Amount	Amortization	Amount	Amortization
Transit, street furniture, and other contractual rights	$821,364	$530,063	$651,456	$408,017
Other	41,544	40,419	56,449	47,937

Total	$862,908	$570,482	$707,905	$455,954

The Company completed the acquisition of Interspace Airport Advertising (“Interspace”) on July 1, 2006. As a result of the acquisition, the company recorded $39.5 million in definite-lived intangible assets which consists primarily of airport contracts with a remaining weighted average life of 5 years. See further discussion of the acquisition at Note C.
Total amortization expense from definite-lived intangible assets for the years ended December 31, 2006, 2005 and 2004 was $85.5 million, $89.3 million and $67.1 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2007	$49,599
2008	46,632
2009	38,933
2010	26,798
2011	21,460
As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.
Indefinite-lived Intangibles
The Company’s indefinite-lived intangibles consist of billboard permits acquired primarily in business combinations. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location for which the permit allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.
The Company does not amortize its billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually. The carrying amounts for billboard permits at December 31, 2006 and 2005 were $260.9 million and $207.9 million, respectively.
The SEC staff issued D-108 at the September 2004 meeting of the EITF. D-108 states the residual method should no longer be used to value intangible assets other than goodwill. Rather, D-108 requires a direct method be used to value intangible assets other than goodwill. Prior to adoption of D-108, the Company recorded its acquisition at fair value using an industry accepted income approach. The value calculated using the income approach was allocated to the indefinite-lived intangibles after deducting the value of tangible and intangible assets, as well as estimated costs of establishing a business at the market level. The Company used a similar approach in its annual impairment test prior to its adoption of D-108.
D-108 requires an impairment test be performed upon adoption using a direct method for valuing intangible assets other than goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model, which results in value directly attributable to the indefinite-lived intangible assets.
Under the direct method, the Company continues to aggregate its indefinite-lived intangible assets at the market level for purposes of impairment testing as prescribed by EITF 02-07, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets. The Company’s key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information.
The Company’s adoption of the direct method resulted in an aggregate fair value of its indefinite-lived intangible assets that was less than the carrying value determined under its prior method. As a result of the adoption of D-108, the Company recorded a non-cash charge of $162.9 million, net of deferred taxes of $113.2 million as a cumulative effect of a change in accounting principle during the fourth quarter of 2004.
Goodwill
The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2006 and 2005:

(In thousands)	Americas	International	Total
Balance as of December 31, 2004	$397,377	$389,629	$787,006
Acquisitions	1,896	4,407	6,303
Foreign currency translation	—	(50,232)	(50,232)
Adjustments	6,002	(193)	5,809

Balance as of December 31, 2005	405,275	343,611	748,886
Acquisitions	249,527	42,222	291,749
Dispositions	(1,913)	—	(1,913)
Foreign currency translation	14,085	40,109	54,194
Adjustments	323	(312)	11

Balance as of December 31, 2006	$667,297	$425,630	$1,092,927

Included in the Americas’ acquisitions amount above in 2006 is $148.6 million related to the acquisition of Interspace, all of which is expected to be deductible for tax purposes.

NOTE C — BUSINESS ACQUISITIONS
2006 Acquisitions:
The Company completed the acquisition of Interspace on July 1, 2006, by issuing 4.2 million shares of the Company’s Class A common stock and the payment of approximately $81.3 million. The acquisition was valued at approximately $170.4 million based on the Company’s common shares issued at the closing share price on the date of acquisition of $89.1 million and the cash consideration paid. The terms of the acquisition provide for additional consideration based on Interspace’s financial performance. As a result, the Company has accrued $20.9 million of additional purchase consideration as of December 31, 2006.
In addition to the Interspace acquisition, during 2006 the Company’s Americas segment acquired display faces for $55.4 million in cash. The Company exchanged assets in one of its Americas markets for assets located in a different market and recognized a gain of $13.2 million in “Gain on disposition of assets — net.” In addition, the Company’s International segment acquired display faces and additional equity interests in outdoor companies for $105.7 million, including the acquisition of an outdoor advertising business in the United Kingdom.
2005 Acquisitions:
During 2005 the Company acquired Americas display faces for $113.3 million in cash. The Company’s International segment acquired display faces for $17.1 million and increased its investment to a controlling majority interest in Clear Media Limited for $8.9 million. Clear Media is a Chinese outdoor advertising company and as a result of consolidating its operations during the third quarter of 2005, the acquisition resulted in an increase in the Company’s cash of $39.7 million.
2004 Acquisitions:
Medallion Merger
In September 2004, the Company acquired Medallion Taxi Media, Inc. (“Medallion”) for $31.6 million. Medallion’s operations include advertising displays placed on the top of taxi cabs. The Company began consolidating the results of operations in September 2004.
In addition to the above, during 2004 the Company acquired display faces for $60.8 million in cash and acquired equity interests in International outdoor companies for $2.5 million in cash. Also, the Company exchanged advertising assets, valued at $23.7 million for other advertising assets valued at $32.3 million. As a result of this exchange, the Company recorded a gain of $8.6 million in “Gain on disposition of assets — net.”
Acquisition Summary
The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2006 and 2005. Due to the timing of certain acquisitions, the purchase price allocation is preliminary pending completion of third-party appraisals and other fair value analysis of assets and liabilities.

(In thousands)	2006	2005
Cash	$5,591	$39,656
Accounts receivable	13,665	30,301
Property, plant and equipment	46,401	156,386
Permits	20,963	2,228
Definite-lived intangibles	105,909	22,453
Goodwill	210,077	6,303
Investments	—	805
Other assets	4,147	49,682

	406,753	307,814

(In thousands)	2006	2005
Other liabilities	(39,286)	(63,594)
Minority interests	5,224	(101,133)
Deferred tax	(7,571)	(3,826)
Common stock issued	(89,037)	—

	(130,670)	(168,553)
Less fair value of assets exchanged	28,074	—

Total cash consideration	248,009	139,261
Less cash received	5,591	39,656

Net cash paid for acquisitions	$242,418	$99,605

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.
NOTE D — RESTRUCTURING
The following table summarizes the activities related to the Company’s restructuring accruals:

(In thousands)	2006	2005	2004
Balance at January 1	$23,221	$6,867	$7,469
Estimated costs charged to restructuring accrual	—	26,576	4,131
Adjustments to restructuring accrual	1,826	(1,281)	(377)
Payments charged against restructuring accrual	(12,510)	(8,941)	(4,356)

Balance at December 31	$12,537	$23,221	$6,867

In the third quarter of 2005, the Company restructured its operations in France. As a result, the Company recorded $26.6 million in restructuring costs as a component of selling, general and administrative expenses during the third quarter of 2005; $22.5 million was related to severance costs and $4.1 million was related to other costs. During the year ended December 31, 2006, $11.8 million of costs have been incurred and applied against the reserve. As of December 31, 2006, the portion of the accrual associated with the France restructuring was $11.0 million, related primarily to severance. It is expected that these accruals will be paid in the next three years.
The Company restructured its operations in Spain during 2004. As a result, the Company recorded a $4.1 million accrual in selling, general and administrative expenses; $2.2 million was related to severance and $1.9 million was related to consulting and other costs. The remainder of the accrual was utilized in 2005. This restructuring resulted in the termination of 44 employees.
The Company restructured its operations in France during 2003. As a result, the Company recorded a $13.8 million accrual in selling, general and administrative expenses; $12.5 million was related to severance and $1.3 million was related to lease terminations and consulting and other costs. The remainder of the accrual was utilized in 2005. The France restructurings resulted in the termination of 134 employees.
In addition to the above, the Company has a restructuring liability related to Clear Channel Communications’ merger with Ackerley in June 2002. At December 31, 2006, the accrual balance for this restructuring was $1.5 million. The remaining restructuring accrual is comprised solely of lease termination, which will be paid over the next four years.
NOTE E — INVESTMENTS
The Company’s most significant investments in nonconsolidated affiliates are listed below:
Clear Channel Independent
The Company owns a 50% interest in Clear Channel Independent (“CCI”), formerly known as Corp Comm, a South African outdoor advertising company.
Alessi
The Company owns a 34.3% interest in Alessi, an Italian outdoor advertising company.
Summarized Financial Information
The following table summarizes the Company’s investments in these nonconsolidated affiliates:

			All
(In thousands)	CCI	Alessi	Others	Total
Balance as of December 31, 2005	$52,688	$23,146	$23,141	$98,975
Acquisition (disposition) of investments	—	—	211	211
Additional investment (distribution)	(6,134)	1,452	(2,610)	(7,292)
Equity in net earnings (loss)	6,054	(154)	1,560	7,460
Reclassifications	—	—	478	478
Foreign currency translation adjustments	(6,458)	2,790	1,188	(2,480)

Balance as of December 31, 2006	$46,150	$27,234	$23,968	$97,352

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings (loss) of nonconsolidated affiliates.” The accumulated undistributed earnings included in retained earnings for these investments were $7.3 million and $2.7 million as of December 31, 2006 and 2005, respectively. Accumulated undistributed losses included in retained deficit for these investments were $3.4 million as of December 31, 2004.
NOTE F — ASSET RETIREMENT OBLIGATION
The Company has an asset retirement obligation of $59.3 million and $49.8 million as of December 31, 2006 and 2005, respectively, which is reported in “Other long-term liabilities.” The liability relates to the Company’s obligation to dismantle and remove its advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	2006	2005
Balance at January 1	$49,807	$49,216
Adjustment due to change in estimate of related costs	7,581	(1,344)
Accretion of liability	3,539	3,616
Liabilities settled	(1,647)	(1,681)

Balance at December 31	$59,280	$49,807

NOTE G — LONG-TERM DEBT
Long-term debt at December 31, 2006 and 2005 consisted of the following:

	December 31,
(In thousands)	2006	2005
Debt with Clear Channel Communications	$2,500,000	$2,500,000
Bank credit facilities	23,488	15,035
Other long-term debt	160,688	212,751

	2,684,176	2,727,786
Less: current portion	86,293	140,846

Total long-term debt	$2,597,883	$2,586,940

Debt with Clear Channel Communications
On August 2, 2005, the Company distributed a note in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend. This note matures on August 2, 2010, may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control and, subject to certain exceptions, all proceeds from debt or equity raised by the Company must be used to prepay such note. At December 31, 2006, the interest rate on the $2.5 billion note was 6.1%.
Bank Credit Facility
On July 13, 2004, Clear Channel Communications, entered into a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. Certain of the Company’s International subsidiaries are offshore borrowers under a $150.0 million sub-limit within this $1.75 billion credit facility. This sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provide funds to the Company’s International operations for certain working capital needs. Certain of the Company’s International subsidiary borrowings under this sub-limit are guaranteed by Clear Channel Communications. The interest rate is based upon LIBOR or, in the case of Euro denominated borrowings, EURIBOR, plus a margin. At December 31, 2006, the interest rate on this bank credit facility was 5.7%. At December 31, 2006, the outstanding balance on the $150.0 million sub-limit was $23.5 million and $126.5 million was available for future borrowings, with the entire balance to be repaid on July 12, 2009.
Debt Covenants
The $2.5 billion note requires the Company to comply with various negative covenants, including restrictions on the following activities: incurring consolidated funded indebtedness (as defined in the note), excluding intercompany indebtedness, in a principal amount in excess of $400.0 million at any one time outstanding; creating liens; making investments; entering into sale and leaseback transactions (as defined in the note), which when aggregated with consolidated funded indebtedness secured by liens, will not exceed an amount equal to 10% of the Company’s total consolidated shareholders’ equity (as defined in the note) as shown on its most recently reported annual audited consolidated financial statements; disposing of all or substantially all of its assets; entering into mergers and consolidations; declaring or making dividends or other distributions; repurchasing its equity; and entering into transactions with its affiliates.
In addition, the note requires the Company to prepay it in full upon a change of control. The note defines a change of control to occur when Clear Channel Communications ceases to control (i) directly or indirectly, more than 50% of the aggregate voting equity interests of the Company, its operating subsidiary or its respective successors or assigns, or (ii) the ability to elect a majority of the Board of Directors of the Company, its operating subsidiary or its respective successors or assigns. Upon the Company’s issuances of equity and incurrences of debt, subject to certain exceptions, it is also required to prepay the note in the amount of the net proceeds received by it from such events.
Clear Channel Communications’ significant covenants on its $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained (as defined in the credit facility). The leverage ratio covenant requires Clear Channel Communications to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit facility) of less than 5.25x. The interest coverage covenant requires Clear Channel Communications to maintain a minimum ratio of operating cash flow (as defined by the credit facility) to interest expense of 2.50x. In the event Clear Channel Communications does not meet these covenants, it is considered to be in default on the credit facility at which time the credit facility, including the $150.0 sub-limit utilized by certain of the Company’s International subsidiaries, may become immediately due. At December 31 2006, Clear Channel Communications’ leverage and interest coverage ratios were 3.4x and 4.7x, respectively.
At December 31, 2006, the Company and Clear Channel Communications were in compliance with all debt covenants.
Other Debt
Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $160.7 million balance at December 31, 2006 is $86.3 million that matures in less than one year.
Debt Maturities
Future maturities of long-term debt at December 31, 2006 are as follows:

(In thousands)
2007	$86,293
2008	30,826
2009	63,958
2010	2,500,149
2011	2,250
Thereafter	700

Total	$2,684,176

NOTE H — COMMITMENTS AND CONTINGENCIES
The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.
The Company has minimum franchise payments associated with non-cancelable contracts that enable it to display advertising on such media as buses, taxis, trains, bus shelters and terminals, as well as other similar type surfaces. The majority of these contracts contain rent provisions calculated as either the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts.

As of December 31, 2006, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable	Non-Cancelable	Capital
(In thousands)	Operating Leases	Contracts	Expenditures
2007	$218,052	$400,296	$95,032
2008	203,142	270,561	49,990
2009	181,662	243,921	15,252
2010	152,913	226,519	8,853
2011	122,544	199,005	4,612
Thereafter	717,598	675,692	7,730

Total	$1,595,911	$2,015,994	$181,469

Rent expense charged to operations for 2006, 2005 and 2004 was $961.3 million, $876.5 million and $822.8 million, respectively.
The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
The Company is the defendant in a lawsuit filed October 20, 1998 by Jorge Luis Cabrera, Sr., and Martha Serrano, as personal representatives of the Estate of Jorge Luis Cabrera, Jr., in the 11th Judicial Circuit in and for Miami-Dade County, Florida. The plaintiff alleged the Company negligently constructed, installed or maintained the electrical system in a bus shelter, which resulted in the death of Jorge Luis Cabrera, Jr. Martha Serrano settled her claims with the Company. On June 24, 2005, the jury rendered a verdict in favor of the plaintiff, and awarded the plaintiff $4.1 million in actual damages and $61.0 million in punitive damages. The Company filed a motion to have the punitive damages award reduced. The trial judge granted the Company’s motion. A final judgment in the amount of $4.1 million in compensatory damages and $12.3 million in punitive damages was signed on January 23, 2006. The Company has appealed the underlying judgment and the Plaintiff filed a cross-appeal. The Plaintiff seeks to reinstate the original award of punitive damages. The Company has insurance coverage for up to approximately $50.0 million in damages for this matter.
In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.
Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, generally over a one to five year period. Contingent payments based on performance requirements by the seller typically involve the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2006, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2006, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.
The Company has various investments in nonconsolidated affiliates subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon financial performance of the investee and are typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.

NOTE I — RELATED PARTY TRANSACTIONS
The Company records net amounts, up to a maximum of $1.0 billion, due to or from Clear Channel Communications as “Due from Clear Channel Communications” or “Due to Clear Channel Communications” on the consolidated balance sheets. The account represents the Company’s revolving promissory note with Clear Channel Communications. Subsequent to the IPO, the account accrues interest pursuant to the Master Agreement and is generally payable on demand. Included in the account is the net activity resulting from day-to-day cash management services provided by Clear Channel Communications. As a part of these services, the Company maintains collection bank accounts swept daily by Clear Channel Communications. In return, Clear Channel Communications funds the Company’s controlled disbursement accounts as checks or electronic payments are presented for payment. At December 31, 2006, the balance of $4.2 million was a liability recorded in “Due to Clear Channel Communications” on the consolidated balance sheet. At December 31, 2005, the balance of $0.1 million was an asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet. The increase in the net amount due to Clear Channel Communications during the year ended December 31, 2006 was a result of Clear Channel Communications funding a portion of the Company’s debt payments and certain acquisitions. The net interest income for the years ended December 31, 2006 and 2005 was $0.4 million and $0.1 million, respectively.
On August 2, 2005, the Company distributed a note in the original principal amount of $2.5 billion to Clear Channel Communications as a dividend. This note is further disclosed in Note G. This note matures on August 2, 2010 and may be prepaid in whole at any time, or in part from time to time. This note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel Communications, calculated on a monthly basis. This note is mandatorily payable upon a change of control of us and, subject to certain exceptions, all proceeds from debt or equity raised by us must be used to prepay such note. At December 31, 2006, the interest rate on the $2.5 billion note was 6.1%.
Clear Channel Communications has a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. This note is further disclosed in Note G. Certain of the Company’s International subsidiaries may borrow under a $150.0 million sub-limit within this credit facility to the extent Clear Channel Communications has not already borrowed against this capacity. This sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s International operations for certain working capital needs. Certain of the Company’s International subsidiary borrowings under this sub-limit are guaranteed by Clear Channel Communications. The interest rate is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus a margin. At December 31, 2006, the interest rate on this bank credit facility was 5.7%. At December 31, 2006, the outstanding balance on the $150.0 million sub-limit was $23.5 million and $126.5 million was available for future borrowings, with the entire balance to be paid on July 12, 2009.
The Company provides advertising space on its billboards for radio stations owned by Clear Channel Communications. For the years ended December 31, 2006, 2005 and 2004, the Company recorded $10.6 million, $10.0 million, and $12.4 million, respectively, in revenue for these advertisements.
Under the corporate services agreement entered into between Clear Channel Communications and the Company at the IPO, Clear Channel Communications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2006, 2005 and 2004, the Company recorded $24.3 million, $16.0 million, and $16.6 million, respectively, as a component of corporate expenses for these services.
Clear Channel Communications owns the trademark and trade names used by the Company. Beginning January 1, 2003, Clear Channel Communications began charging the Company a royalty fee based on annual revenue for use of the Clear Channel trademark name. Clear Channel Communications used a third party valuation firm to assist in the calculation of the royalty fee. For the years ended December 31, 2005 and 2004, the Company recorded $14.8 million and $15.8 million, respectively, of royalty fees in “Other income (expense) — net.” The royalty fee was discontinued as of January 1, 2006.
Pursuant to the tax matters agreement entered into between Clear Channel Communications and the Company at the IPO, the operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications. The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries. Tax payments are made to Clear Channel Communications on the basis of the Company’s separate taxable income. Tax benefits recognized on the Company’s employee stock options exercises are retained by the Company.
The Company computes its deferred income tax provision using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized. The Company’s provision for income taxes is further disclosed in Note J.
Pursuant to the employee matters agreement, the Company’s employees participate in Clear Channel Communications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan. These costs are recorded as a component of selling, general and administrative expenses and were approximately $9.3 million, $9.1 million, and $8.2 million for the years ended December 31, 2006, 2005 and 2004, respectively.
NOTE J — INCOME TAXES
The operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications, Inc. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.
Significant components of the provision for income tax expense (benefit) are as follows:

(In thousands)	2006	2005	2004
Current — federal	$34,255	$2,280	$(10,291)
Current — foreign	40,056	48,037	34,894
Current — state	8,242	856	(1,181)

Total current	82,553	51,173	23,422
Deferred — federal	43,117	26,007	40,048
Deferred — foreign	(9,134)	(35,040)	(18,339)
Deferred — state	5,544	3,344	17,423

Total deferred	39,527	(5,689)	39,132

Income tax expense (benefit)	$122,080	$45,484	$62,554

The increase in current tax expense of $31.4 million for the year ended December 31, 2006 over 2005 was due primarily to an increase in “Income before income taxes, minority interest and cumulative effect of a change in accounting principle” of $167.7 million. This increase was partially offset by current tax benefits of approximately $20.4 million being recorded in 2006 related to tax losses on the disposition of certain operating assets and the filing of an amended tax return. Deferred tax expense increased by $45.2 million for the year ended December 31, 2006 over 2005 primarily due to the tax losses on the disposition of certain operating assets and the filing of the amended tax return mentioned above. In addition, foreign deferred tax expense increased by $25.9 million for the year ended December 31, 2006 over 2005 primarily due to (i) the reversal of deferred tax assets related to tax losses in certain foreign jurisdictions and the uncertainty of the ability to utilize those tax losses in the future and (ii) increased deferred tax benefits in 2005 due to a change in the carrying value of certain deferred tax liabilities as a result of certain local country law and tax rate changes.
The increase in current tax expense of $27.8 million for the year ended December 31, 2005 was due primarily to an increase in “Income before income taxes, minority interest and cumulative effect of a change in accounting principle” of $45.3 million. Deferred tax expense decreased by $44.8 million for the year ended December 31, 2005 due to less tax depreciation recorded in 2005 as well as certain tax losses on the disposition of assets recorded in 2004. The decrease in tax depreciation is primarily due to a change in the tax laws resulting in the expiration of the favorable bonus depreciation tax rules in 2004. In addition foreign deferred tax benefits increased $16.7 million for the year ended December 31, 2005 primarily due to a change in the carrying value of certain deferred tax liabilities as a result of certain local country law and tax rate changes.
Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2006 and 2005 are as follows:

(In thousands)	2006	2005
Deferred tax liabilities:
Foreign	$—	$3,917
Accrued expenses	130	—
Deferred income	5,181	—
Other	1,337	1,450

Total deferred tax liabilities	6,648	5,367

Deferred tax assets:
Intangibles and fixed assets	192,958	241,016
Accrued expenses	—	24
Equity in earnings	2,145	2,138
Net operating loss carryforwards	449	338
Bad debt reserves	2,922	2,799
Deferred income	—	4,801
Foreign	2,111	—
Other	2,578	417

Total deferred tax assets	203,163	251,533

Net deferred tax assets	196,515	246,166
Less: current portion	(3,403)	6,219

Long-term net deferred tax assets	$199,918	$239,947

At December 31, 2006, net deferred tax assets include a deferred tax asset of $2.1 million relating to stock-based compensation expense under FAS 123(R). Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. The provisions of FAS 123(R), however, do not allow a valuation allowance to be recorded unless the company’s future taxable income is expected to be insufficient to recover the asset. Accordingly, there can be no assurance that the stock price of our Common Stock will rise to levels sufficient to realize the entire tax benefit currently reflected in our balance sheet. See Note K for additional discussion of FAS 123(R).
The deferred tax asset associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired permits and tax deductible goodwill created from the Company’s various stock acquisitions. As discussed in Note B, in 2004 the Company adopted D-108, which resulted in the Company recording a non-cash charge of approximately $162.9 million, net of deferred tax of $113.2 million, related to its permits. In accordance with Statement No. 142, the Company no longer amortizes its book basis in permits. As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax asset will decrease over time.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

(In thousands)	2006	2005	2004
Income tax expense (benefit) at statutory rates	$101,733	$43,025	$24,511
State income taxes, net of federal tax benefit	13,786	4,200	16,242
Foreign taxes	6,390	4,816	11,379
Nondeductible items	709	597	607
Additional deferred tax expense	—	—	4,804
Tax contingencies	(891)	(7,074)	4,626
Subpart F income	—	—	441
Other, net	353	(80)	(56)

Income tax expense (benefit)	$122,080	$45,484	$62,554

During 2006, the Company recorded tax expense of approximately $122.1 million on income before income taxes, minority interest and cumulative effect of a change in accounting principle of $290.7 million. Foreign income before income taxes was approximately $70.1 million for 2006. The Company did not record a tax benefit on certain tax losses in its foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.
During 2005, the Company recorded tax expense of approximately $45.5 million on income before income taxes, minority interest and cumulative effect of a change in accounting principle of $122.9 million. Foreign income before income taxes was approximately $23.4 million for 2005. The Company recorded a current tax benefit of approximately $8.0 million due to the favorable resolution of certain tax contingencies in 2005. These tax contingencies primarily associated with tax planning related to the Company’s foreign operations that was reviewed and not adjusted by the taxing authorities during 2005. The tax contingencies were originally recorded through the income statement by increasing current tax expense in earlier years when the planning was implemented and therefore, when the contingencies were settled favorably the amounts were reversed in the income statement as a current tax benefit in the current year. In addition, the Company did not record a tax benefit on certain tax losses in its foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.
During 2004, the Company recorded tax expense of approximately $62.6 million on income before income taxes, minority interest and cumulative effect of a change in accounting principle of $77.6 million. Foreign income before income taxes was approximately $14.8 million for 2004. The Company recorded additional deferred tax expense of approximately $16.0 million in 2004 in order to adjust the deferred tax asset balance to an amount determined to be realizable by the Company. In addition, the Company did not record a tax benefit on certain tax losses in its foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.
All tax liabilities owed by the Company are paid by the Company or on behalf of the Company by Clear Channel Communications through an operating account that represents net amounts due to or from Clear Channel Communications.
NOTE K — SHAREHOLDERS’ EQUITY
Stock Options
The Company has granted options to purchase shares of its Class A common stock to employees and directors of the Company and its affiliates under its incentive stock plan typically at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options generally vest over five years. The option plan contains anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.

The Company adopted the fair value recognition provisions of Statement 123(R) on January 1, 2006, using the modified-prospective-transition method. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over five years. Prior to January 1, 2006, the Company accounted for its share-based payments under the recognition and measurement provisions of APB 25 and related Interpretations, as permitted by Statement 123. Under that method, when options are granted with a strike price equal to or greater than the market price on the date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The amounts recorded as share-based payments prior to adopting Statement 123(R) primarily related to the expense associated with restricted stock awards. Under the modified-prospective-transition method, compensation cost recognized beginning in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.
As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before income taxes and minority interest for the year ended December 31, 2006, was $4.5 million lower and net income for the year ended December 31, 2006, was $2.6 million lower than if it had continued to account for share-based compensation under APB 25. Basic and diluted earnings per share for the year ended December 31, 2006 were $.01 and $.01 lower, respectively, than if the Company had continued to account for share-based compensation under APB 25.
Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the statement of cash flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after adoption of Statement 123(R) is not material.
Prior to the IPO, the Company did not have any compensation plans under which it granted stock awards to employees. However, Clear Channel Communications granted certain of the Company’s officers and other key employees stock options to purchase shares of Clear Channel Communications’ common stock. All outstanding options to purchase shares of Clear Channel Communications’ common stock held by the Company’s employees were converted using an intrinsic value method into options to purchase shares of the Company’s Class A common stock concurrent with the closing of the IPO. As did the Company, Clear Channel Communications accounted for its stock-based award plans in accordance with APB 25, and related interpretations. Clear Channel Communications calculated the pro forma share-based payments as if the share-based awards had been accounted for using the provisions of Statement 123. The share-based payments were then allocated to the Company based on the percentage of options outstanding to employees of the Company.

Pro forma net income and earnings per share, assuming the Company and Clear Channel Communications accounted for all employee stock options using the fair value method and amortized such to expense over the options’ vesting period is as follows:

(In thousands, except per share data)	2005	2004
Income before cumulative effect of a change in accounting principle, net of tax:
Reported	$61,573	$7,478
Add: Share based payments included in reported net income, net of related tax effects	437	23
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	(3,439)	(6,497)

Pro Forma	$58,571	$1,004

Income before cumulative effect of a change in accounting principle per common share:
Basic:
Reported	$.19	$.02

Pro Forma	$.18	$.00

Diluted:
Reported	$.19	$.02

Pro Forma	$.18	$.00

The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

	2006	2005
Expected volatility	27%	25% – 27%
Expected life in years	5.0 – 7.5	1.3 – 7.5
Risk-free interest rate	4.58% – 5.08%	4.42% – 4.58%
Dividend yield	0%	0%
The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2006 (“Price” reflects the weighted average exercise price per share):

			Weighted
			Average	Aggregate
			Remaining	Intrinsic
(In thousands, except per share data)	Options	Price	Contractual Term	Value
Outstanding, January 1, 2006	8,509	$24.05
Granted	221	19.10
Exercised (a)	(93)	26.56
Forfeited	(387)	21.78
Expired	(543)	30.96

Outstanding, December 31, 2006	7,707	$23.41	4.2 years	$44,463

Exercisable, December 31, 2006	3,556		2.2 years	$5,913

(a)	Cash received from option exercises was $2.2 million for the year ended December 31, 2006. The total intrinsic value of options exercised during the year ended December 31, 2006, was $0.3 million.

The weighted average grant date fair value of options granted during the years ended December 31, 2006 and 2005 was $6.76 and $6.51, respectively.
A summary of the Company’s nonvested options at December 31, 2005, and changes during the year ended December 31, 2006, is presented below:
(In thousands, except per share data)
		Weighted
		Average
		Grant Date
	Options	Fair Value
Nonvested, January 1, 2006	5,634	$4.56
Granted	221	6.76
Vested	(1,317)	1.18
Forfeited	(387)	4.17

Nonvested, December 31, 2006	4,151	$5.78

There were 34.0 million shares available for future grants under the Company’s incentive stock plan at December 31, 2006. Vesting dates range from April 2004 to October 2011, and expiration dates range from January 2007 to October 2016 at exercise prices and average contractual lives as follows:

(In thousands of shares)				Weighted
				Average	Weighted		Weighted
			Outstanding	Remaining	Average	Exercisable	Average
			as of	Contractual	Exercise	as of	Exercise
Range of Exercise Prices			12/31/06	Life	Price	12/31/06	Price
$15.01	—	$20.00	3,338	6.2	$17.98	62	$17.44
20.01	—	25.00	1,078	4.1	21.10	211	21.71
25.01	—	30.00	2,068	2.6	26.13	2,060	26.13
30.01	—	35.00	687	2.1	32.78	687	32.78
35.01	—	40.00	412	0.3	37.86	412	37.86
40.01	—	45.00	98	2.0	42.80	98	42.80
45.01	—	50.00	26	0.0	49.95	26	49.95

			7,707	4.2	$23.41	3,556	$29.00

Restricted Stock Awards
The Company also grants restricted stock awards to employees and directors of the Company and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Company’s incentive stock plan.
The following table presents a summary of the Company’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2006 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Options	Price
Outstanding, January 1, 2006	236	$18.00
Granted	8	20.39
Vested (restriction lapsed)	(4)	18.00
Forfeited	(23)	14.16

Outstanding, December 31, 2006	217	$18.84

Unrecognized share-based compensation cost
As of December 31, 2006, there was $13.5 million of unrecognized compensation cost related to nonvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately three years. However, if Clear Channel Communications’ Agreement and Plan of Merger is approved, the expense becomes recognizable at the closing of the transaction.
Reconciliation of Earnings per Share
In connection with the IPO, all of Clear Channel Communications shares of the Company’s common stock outstanding were converted into 315.0 million shares of Class B common stock. This conversion is reflected as a recapitalization for earnings per share purposes which requires retroactive statement in accordance with FAS 128, Earnings Per Share. As a result, shares outstanding prior to the IPO are 315.0 million.

(In thousands, except per share data)	2006	2005	2004
NUMERATOR:
Income before cumulative effect of a change in accounting principle	$153,072	$61,573	$7,478
Cumulative effect of a change in accounting principle	—	—	(162,858)

Net income (loss)	153,072	61,573	(155,380)

Effect of dilutive securities:
None	—	—	—

Numerator for net income (loss) per common share — diluted	$153,072	$61,573	$(155,380)

DENOMINATOR:
Weighted average common shares	352,155	319,890	315,000

Effect of dilutive securities:
Stock options and restricted stock awards	107	31	—

Denominator for net income (loss) per common share — diluted	352,262	319,921	315,000

Net income (loss) per common share:
Income before cumulative effect of a change in accounting principle — Basic	$.43	$.19	$.02
Cumulative effect of a change in accounting principle — Basic	—	—	(.52)

Net income (loss) — Basic	$.43	$.19	$(.50)

Income before cumulative effect of a change in accounting principle — Diluted	$.43	$.19	$.02
Cumulative effect of a change in accounting principle — Diluted	—	—	(.52)

Net income (loss) — Diluted	$.43	$.19	$(.50)

NOTE L — EMPLOYEE STOCK AND SAVINGS PLANS
The Company’s U.S. employees are eligible to participate in various 401(k) savings and other plans provided by Clear Channel Communications for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Beginning January 1, 2003, the Company match was increased from 35% to 50% of the employee’s first 5% of pay contributed to the plan. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions to these plans of $2.1 million, $2.1 million and $1.9 million were recorded as a component of operating expenses for 2006, 2005 and 2004, respectively.
In addition, employees in the Company’s International segment participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans provided by Clear Channel Communications. Contributions to these plans of $17.6 million, $16.2 million and $15.0 million were recorded as a component of operating expenses for 2006, 2005 and 2004, respectively.
The Company’s employees are also eligible to participate in a non-qualified employee stock purchase plan provided by Clear Channel Communications. Under the plan, shares of Clear Channel Communications’ common stock may be purchased at 95% of the market value on the day of purchase. Clear Channel Communications changed its discount from market value offered to participants under the plan from 15% to 5% in July 2005. Employees may purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2006, 2005 and 2004, all Clear Channel Communications employees purchased 144,444, 222,789 and 262,163 shares at weighted average share prices of $28.56, $28.79 and $32.05, respectively. The Company’s employees represent approximately 15% of the total participation in this plan. As a condition of its merger, Clear Channel Communications no longer accepts contributions to this plan, beginning January 1, 2007.
Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan provided by Clear Channel Communications, which allows deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. Clear Channel Communications does not match any deferral amounts and retains ownership of all assets until distributed. There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is Clear Channel Communications’.
NOTE M — OTHER INFORMATION
The following details the components of “Other income (expense) — net:”

	For the Year Ended December 31,
(In thousands)	2006	2005	2004
Royalty fee to Clear Channel Communications	$—	$(14,825)	$(15,809)
Other	331	2,534	(721)

Total other income (expense) — net	$331	$(12,291)	$(16,530)

The following details the components of “Other current assets:”

	As of December 31,
(In thousands)	2006	2005
Inventory	$21,811	$17,470
Deposits	20,625	23,996
Other prepayments	55,795	47,366
Current deferred tax assets	—	6,219
Other	96,053	86,888

Total other current assets	$194,284	$181,939

NOTE N — SEGMENT DATA
The Company has two reportable operating segments – Americas and International. The Americas segment primarily includes operations in the United States, Canada and Latin America, and the International segment includes operations in Europe, Asia, Africa and Australia. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

			Corporate
			expenses and
			gain on
			disposition of	Consolidated/
(in thousands)	Americas	International	assets – net	Combined
2006
Revenue	$1,341,356	$1,556,365	$—	$2,897,721
Direct operating expenses	534,365	918,735	—	1,453,100
Selling, general and administrative expenses	207,326	341,410	—	548,736
Depreciation and amortization	178,970	228,760	—	407,730
Corporate expenses	—	—	65,542	65,542
Gain on disposition of assets – net	—	—	22,846	22,846

Operating income (loss)	$420,695	$67,460	$(42,696)	$445,459

Identifiable assets	$2,820,737	$2,401,924	$199,230	$5,421,891
Capital expenditures	$90,495	$143,387	$—	$233,882
Share-based payments	$4,699	$1,312	$88	$6,099

2005
Revenue	$1,216,382	$1,449,696	$—	$2,666,078
Direct operating expenses	490,519	851,788	—	1,342,307
Selling, general and administrative expenses	186,749	355,045	—	541,794
Depreciation and amortization	180,559	220,080	—	400,639
Corporate expenses	—	—	61,096	61,096
Gain on disposition of assets – net	—	—	3,488	3,488

Operating income (loss)	$358,555	$22,783	$(57,608)	$323,730

Identifiable assets	$2,531,641	$2,140,407	$246,297	$4,918,345
Capital expenditures	$73,084	$135,072	$—	$208,156
Share-based payments	$693	$153	$—	$846

2004
Revenue	$1,092,089	$1,354,951	$—	$2,447,040
Direct operating expenses	468,687	793,630	—	1,262,317
Selling, general and administrative expenses	173,010	326,447	—	499,457
Depreciation and amortization	186,620	201,597	—	388,217
Corporate expenses	—	—	53,770	53,770
Gain on disposition of assets – net	—	—	10,791	10,791

Operating income (loss)	$263,772	$33,277	$(42,979)	$254,070

Identifiable assets	$2,460,011	$2,223,918	$557,004	$5,240,933
Capital expenditures	$60,506	$115,634	$—	$176,140
Share-based payments	$116	$—	$—	$116

Revenue of $1.6 billion, $1.5 billion and $1.4 billion and identifiable assets of $2.7 billion, $2.2 billion and $2.3 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2006, 2005 and 2004, respectively.
NOTE O — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

	March 31,		June 30,		September 30,		December 31,
(In thousands, except per share data)	2006	2005	2006	2005	2006	2005	2006	2005
Revenue	$598,369	$578,959	$748,403	$684,509	$720,254	$668,003	$830,695	$734,607
Operating expenses:
Direct operating expenses	328,626	326,054	357,597	332,706	367,620	329,688	399,257	353,859
Selling, general and administrative expenses	130,805	129,597	136,161	127,316	134,637	153,162	147,133	131,719
Depreciation and amortization	96,320	98,266	100,827	96,562	102,123	95,405	108,460	110,406
Corporate expenses	14,585	12,975	14,120	13,423	15,125	12,999	21,712	21,699
Gain on disposition of assets— net	22,756	1,581	(315)	290	(834)	1,043	1,239	574

Operating income	50,789	13,648	139,383	114,792	99,915	77,792	155,372	117,498
Interest expense on debt with Clear Channel Communications	36,797	36,414	37,766	36,414	39,538	60,265	39,399	49,574
Interest expense	3,257	3,244	3,926	3,223	4,061	3,407	(2,161)	5,813
Equity in earnings (loss) of nonconsolidated affiliates	1,378	345	2,421	5,602	1,823	3,961	1,838	(64)
Other income (expense)— net	(434)	(2,842)	1,634	(1,129)	467	(5,748)	(1,336)	(2,572)

Income (loss) before income taxes and minority interest	11,679	(28,507)	101,746	79,628	58,606	12,333	118,636	59,475
Income tax (expense) benefit	(5,139)	23,565	(44,768)	(58,431)	(26,646)	3,122	(45,527)	(13,740)
Minority interest income (expense)— net	1,593	(950)	(8,931)	(3,685)	(127)	(5,913)	(8,050)	(5,324)

Net income (loss)	$8,133	$(5,892)	$48,047	$17,512	$31,833	$9,542	$65,059	$40,411

Net income (loss) per common share:
Basic	$.02	$(.02)	$.14	$.06	$.09	$.03	$.18	$.12
Diluted	$.02	$(.02)	$.14	$.06	$.09	$.03	$.18	$.12

Stock price:
High	$23.95	$—	$24.20	$—	$21.26	$—	$28.13	$20.40
Low	$18.49	$—	$19.31	$—	$18.66	$—	$19.49	$18.00

ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     Not applicable
ITEM 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
     We have established disclosure controls and procedures to ensure that material information relating to Clear Channel Outdoor Holdings, Inc. (the “Company”) including its consolidated subsidiaries is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.
     Our principal executive and financial officers have concluded, based on their evaluation as of the end of the period covered by this Form 10-K, that our disclosure controls and procedures, as defined under Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, are effective to ensure that information we are required to disclose in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and include controls and procedures designed to ensure that information we are required to disclose in such reports is accumulated and communicated to management, including our principal executive and financial officers, as appropriate to allow timely decisions regarding required disclosure.
Evaluation of Disclosure Controls and Procedures
     The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.
     As of December 31, 2006, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2006, based on those criteria.
     Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. The report, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”
     There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm
THE BOARD OF DIRECTORS AND SHAREHOLDERS
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Clear Channel Outdoor Holdings, Inc. (the Company) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Clear Channel Outdoor Holdings, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Clear Channel Outdoor Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. as of December 31, 2006 and 2005 and the related consolidated and combined statements of operations, changes in shareholders’/owner’s equity, and cash flows for each of the three years in the period ended December 31, 2006 of Clear Channel Outdoor Holdings, Inc. and subsidiaries and our report dated February 26, 2007 expressed an unqualified opinion thereon.
                    /s/ ERNST & YOUNG LLP
San Antonio, Texas
February 26, 2007
ITEM 9B. Other Information
Not applicable

PART III
ITEM 10. Directors, Executive Officers and Corporate Governance
     The information required by this item with respect to our code of ethics and the directors and nominees for election to our Board of Directors is incorporated by reference to the information set forth under the captions “Code of Business Conduct and Ethics”, “Election of Directors” or “Compliance With Section 16(A) of the Exchange Act,” in our Definitive Proxy Statement, which will be filed with the Securities and Exchange Commission within 120 days of our fiscal year end.
     Set forth below are the names and ages and current positions of our executive officers and directors as of February 19, 2007:

			Term as
Name	Age	Position	Director
L. Lowry Mays	71	Chairman of the Board and Director	Expires 2007
William D. Parker	45	Director	Expires 2009
James M. Raines	67	Director	Expires 2007
Marsha McCombs Shields	52	Director	Expires 2008
Dale W. Tremblay	48	Director	Expires 2009
Mark P. Mays	43	Chief Executive Officer and Director	Expires 2009
Randall T. Mays	41	Chief Financial Officer and Director	Expires 2008
Paul J. Meyer	64	Global President and Chief Operating Officer
Jonathan Bevan	35	Chief Financial Officer – International and
		Director of Corporate Development
Herbert W. Hill, Jr.	48	Senior Vice President and Chief Accounting
		Officer
Andrew Levin	44	Executive Vice President / Chief Legal
		Officer and Secretary
Franklin G. Sisson, Jr.	54	Global Director – Sales and Marketing
Kurt Tingey	42	Executive Vice President – Americas Chief
		Financial Officer
Laura C. Toncheff	39	Executive Vice President – Americas General
		Counsel
     L. Lowry Mays has served as a member of our Board of Directors since April 1997 and has been our Chairman of the Board since October 2005. Mr. Mays is Chairman of the Board of Directors of Clear Channel Communications, and prior to October 2004 he was the company’s Chief Executive Officer. Mr. Mays has been a member of Clear Channel Communications’ Board of Directors since its inception and has served on the Board of Directors of Live Nation, Inc. since August 2005. Mr. Mays is the father of Mark P. Mays and Randall T. Mays, both of whom are members of our Board of Directors and executive officers of us.
     William D. Parker has served as Chairman and Chief Executive Officer of America West Holdings Corporation and America West Airlines since September 2001.
     James M. Raines has served as the President of James M. Raines & Co., an investment banking company, since 1988. Since 1998, Mr. Raines has served on the Board of Directors of Waddell & Reed Financial, Inc., a financial services corporation.
     Marsha McCombs Shields has served as a director of Primera Insurance since March 1989. Since June 2002, Ms. McCombs has served as the President of the McCombs Foundation and as Dealer Principal for McCombs Automotive. She has served as Manager of McCombs Family Ltd. since January 2000. Ms. Shields is the daughter of one of the Board members of Clear Channel Communications.

     Dale W. Tremblay has served as President and Chief Executive Officer of C.H. Guenther & Son, Inc., a food marketing and manufacturing company, since July 2001. He currently serves on the Advisory Board for the Michigan State University Financial Analysis Lab.
     Mark P. Mays has served as our Chief Executive Officer since August 2005 and Director since April 1997. Mr. Mays was President and Chief Operating Officer of Clear Channel Communications from February 1997 until his appointment as President and Chief Executive Officer in October 2004. He relinquished his duties as President of Clear Channel Communications in February 2006. Mr. Mays has served on the Board of Directors of Clear Channel Communications since May 1998, and has served on the Board of Live Nation, Inc. since August 2005. Mr. Mays is the son of L. Lowry Mays, Clear Channel Communications’ Chairman and one of our Board members, and is the brother of Randall T. Mays, our Executive Vice President and Chief Financial Officer and one of our Board members.
     Randall T. Mays has served as our Chief Financial Officer since August 2005 and Director since April 1997. Mr. Mays has served as Chairman of the Board of Directors of Live Nation, Inc. since August 2005. He also was appointed Executive Vice President and Chief Financial Officer of Clear Channel Communications in February 1997 and was appointed Secretary in April 2003. He was appointed President of Clear Channel Communications in February 2006. He has served on the Board of Directors of Clear Channel Communications since April 1999. Mr. Mays is the son of L. Lowry Mays, Clear Channel Communications’ Chairman and one of our board members, and is the brother of Mark P. Mays, our Chief Executive Officer and one of our board members.
     Paul J. Meyer has served as our Global President and Chief Operating Officer since April 2005. Prior thereto, he served as President and Chief Executive Officer of our Americas segment from January 2002 to April 2005 and President/Chief Operating Officer of our Americas segment from March 1999 to December 2001. Mr. Meyer has also served as Vice President of Clear Channel Communications since March 1999.
     Jonathan D. Bevan has served as our Chief Financial Officer — International and Director of Corporate Development since November 2006. Prior thereto, he served as our Chief Financial Officer — International from January 2006 to November 2006. Prior thereto, he served as Chief Operating Officer — International since December 2004. Mr. Bevan served as Senior Vice President/Operations of our International segment from September 2002 to December 2004 and, prior thereto, as Director of Finance for the remainder of the relevant five-year period.
     Herbert W. Hill, Jr. was appointed Senior Vice President and Chief Accounting Officer of the Company in April 2006 and has served as Senior Vice President and Chief Accounting Officer of Clear Channel Communications since 1997.
     Andrew Levin has served as Executive Vice President, Chief Legal Officer and Secretary of the Company since April 2006 and as Executive Vice President and Chief Legal Officer of Clear Channel Communications since February 2004. Prior thereto he served as Senior Vice President for Government Affairs of Clear Channel Communications since he joined Clear Channel Communications in 2002. He was Minority Counsel to the United States House of Representatives Energy and Commerce Committee for the remainder of the relevant five-year period.
     Franklin G. Sisson, Jr. has served as our Global Director — Sales and Marketing since August 2005. Prior thereto, he served as Executive Vice President Sales and Marketing of the Americas segment since January 2001.
     Kurt A. Tingey has served as our Executive Vice President and Americas Chief Financial Officer since January 1, 2000.
     Laura C. Toncheff has served as our Executive Vice President — Americas General Counsel since October 2006. Prior thereto, she served as Executive Vice President — Americas Real Estate, Public Affairs and Legal since January 2003. Prior thereto, Ms. Toncheff served as the Executive Vice President — Americas General Counsel since January 2000.

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	April 25, 2007
8:00 a.m.

The Airport Doubletree Hotel
37 NE Loop 410
San Antonio, Texas 78216	ADMIT ONE

Clear Channel Outdoor Holdings, Inc.
Annual Meeting of Stockholders	April 25, 2007
8:00 a.m.

The Airport Doubletree Hotel
37 NE Loop 410
San Antonio, Texas 78216	ADMIT ONE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be
held April 25, 2007
     The undersigned hereby appoints L. Lowry Mays, Mark P. Mays and Randall T. Mays, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL OUTDOOR HOLDINGS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said Company to be held in San Antonio, Texas on April 25, 2007 at 8:00 a.m., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess of then personally present, as indicated on the reverse side.
     The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.
(Continued and to be dated and signed on the reverse side.)

1.	Election of Directors	FOR both of the two nominees listed below ☐
WITHHOLD AUTHORITY to vote for all nominees below ☐
EXCEPTIONS* ☐
Nominees:     L. Lowry Mays     James M. Raines
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.)
*Exceptions:
MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

2.	Approve the adoption of the Clear Channel Outdoor Holdings, Inc. 2006 Annual Incentive Plan

FOR ☐ AGAINST ☐ ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE CLEAR CHANNEL OUTDOOR HOLDINGS, INC. 2006 ANNUAL INCENTIVE PLAN

3.	Approve the adoption of the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan

FOR ☐ AGAINST ☐ ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE CLEAR CHANNEL OUTDOOR HOLDINGS, INC. 2005 STOCK INCENTIVE PLAN
Change of Address and/or Comments: ☐
     Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.

Dated:	, 2007

Stockholder’s signature

Stockholder’s signature if stock held jointly
Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes MUST be indicated ☒ in Black or Blue Ink.